Filed Pursuant to Rule 424(b)(3)

Registration No. 333-225641

Prospectus Supplement No. 5

OWC Pharmaceutical Research Corp.

47,500,000 Shares of Common stock

This prospectus supplement no. 5 (the “Prospectus Supplement”) supplements the information contained in the prospectus dated July 3, 2018 (the “Prospectus”) relating to the offer and sale from time to time of up to 47,500,000 shares of our common stock by the selling stockholder of OWC Pharmaceutical Research Corp. named in the Prospectus. The number of shares offered for sale by the selling stockholder consists of up to (i) 140% of the 25,000,000 shares (or 35,000,000 shares) of our common stock currently issuable upon the conversion of 500 shares of our new series of preferred stock designated as Series A Preferred Stock (the “Series A Preferred Shares”) held by the selling stockholder and (ii) 12,500,000 shares of our common stock currently issuable upon exercise of warrants held by the selling stockholder (the “Warrants”). The selling stockholder acquired the Preferred Shares and the Warrants from us pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated April 30, 2018, by and between the Company and the investor identified therein (the “Investor”).

This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2019 (the “Form 10-K”). Accordingly, we have attached the Form 10-K to this Prospectus Supplement.

This Prospectus Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Investing in our common stock is highly speculative and involves a high degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 4 of the Prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 8, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

[X]	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

OR

[ ]	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO

Commission File Number 001-54856

OWC Pharmaceutical Research Corp.

(Exact name of Registrant as specified in its Charter)

Delaware	98-0573566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Ben Gurion st, Ramat Gan, Israel	5257334
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972-72-260-8004

Securities registered pursuant to Section 12(b) of the Act: None

Title of Each Class	Name of Each Exchange on Which Registered

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. YES [  ] NO [X]

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. YES [  ] NO [X]

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [  ]

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). YES [X] NO [  ]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). YES [  ] NO [X]

The aggregate market value of common stock held by non-affiliates of the registrant as of June 29, 2018, the last business day of the registrant’s most recently completed second quarter, was $34 million, computed based on the closing price of $0.233 per share on June 29, 2018.

As of March 22, 2019, there were 175,905,975 shares of the registrant’s common stock, par value $0.001 per share, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents (or parts thereof) are incorporated by reference into the following parts of this Form 10-K: Certain information required in Part III of this Annual Report on Form 10-K is incorporated from our definitive proxy statement for the 2019 annual meeting of stockholders to be filed pursuant to Regulation 14A with the Securities and Exchange Commission within 120 days of our fiscal year ended December 31, 2018.

Cautionary Statement regarding Forward-Looking Statements

This Annual Report on Form 10-K contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties, principally in the sections entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this Annual Report on Form 10-K, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate” and “continue,” or the negative of such terms or other similar expressions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we caution you that these statements are based on our good faith projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ materially. The description of our Business set forth in Item 1, the Risk Factors set forth in Item 1A and our Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in Item 7 as well as other sections in this report, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

●	our ability to continue as a going concern;
●	our ability to generate revenue or achieve profitability;
●	our ability to obtain additional financing on acceptable terms, if at all;
●	our ability to obtain insurance coverage;
●	performance of our information technology and storage systems;
●	a disruption of breach of our information technology systems;
●	our dependence on the success of cannabinoid technology;
●	our ability to keep pace with technological advances;
●	legal and regulatory developments in the United States and foreign countries;
●	the success and timing of our preclinical and clinical trials;
●	our ability to secure Israeli licenses to use cannabis for medical research;
●	the rate and degree of market acceptance of cannabis-based medical products;
●	the success of competing products or therapies that become available;
●	our dependence on third parties;
●	the performance of third parties upon which we depend;
●	our ability to obtain and maintain protection for our intellectual property;
●	our ability to protect and defend against litigation, including intellectual property claims;
●	our ability to obtain licenses, if necessary, on commercially reasonable terms or at all;
●	our ability to attract and retain key personnel;
●	risks related to operating in Israel;
●	the volatility of the price of our Common Stock;
●	the marketability of our Common Stock;
●	our broad discretion to invest or spend the proceeds from our financings in ways with which our stockholders may not agree and may have limited ability to influence; and
●	other risks and uncertainties, including those listed in Item 1A, “Risk Factors.”

Moreover, we operate in a highly competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Annual Report on Form 10-K. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Annual Report on Form 10-K could negatively affect our business, operating results, financial condition and stock price. All forward-looking statements included in this document are based on information available to us on the date hereof, we undertake no obligation to publicly update or revise any of the forward-looking statements after the date of this Annual Report on Form 10-K, whether as a result of new information, future events otherwise, except as required by law.

As used in this Annual Report on Form 10-K, unless the context indicates or otherwise requires, “our Company”, “the Company”, “OWC,” “we,” “us,” and “our” refer to OWC Pharmaceutical Research Corp., a Delaware corporation, and its consolidated subsidiary, One World Cannabis Ltd., a company organized under the laws of Israel.

PART I

ITEM 1. DESCRIPTION OF BUSINESS

Overview

We are an early stage medical cannabis research and development company that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. We are currently engaged in the research and development and have conducted trials on the efficacy of cannabis-based medical products (the “Cannabis-Based Medical Products”) commencing with our cannabis-based topical ointment for the treatment of psoriasis. In addition, we also are pursuing the use of our Cannabis-Based Medical Products for the treatment of multiple myeloma, post-traumatic stress disorder (“PTSD”), chronic pain and fibromyalgia, and have made significant advancements in the development of a cannabis soluble tablet delivery system that could have applications for other indications. We are also capable of providing consulting and advisory services to governmental and private entities to assist them with developing and implementing tailor-made, comprehensive medical cannabis programs, although we have not generated any revenues from such services to date.

We have been engaged in research and development and consulting and advisory activities through our wholly-owned Israeli subsidiary, One World Cannabis Ltd., since July 2014. To date, we have entered into binding agreements with major hospitals and medical research facilities in Israel for the purpose of conducting research studies and trials related to the development and use of Cannabis-Based Medical Products for the treatment of multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia, and for the development of a cannabis soluble tablet delivery system.

On January 29, 2019 we reported positive Phase 1 safety data for our medical grade cannabis MGC ointment for the treatment of skin diseases. No severe adverse events were observed in the trial.

Skin cells in patients with psoriasis grow at an abnormally fast rate, causing a buildup of lesions that tend to burn and itch. While the real cause of psoriasis is not known, genetics are believed to play a major role in its development. According to the American Academy of Dermatology, psoriasis affects approximately 3% of the world’s population and 7.5 million people in the United States.

History and Former Operations

In 2008, we acquired a patent relating to our electromagnetic percussion device (the “Device”). In March 2013, we entered into a manufacturing and distribution agreement with GUMI Tel Aviv Ltd. (“GUMI”), a technology company engaged in the manufacture and sale of industrial equipment, to develop, manufacture and market the Device. To date, we have not derived any revenues from GUMI’s marketing efforts. We abandoned this line of business in 2015 and in February 2016 terminated our agreement with GUMI, executing mutual general releases.

We were incorporated in Delaware on March 7, 2008 under the name Dynamic Applications Corp. We changed our name to OWC Pharmaceutical Research Corp. on December 9, 2014. We formed our wholly owned subsidiary One World Cannabis Ltd in Israel on July 6, 2014. Our principal executive offices are located at 2 Ben Gurion St. Ramat Gan, Israel 5257334 and our telephone number is 972 (0) 72-260-8004.

Our Strengths

Notwithstanding the fact that we have only commenced our cannabis-based medical research, we believe that we offer the following key characteristics in our approach to developing our Cannabis-Based Medical Product prospects:

●	Our leading medical professionals are recognized leaders in medical cannabis treatments
●	We received approval from the Israeli Institutional Review Board (“IRB”) for an in vitro and in vivo studies for the treatment of multiple myeloma;
●	We have already filed 6 patent families and includes 28 filings in selected domains;
●	We have entered into a clinical trial agreement with Sourasky Medical Center for performing our trial and PK (Pharmacokinetics) trial of the soluble tablet.
●	We have entered into three research and license agreements with Sheba Academic Medical Center in Tel Hashomer, Israel (“Sheba”) to conduct research on two indicators;

●	Understanding governmental regulation is a prerequisite for success in our industry and our team has substantial knowledge and experience with respect to the rules of drug development and medical cannabis programs; and
●	Our scientific team has many years of experience in diverse but relevant disciplines, including medical research and regulatory affairs, as well as extensive cannabis-related issues experience.

Our Research and Development Activities

Our research and development activities continue to be focused primarily on exploring several formulations containing active compounds from the cannabis plant, including but not limited to the cannabinoids cannabidiol (“CBD”) and cannabinoids tetrahydrocannabinol (“THC”), and identifying potential therapeutic applications of based on the synergistic effects of these active compounds. The synergistic contributions of our formulations have not been scientifically researched and demonstrated and is currently being investigated in a preclinical model concerning our topical ointment formulation. We aim to standardize the formulations across the extracts as a whole, not simply by reference to their key active components (CBD and/or THC). In addition, we are developing unique delivery systems for our pharmaceutical grade products.

Our goal is to become a leader in the research and development of cannabis-based medical drugs and treatments. Since 2014, our focus has been on researching and developing cannabis-based formulations for the treatment of multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia, as well as developing a cannabis soluble tablet delivery system. We believe a significant need remains for novel oral and safe drugs for patients who do not respond to existing therapies or for whom these therapies are unsuitable. Our research and development is focused primarily on exploring several formulations containing active compounds from the cannabis plant, including, but not limited to, the CBD and THC, and identifying potential therapeutic applications of synergistic effects of these active compounds. The synergistic contributions of our formulations have not yet been fully-researched and scientifically demonstrated and that is the purpose of the studies and trials we have been conducting in collaboration with major Israeli health institutions, which is discussed more fully below.

We aim to standardize the formulations of our Cannabis-Based Medical Products across the extracts as a whole, not simply by reference to their key active components (CBD and/or THC). Although there are existing reports and studies on CBD and THC, our formulations upon completion are expected to possibly contain several additional active compounds from the cannabis plant that have not been as well studied to date by others. Our formulations must be fully-researched and documented in order to verify their efficacy at treating indications, appropriate dosage levels and appropriate methods of administration. We believe we will continue to experience promising results through our research and development activities and intend to produce pharmaceutical-grade cannabinoid-based products and treatments, which are standardized in composition, formulation and dose, administered by means of an appropriate and efficient delivery system, and tested in properly controlled pre-clinical and clinical studies. During the years ended December 31, 2018 and 2017, we spent $712,000 and $441,000 on research and development, respectively.

Our research is led by internationally renowned investigators at the facilities of leading Israeli hospitals and scientific institutions. Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer, Dr. Oron Yacoby Zeevi, our Chief Science Officer, and Alon Sinai, our Chief Operating Officer, will monitor our studies. Our team of specialists also includes Dr. Yuval Ramot (psoriasis specialist), Ms. Miri Sani, our regulatory adviser, Dr. Sharon Rozenblat, and Dan Segal (intellectual property advisor), Dr. Sharon Rozenblat one of our Senior Science Advisors to our Scientific Advisory Board. We will adhere to all applicable legislation, rules and guidelines regarding our studies and investigations.

We acquire the cannabis needed for our research activities from G.K. Medical Cannabis Ltd, Canndoc Ltd, Seach Ltd or IMC Medical Cannabis Ltd, all government-licensed Israeli medical cannabis growers.

Our Studies and Trials

To date, we have entered into separate research collaboration and license agreements (each a “Sheba Agreement,” and together, the “Sheba Agreements”) as well as service agreements with Sheba, with respect to two potential indications. Sheba is a university-affiliated hospital that serves as Israel’s national medical center and is one of the leading integrated medical centers in the Middle East. Within the framework of our research and collaboration agreements with Sheba, we have initiated two studies at the Sheba facilities to explore the effect of two formulations, each based on active ingredients in the cannabis extracts, on multiple myeloma and psoriasis.

Our Clinical Trial on Psoriasis

Under the Sheba Agreement relating to the clinical trial of certain treatments of psoriasis (the “Psoriasis Research Agreement”), Sheba performed a Phase I, placebo controlled, maximal dose trial (the “Psoriasis Trial”) to determine the safety and tolerability of topical ointment containing medical grade cannabis (“MGC” or the “Topical Ointment”) in healthy volunteers, employing the services of Professor Aviv Barzilai, Director of the Department of Dermatology at Chaim Sheba Medical Center, to lead the Psoriasis Trial (the “Investigator”). The Psoriasis Trial was conducted in compliance with a number of protocols, instructions and guidelines outlined in the Psoriasis Research Agreement, including, but not limited to the following: Israeli Ministry of Health guidelines, instructions and terms identified by the Helsinki Committee in their approval of the Psoriasis Trial, the Central Israeli IRB; and the applicable laws, rules and regulations regulating such trials which are applicable in Israel.

On February 1, 2017, following the encouraging pre-clinical results that we achieved at the mid-point of the psoriasis-related study conducted by us with the Dead Sea and Arava Science Center (“Dead Sea”), we were determined to extend the size and scope of the study for the purpose, among other parameters, of checking the biological markers to extend the size and scope of the study for the purpose, among other parameters, of checking the biological markers that have been generated to date with respect to the treatment of psoriasis (proliferation/inhibition and several interleukins) which was conducted by such institute. Such trial results concluded that application of our unique active cannabinoid-based Topical Ointment formulation, indicated foremost improvement in a variety of inflammation markers directly associated with Psoriasis and inhibition of proliferation.

On March 20, 2017, we announced the promising preliminary results from the pre-clinical efficacy testing of our Topical Ointment, reporting significant reduction of several inflammation markers specific to psoriasis. We anticipated that the Topical Ointment will be market-ready during the second fiscal quarter of 2018 and, subject to regulatory approvals from applicable jurisdictions and the Psoriasis Study completion, the Topical Ointment should be available for use by those who suffer from psoriasis in the near term. We expect to complete the Phase I study for the Topical Ointment in the near term and to start looking for strategic partners in different countries upon completion.

On April 5, 2017, we announced that as a result of the promising preliminary results from the pre-clinical efficacy testing of our Topical Ointment, reporting significant reduction of several inflammation markers specific to psoriasis, we have received expressions of scientific and medical interest, world-wide, for our Topical Ointment. We expanded the size and scope of our clinical trials and, as previously announced, anticipated that subject to pending regulatory approvals from applicable jurisdictions, our Topical Ointment could be available for use by those who suffer from psoriasis in the near term.

On June 28, 2018, we announced the successful completion of the first part of our Psoriasis Trial to determine the safety and tolerability of the Topical Ointment in healthy volunteers. The completed part of our Psoriasis Trial consisted of application of escalating doses of the Topical Ointment to healthy volunteers and was successfully completed with no adverse effects. After the completion of the second part of our Psoriasis trial, we plan to initiate a Phase II Trial to demonstrate the efficacy of the Topical Ointment in treating mild to moderate psoriasis and other inflammatory skin diseases.

Pursuant to the Psoriasis Research Agreement, we were obliged to pay Sheba $170,000 throughout 2017 and 2018 for conducting the Psoriasis Trial. As of December 31, 2018, we have paid Sheba $129,000.

On January 29, 2019 we reported positive Phase 1 safety data for our medical grade cannabis MGC ointment for the treatment of skin diseases. No severe adverse events were observed in the trial.

This Phase 1 Psoriasis Trial was a single center, prospective, placebo-controlled, trial to assess the safety and tolerability of topical MGC ointment (3% CBD, 3% THC) in healthy subjects. The Psoriasis Trial was conducted at Sheba between September 2017 when the first subject entered the Psoriasis Trial and January 2019 when the last subjected completed the Psoriasis Trial.

The Psoriasis Trial was divided into two stages:

Stage I was designed to evaluate the safety and tolerability following a single dose application of MGC ointment in 26 healthy volunteers. Subjects were hospitalized and monitored for 24 hours. Stage 2 was designed to assess the safety and tolerability of repeated applications of MGC topical ointment in healthy volunteers over a six week period. A total of 20 healthy subjects (13 subjects that participated in stage I and 7 newly recruited subjects) participated in this stage. MGC ointment treatment was applied by the subjects themselves, at home, twice daily. Subjects were asked to apply MGC ointment (daily dose of 30 mg CBD: 30 mg THC) on one arm and a placebo ointment (vehicle only) on the other arm. Investigators were blinded as to the type of treatment that was applied to each arm.

We expect to initiate a Phase 2 trial of MGC ointment for the treatment of psoriasis during the fourth quarter of 2019.

Our Study on Multiple Myeloma

Under the Sheba Agreement relating to the multiple Myeloma (the “Multiple Myeloma Service Agreement”), we have conducted pre-clinical studies in known (commercial) cell lines and cell cultures from known patients and their response to treatment with various cannabis extracts (different ratios of THC/CBD) and their therapeutic response with and without various known drugs used to treat multiple myeloma patients (the “Multiple Myeloma Study”).

Dr. Merav Leiba, Former Head of Multiple Myeloma Outpatient Clinic and Multiple Myeloma Research Lab at Sheba’s Hematology Institute, led the in vitro tests on multiple myeloma. Dr. Leiba, a specialist in Internal Medicine and Hematology, was a postdoctoral fellow at the Jerome Lipper Multiple Myeloma Center at Dana Farber Cancer Institute, Boston, Massachusetts. Dr. Leiba has participated in numerous clinical and investigational studies aimed at developing novel drugs for multiple myeloma.

Our test results on multiple myeloma cells studied in vitro, led us to proceed with further pre-clinical studies of our formulation on cell cultures taken from patients, to assess the scientific merit for further development as an investigational new drug. While we are encouraged by the results of the limited in vitro tests, there can be no assurance that any clinical trial will result in commercially viable products or treatments.

We intend to continue our testing and study of our cannabinoid-based therapies on the treatment of multiple myeloma.

The next phase of the Multiple Myeloma Study, which is based upon the promising results of our earlier in-vitro studies of our unique formula of cannabinoid-based therapies targeting cells, is to investigate the doses and diverse delivery systems to best determine the most effective dosages for the future planned phases of the Multiple Myeloma Study on human patients, pending receipt of regulatory approvals. We completed a preclinical phase of the Multiple Myeloma Study during the third fiscal quarter of 2017. The next steps of the Multiple Myeloma Study are subject to sufficient capital or additional funding.

The Multiple Myeloma Study was designed to pursue and secure orphan designation status from the United States Food and Drug Administration (the “FDA”) and will hopefully open ways to improve the quality of life of multiple myeloma patients while at the same time potentially enhance response to various multiple myeloma treatment regimes.

On October 22, 2018, we announced that our newly developed, highly concentrated, delivery formulation, OWC-1808, was administered in vivo in an animal model for the first time and was found to be safe and tolerable. This formulation will allow the delivery of very high doses of CBD and THC with exceptional bioavailability. The continued development and testing of this formulation will be directed initially at OWC’s ongoing program for treating Multiple Myeloma.

Pursuant to the Multiple Myeloma Service Agreement, we were expected to pay Sheba $170,000 for conducting the Multiple Myeloma Study between the third quarter of 2015 and the second quarter of 2016. As of December 31, 2018, we have paid Sheba $66,000.

Our Clinical Trial of a Cannabis Soluble Tablet Delivery System

On December 20, 2017, we announced that we received a new permit from the Israel Medical Cannabis Agency (the “IMCA”) to proceed with the safety clinical trial of our cannabis soluble tablet delivery system (the “Tablet Trial”). The Tablet Trial protocol has been submitted and approved by the IRB at Tel Aviv Sourasky Medical Center (“Sourasky”). On March 28, 2018, we received the approval by the central IRB to conduct the safety Tablet Trial of our cannabis soluble tablet delivery system.

On June 13, 2018 we announced the completion of the pre-clinical development of our next generation, orally-disintegrating tablet containing cannabis extract with specific amounts of the cannabinoids THC and CBD. The tablet is targeted at different indications and will be available in various ratios of THC to CBD and various doses of active ingredients.

The tablet will be indicated as a substitute for patients being treated with medical cannabis by smoking. Key indications will include chronic pain syndromes and Fibromyalgia, inter alia. Key advantages of this delivery form over smoking medical cannabis are metered and controlled dosage, fast and effective absorption (disintegration time of the tablet is less than 2 minutes) and ease of use with no hazardous smoke inhalation or adverse environmental effects or issues of passive smoking. The ability to manufacture a tablet under strict quality control and quality assurance standards is intrinsic to this dosage form and to the establishment of strict clinical standards.

In January 2019, we entered into a clinical trial agreement (the “Clinical Trial Agreement”) with the Sourasky Medical Center Fund (the “Fund”) in Tel Aviv for performing a single-dose, randomized, crossover Tablet Trial to compare the safety, tolerability and pharmacokinetics of OWC’s Medical Grade Cannabis - Orally Disintegrating Tablets (MGC-ODT) with Buccal Sativex®, in healthy adult volunteers. This Clinical Trial Agreement is between One World Cannabis Ltd. and The Medical, Infrastructure and Health Services Fund of the Tel Aviv Medical Center, Israel, and Prof. Jacob Ablin M.D. as the Principal Investigator.

Clinical Trials

Clinical trials are expensive, time consuming and difficult to design and implement. We, as well as the regulatory authorities in Israel and elsewhere, such as an IRB committee), the IMCA, or the FDA, may suspend, delay or terminate our clinical trials at any time, may require us, for various reasons, to conduct additional clinical trials, or may require a particular clinical trial to continue for a longer duration than originally planned, including, among others:

●	lack of effectiveness of any formulation or delivery system during clinical trials;
●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;
●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;
●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;
●	delays in obtaining regulatory authorization to commence a trial, including IRB approvals, licenses required for obtaining and using cannabis for research, either before or after a trial is commenced;
●	unfavorable results from ongoing pre-clinical studies and clinical trials.
●	patients or investigators failing to comply with study protocols;
●	patients failing to return for post-treatment follow-up at the expected rate;
●	sites participating in an ongoing clinical study withdraw, requiring us to engage new sites;
●	third-party clinical investigators decline to participate in our clinical studies, do not perform the clinical studies on the anticipated schedule, or act in ways inconsistent with the established investigator agreement, clinical study protocol, good clinical practices, and other IRB requirements;
●	third-party entities do not perform data collection and analysis in a timely or accurate manner or at all;
●	regulatory inspections of our clinical studies require us to undertake corrective action or suspend or terminate our clinical studies;

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

At present, we use our available working capital to fund these studies and trials. However, we expect that we will need to raise additional funding prior to or when our clinical studies are commenced.

Status of Our Research and Development Activities

The following table summarizes the stages of development for each of our current Cannabis-Based Medical Products:

Target Indication	Collaborator	Status
Multiple Myeloma	Sheba	1.	Entered into a service agreement for in vitro and in vivo studies.

		2.	Completed initial in vitro studies.

		3.	Drafted a clinical trial protocol synopsis to assist in preparing an application for orphan drug status designation.

	PharmaSeed/Science in Action		3 Preclinical Studies, A MTD study with our 1808 delivery formulation was found safe and tolerable

Psoriasis	Sheba	1.	Entered into the Research Agreement.

		2.	Received IRB approval for the phase I safety trial.

		3.	Phase I safety trial completed

	Kaplan		Filed request for an Efficacy clinical trial

Psoriasis	Emilia	1.	Entered into a nonbinding Memorandum of Understanding for the development, manufacture and marketing of the Psoriasis Ointment.

		2.	Completed the development of the Psoriasis Ointment in the first fiscal quarter of 2016.

		3.	Entered into the License Agreement, Emilia granted a limited license to us with respect to Emilia’s licensed intellectual property to be developed and commercialized worldwide in the topical treatment of psoriasis in humans with ours and the Emilia Product.

Fibromyalgia		1.	Drafted a clinical trial protocol synopsis.

Cannabis soluble tablet for smoking substitution	PharmItBe.	1.	2nd generation tablet development manufacturing of tablets for Phase I clinical trial (PK and safety) and stability research

	Sourasky Medical Center	1.	Clinical trial initiated in Q1 2019. Results expected in the third quarter of 2019.

Cannabis soluble tablet for the treatment of low back pain	Sourasky Medical Center	1.	Received an IMCA preliminary approval for an efficacy on LBP patients
		2.	In process for potential IRB approval

Our Consulting Services

We believe that the complexity of medical cannabis programs has created a demand for consulting and advisory services in different areas of the medical cannabis industry. Our services are designed to help government officials, policy-makers and regulatory agencies develop and implement tailor-made comprehensive medical cannabis programs. In addition, we offer medical cannabis regulatory compliance services and patient-care consultancy services.

Our initial activities to secure consulting contracts will be in member states of the European Union and states of the United States that allow for public medical cannabis programs in compliance with applicable laws.

Our management has the expertise in designing training programs for physicians, caregivers, and researches that are essential to the establishment of a successful, patient-focused medical cannabis program. By working with policy-makers, government officials, public agencies, and privately-owned businesses, we believe we can also raise the public’s awareness of the benefits of cannabis-based treatments and products.

We have not yet commenced any significant activities related to our third-party consulting services.

Market Opportunity

Psoriasis

Psoriasis is manifested by scaly plaques on the skin. In its most severe form, the disease has a major effect on the physical and emotional well-being of the patients. Topical agents are typically used for mild cases of the disease, phototherapy for moderate cases, and systemic agents for severe cases. For moderate to severe cases, systemic biologic drugs, delivered via IV, have dominated the market. According to the National Psoriasis Foundation, common side effects of biologics include respiratory infections, flu-like symptoms, and injection site reactions, while rare side effects include serious nervous system disorders, such as multiple sclerosis, seizures, or inflammation of the nerves of the eyes, blood disorders, and certain types of cancer.

Current common treatments for psoriasis include topical and systemic drugs, steroids, immunosuppressive drugs such as Cyclosporine A (by Novartis) or methotrexate (“MTX”) and biological drugs such as Enbrel (by Amgen), Amevive (by Biogen, whose patent expired in 2013) and Ustakinumabn (by Janssen Immunology).

According to the American Academy of Dermatology, psoriasis affects about 3% of the world’s population and 7.5 million people in the United States. According to Global Data plc, the psoriasis treatment market was worth $8 billion as of 2018 and is forecast to grow at a compound annual growth rate of 7.26% until 2024. In addition, according to 2014 edition of the Marijuana Business Factbook, U.S. retail sales of medical cannabis are expected to rise significantly over the next five years from an estimated $2.2 billion in 2014 to $8.2 billion in 2018. We believe that cannabis-based formulations have the potential to effectively treat multiple myeloma, psoriasis, PTSD, chronic pain and fibromyalgia.

Multiple Myeloma

Multiple myeloma is a hematological (blood) cancer that develops in the plasma cells found in bone marrow. Plasma cells are a type of white blood cell responsible for producing antibodies (immunoglobulins) which are critical for maintaining the body’s immune system. Through a complex, multi-step process, healthy plasma cells transform into malignant myeloma cells. Myeloma cells result in the production of abnormal antibodies, or M proteins. The M proteins offer no benefit to the body, and as the amount of M protein increases, it crowds out normally functioning immunoglobulins. This ultimately causes multiple myeloma symptoms such as bone damage or kidney problems. Multiple myeloma is considered to be incurable but treatable. Remissions may be induced with steroids, chemotherapy, proteasome inhibitors, immunomodulatory drugs such as thalidomide or lenalidomide, and stem cell transplants. Radiation therapy is sometimes used to reduce pain from bone lesions. According to the American Cancer Society, in the United States the lifetime risk of getting multiple myeloma is 1 in 143 and it is estimated that 30,330 new cases will be diagnosed in 2016.

Fibromyalgia

Fibromyalgia is a chronic health problem that causes pain throughout the body and other symptoms such as fatigue and cognitive (memory or thought) problems. According to the National Fibromyalgia Association the disorder affects an estimated ten million people in the United States and an estimated 3 to 6% of the world population. There is no known cure and a variety of prescription medications are often used to reduce pain levels and improve sleep. On June 21, 2007, the FDA approved Lyrica (pregabalin) as the first drug to treat fibromyalgia. Cymbalta (duloxetine HCl) was approved in June 2008 and Savella (milnacipranHCl) was approved in January 2009, both of which are now generic formulations no longer under patent protection.

Controlled substance legislation differs between countries (and jurisdictions within those countries) and legislation in certain countries may restrict or limit our ability to distribute or sell our products. We believe that the United States will represent a major market for our Cannabis-Based Medical Products due, in large part, to state level legislation allowing comprehensive public medical cannabis programs. A total of 28 states, the District of Columbia and Guam now allow for comprehensive public medical cannabis programs. Recently approved efforts in 16 states allow use of “low THC, high CBD” products for medical reasons in limited situations.

In Europe, medical cannabis programs regulatory frameworks exist in several countries, such as the Netherlands, Italy, Germany, Finland and the Czech Republic. It can also be expected that there will be policy changes in the member countries of the European Union concerning the medical use of cannabis and cannabis-based products. We believe that there will be rising demand for cannabis derived medical products and that future growth is expected to be driven by favorable changes in legislation and demographic factors.

Low Back Pain

Low back pain (LBP) is a significant world-wide complaint that consumes considerable healthcare resources and heavily impacts quality of life for many. In the 2016 report of the health and status of the nation, Health, the U.S. Center for Disease Control and Prevention reports that over 29% of adults suffer from non-fleeting low-back pain. Although prognosis is good for acute back pain in primary care, recurrence is common and 10% of patients develop chronic pain (longer than three months) resulting in higher healthcare and disability compensation costs. Suggested treatment starts with less-invasive, less-expensive therapies, such as OTC NSAIDS followed by stronger long-term oral opioids and when these fail invasive treatments are suggested and finally neuro-destructive procedures. However, NSAIDS provide only a small improvement compared to placebo in chronic LBP and opioids seem to have short term analgesic efficacy, but benefits for function and long term effectiveness are less clear. In light of the high incidence of side effects of opioids and the irreversibility and risk of the invasive solutions, Cannabis represents an additional, relatively safe and cheap, option. Indeed, recent studies have shown that cannabis reduces pain and improves sleep in several medical conditions.

The Global Chronic Low Back Pain Market alone is relied upon to achieve an estimation of US$ 9.19 billion by 2025, developing at a rate of 5.1% amid the forecast time frame of 2017-2025.

Certain Other Material Agreements

Research Agreement with the Chaim Sheba Medical Center

On December 29, 2016, we entered into a clinical research agreement (the “Clinical Research Agreement”) with the Fund.

Pursuant to the Clinical Research Agreement, the Fund shall perform a Phase I, placebo controlled, maximal dose clinical trial (the “Psoriasis Trial”) to determine the safety, tolerability of topical ointment containing Medical Grade Cannabis (“MGC” or the “Drug Trial”) in healthy volunteers, employing the services of Dr. Aviv Barzilay, Director of the Department of Dermatology at Chaim Sheba Medical Center, to lead the Trial (the “Investigator”). The Trial shall be conducted in compliance with the following, as defined in the Clinical Research Agreement: (1) the Protocol; (2) the Ministry Guidelines; (3) the instructions and terms specified in the Helsinki Committee’s approval; (4) the ICH-GCP; (5) the Helsinki Declarations; (6) the applicable laws, rules and regulations regulating such trials which are applicable in Israel (the “Applicable Laws”); and (7) written instructions and prescriptions issued by us and governing the administration of the Psoriasis Trial.

We have undertaken to pay the Fund the amounts specified in the payment schedule set forth in the Research Agreement.

On February 1, 2017, following encouraging results that have been achieved at the mid-point of the Psoriasis Trial conducted by us with an Israeli research institute, our Board of Directors and our management and scientific personnel have determined to extend the size and scope of the Psoriasis Trial for the purpose of, among other things, checking the biological markers that have been generated to date with respect to the treatment of psoriasis (proliferation/inhibition and several interleukins).

On March 20, 2017, we announced the promising preliminary results from the pre-clinical efficacy testing of our cannabinoid-based topical ointment for treating psoriasis, reporting significant reduction of several inflammation markers specific to psoriasis. We anticipated that the topical ointment will be market-ready during the second fiscal quarter of 2017 and, subject to regulatory approvals from applicable jurisdictions and the Psoriasis Trial completion, the topical ointment should be available for use by those who suffer from psoriasis in the near term. We expected to complete the Phase I Psoriasis Trial for our topical ointment during the next three to six months and start looking for strategic partners in different countries.

On April 5, 2017, we announced that as a result of the promising preliminary results from the preclinical efficacy testing of its cannabinoid-based topical ointment for treating psoriasis, reporting significant reduction of several inflammation markers specific to psoriasis, we have received expressions of scientific and medical interest, world-wide, for our cannabinoid-based topical ointment for treating psoriasis. We have expanded the size and scope of our clinical trials and, as previously announced, anticipate that subject to pending regulatory approvals from applicable jurisdictions, the topical ointment should be available for use by those who suffer from psoriasis in the near term.

License Agreement with Emilia Cosmetics Ltd.

On August 6, 2015, OWC signed a Memorandum of Understanding with Emilia Cosmetics Ltd. (“Emilia”), a large Israeli private label manufacturer which operates in the field of development, production, manufacturing and packaging of health and beauty products including for treatment of human skin disease, for the development, manufacture and marketing of a cannabinoid-based topical ointment to treat psoriasis.

On November 27, 2016, we entered into a license agreement (the “Emilia License Agreement”) with Emilia, a leading company in the field of development, production, manufacturing and packaging of health and beauty products for treatment of human skin disease.

Prior to entering into the Emilia License Agreement, we and Emilia (the “Parties”) conducted a “Development and Evaluation Program” (as defined in the Emilia License Agreement) for the development of a specific skin care treatment product, which combined Emilia’s formulation with certain medical cannabis extract provided by us for the topical treatment of psoriasis.

Pursuant to the Emilia License Agreement, Emilia granted us a limited license with respect to Emilia’s formulation (the “Emilia Intellectual Property”) for the development and commercialization worldwide of a product designed for the topical treatment of psoriasis in humans with our product and upon the successful achievement of the trial, Emilia agreed to grant us an exclusive, worldwide, transferable, royalty-bearing license, with the right to grant sublicenses, to use, sell and commercially exploit the Emilia Intellectual Property (the “Emilia License”) in connection with the Topical Ointment or such other product. In consideration for the Emilia License, from and after the first commercial sales of our product, we shall pay to Emilia a royalty at the rate of ten percent (10%) of net sales of the Topical Ointment or such other product during a ten-year term beginning upon the first commercial sale. In the event the sale of the Topical Ointment or such other product during the royalty term reaches the minimum sales targets as set forth in the Emilia License Agreement, the royalty term will extend for an additional five (5) year term. The trial was completed in May 2016 and as a result we became the exclusive licensee of the Emilia Intellectual Property.

Agreements with Medmar LLC

On October 11, 2015, we entered into a memorandum of understanding with Medmar LLC (“Medmar”) for the purpose of granting an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain licensed products described therein in the States of Hawaii and Pennsylvania. Under the memorandum of understanding, Medmar paid us $100,000.

On February 8, 2016, we entered into a right of first refusal agreement with Medmar II LLC, an affiliate of Medmar, granting Medmar certain rights in connection with the commercialization of certain of our Cannabis-Based Medical Products in other states in the United States. Under the right of first refusal agreement, Medmar paid us $50,000.

On March 17, 2016, we entered into a consulting and license agreement (the “Medmar Consulting and License Agreement”) with Medmar pursuant to which we granted to Medmar an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain of our products described therein in the State of Maryland. Pursuant to the Medmar Consulting and License Agreement, Medmar was required to pay us royalties at a rate of 20% of net sales until the termination of the agreement. The Medmar Consulting and License Agreement was terminated pursuant to the Medmar Loan Agreement (as defined below).

On September 28, 2016, we entered into a non-recourse loan agreement with Medmar (the “Medmar Loan Agreement”) pursuant to which Medmar agreed to loan us a total of $300,000 (the “Loan”), in installments of $50,000, on a non-interest-bearing basis with no conversion rights. The loan, which permitted prepayment at any time, was due 36 months from the date of the loan and the obligation to repay was only triggered after accounting for the set-off of royalties payable to us by Medmar under the Medmar Consulting and License Agreement, if and only to the extent Medmar is required to pay any royalties to us under the Medmar Consulting and License Agreement. To the extent that the royalties payable to us under the Medmar Consulting and License Agreement were insufficient to repay the loan, Medmar had agreed to waive any repayment rights and/or any claim for any such deficiency. Loan installments of $250,000 were made to us prior December 31, 2016 and the last installment of $50,000 was funded in February 2017.

Under the terms of the Medmar Loan Agreement, Medmar received the exclusive right to manufacture, produce, publicize, promote and market certain of our Cannabis-Based Medical Products (as described in the Medmar Consulting and Licensing Agreement) in any state in the United States (the “Medmar Exclusivity Rights”), subject to a new license agreement that was to be negotiated and signed between us and Medmar. Medmar’s rights under the Loan Agreement were to expire on September 28, 2019.

On April 21, 2017, we provided written notice to Medmar of our determination to prepay the Loan in the aggregate principal amount of $300,000. Pursuant to the terms of the Medmar Loan Agreement, and based upon the full repayment of the non-recourse, non-interest bearing and non-convertible loan, we exercised our absolute right to terminate the Medmar Exclusivity Rights.

Agreement with Mediq Innovation Partners

On May 31, 2017, we entered into an agreement with Mediq Innovation Partners (“Mediq”), a German-based company with extensive experience, knowledge and a successful track record of enabling Israel-based companies to penetrate the European markets. We engaged Mediq to consult in the marketing our products and conduct research in Germany. Mediq prepared for us a “road map” to guide us in our penetration into the European Union market.

Our Agreement with PharmItBe Ltd.

On August 1, 2017 we entered into a service agreement with PharmItBe Ltd (“PharmItBe”) for the development of the second generation of our cannabis soluble tablet delivery system and preparation of the tablet for clinical trials. The development cost amounted to approximately $134,000.

On June 13, 2018, we announced that we completed the development of the second generation of our orally-disintegrating tablet. The production of the cannabis soluble tablet for the purpose of clinical trials was completed during the fourth quarter of 2018.

Marketing and Sales

We do not currently have any marketing or sales capabilities. We intend to license to, or enter into strategic alliances with, larger companies in the pharmaceutical business, which are equipped to market and/or sell our products, if any, through their well-developed marketing capabilities and distribution networks. We intend to out-license some or all our patent rights to more than one party to achieve the fullest development, marketing and distribution of any products we develop.

Intellectual Property

Our success depends in significant part on our ability to protect the proprietary nature of our Cannabis-Based Medical Products, technology and know-how, ability to operate without infringing on the proprietary rights of others, and to defend challenges and oppositions from others regarding our proprietary rights and to prevent others from infringing on our proprietary rights, including our provisional patents described below. We have not acquired any intellectual property from Dr. Baruch, our Chief Medical and Regulatory Affairs Officer, or Mr. Sinai, our Chief Operating Officer. Rather, they have brought to us their expertise in matters related to medical cannabis, which is based upon their experience in the medical field as well as Dr. Baruch’s prior service leading the Medical Cannabis Unit of the Israeli Ministry of Health.

We plan to continue to seek patent protection in the United States and other countries for our proprietary technologies. To date, our intellectual property portfolio comprises 6 patent families and includes 28 filings in selected domains at various stages from Patent Cooperation Treaty (“PCT”) filings, National Phase filings and Continuations in Part (“CIP”). Two of the patent families are in the field of multiple myeloma and the other families are in the fields of pharmaceutical emulsions, fibromyalgia, migraine, sexual function and skin disorders. These filings encompass pharmaceutical compositions and devices in these fields.

The National Phase is the second of the two main phases of the PCT procedure. It follows the international phase and consists in the processing of the international application before each office of or acting for a contracting state of the PCT that has been designated in the international application. Assuming the successful completion of the clinical trials, of which there can be no assurance, we believe that we will be able to retain the intellectual property rights and secure patent protection for our proprietary developments.

While we retain full ownership on our intellectual property rights that we conceived the Psoriasis Research Agreement with Sheba provides that all intellectual property that is conceived during the course of the research is to be jointly owned by Sheba and us.

On November 8, 2017, we were granted a Certificate of Patent, #2015101908 (the “Innovation Patent”) from the Commissioner of Patents, Commonwealth of Australia, for our Topical Ointment for the treatment of skin disorders. Pre-clinical results of our Topical Ointment strongly indicate that it may lower various inflammatory markers by up to 70% and inhibit Keratocytes proliferation, a manifestation of various skin disorders, especially psoriasis. A human safety study for our Topical Ointment is currently ongoing. We believe that the Innovation Patent granted in Australia, valid for a term of 8 years, should be followed by additional patent grants in other jurisdictions and should afford us protection and competitive advantage, subsequent to efficacy trials to be performed in 2018, to manufacture, distribute and sell our Cannabis-Based Medical Products wherever there exists a lawful market for medical cannabis products and treatments.

We anticipate that we will file additional patent applications in conjunction with our research, testing, and development of our Cannabis-Based Medical Products.

Our policy is to seek patent protection for the technology, inventions and improvements that we consider important to the development of our business, but only in those cases where we believe that the costs of obtaining patent protection is justified by the commercial potential of the technology, invention or improvement, and typically only in those jurisdictions that we believe present significant commercial opportunities.

To date, our intellectual property portfolio comprises 6 patent families and includes 28filings in selected domains at various stages from the Patent Cooperation Treaty (“PCT”) filings, National Phase filings and Continuations in Part (CIP). Two of the patent families are in the field of Multiple Myeloma and the other families are in the fields of pharmaceutical emulsions, fibromyalgia, migraine and skin disorders. These filings encompass pharmaceutical compositions and devices in these fields.

The national phase is the second of the two main phases of the PCT procedure. It follows the international phase and consists in the processing of the international application before each office of or acting for a contracting state of the PCT that has been designated in the international application. Assuming the successful completion of the clinical trials, of which there can be no assurance, we believe that we will be able to retain the intellectual property rights and secure patent protection for our proprietary developments.

Competition

We face competition from larger companies that are, or may be, in the process of offering similar products to ours. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources than we have or may be expected to have.

Competitors may include major pharmaceutical and biotechnology companies and public and private research institutions. Our management cannot be certain that we will be able to compete against current or future competitors or that competitive pressure will not seriously harm our business prospects. These competitors may be able to react to market changes, respond more rapidly to new regulations or allocate greater resources to the development and promotion of their products than we can.

Furthermore, some of these competitors may make acquisitions or establish collaborative relationships among themselves to increase their ability to rapidly gain market share. Large pharmaceutical companies may eventually enter the market.

Given the rapid changes affecting the global, national, and regional economies in general and cannabis-related medical research and development in particular, we may not be able to create and maintain a competitive advantage in the marketplace. Time-to-market is an important factor in our industry and our success will depend on our ability to develop innovative products that will be accepted by patients as efficient and helpful to use.

Our success will also depend on our ability to respond quickly to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

There can be given no assurance that any of our Cannabis-Based Medical Products will obtain regulatory approval in the United States or in other markets that we currently intend to market such products

Government Laws and Regulations Relating to the Cannabis Industry

Israel

To date, our research and development activities have been conducted in and limited to Israel. The cannabis-based products we are developing contain controlled substance (cannabis) as defined in the Israeli Dangerous Drugs Ordinance New Version, 5733 - 1973. In Israel, licenses to cultivate, possess and to use cannabis for medical research are granted by the Ministry of Health, IMCA - Israel Medical Cannabis Agency, on an ad-hoc basis. We obtained necessary IMCA licenses in order to carry out the research in collaboration with Sheba Academic Medical Center, Sourasky Medical Center, PharmItB, Emilia, Dead Sea and Arava Science Center and the Technion Israel Institute of Technology (Technion). We are acquiring the cannabis needed for our research activities from G.K. Medical Cannabis, Canndoc or IMC, all government-licensed Israeli medical cannabis growers. Currently we have licenses in order to continue our activities in collaboration with Sheba Academic Medical Center, Sourasky Medical Center, PharmItBe, Pharmaceed and the Technion. We received additional license for a phase I clinical trial that we intend to start in the coming months in Sourasky hospital for the safety of our cannabis soluble tablet delivery system. We have applied for additional license for a phase II trial we are starting in the third fiscal quarter in Kaplan hospital for the efficacy of our psoriasis ointment.

Although we have been successful in obtaining a license to use cannabis for medical research, there can be no assurance that we will be able to continue to maintain this license in the future.

United States

In the event that we seek to conduct any product-related activities in the United States in the future, the research and development, manufacturing, distribution and sale of our product prospects will become subject to the United States’ Federal Controlled Substances Act of 1970 (the “CSA”) and regulations promulgated thereunder. Under the CSA, Cannabis sativa, or botanical marijuana, is a Schedule I controlled substance, meaning that it has no medical use and is subject to the highest level of Drug Enforcement Agency (DEA) restrictions and enforcement. However, the FDA has the authority to review drugs derived from botanical marijuana to determine whether they are safe and effective for a legitimate medical use. If the FDA approves a drug derived from a substance appearing on the controlled substance schedules, the FDA may provide scientific guidance as to the schedule on which the ultimate drug product should be placed. The CSA requires FDA to consider the following eight factors when making a scheduling recommendation (21 U.S.C. § 811(c)):

1.	Actual or relative potential for abuse
2.	Scientific evidence of pharmacological effect
3.	Current scientific knowledge regarding the substance
4.	History and current pattern of abuse
5.	Scope, duration, and significance of abuse
6.	Risk to public health
7.	Psychic or physiological dependence liability
8.	Immediate precursor of a substance already controlled

In general, FDA approval of a new drug application, or NDA, for a substance is considered adequate evidence of an “accepted medical use” under the CSA. However, United States case law dictates that substances without an FDA-approved new drug application, or NDA, must meet the following criteria to have a “currently accepted medical use” making such substances eligible for listing on Schedules II-V (57 Fed. Reg. 10,499, 10,504-06 (Mar. 26, 1992):

1.	The drug product’s chemistry is known and reproducible

2.	There are adequate studies demonstrating the drug’s safety
3.	There are adequate and well-controlled studies proving the drug’s efficacy
4.	The drug is accepted by qualified experts
5.	Relevant scientific evidence on the drug is widely available

The FDA has not approved marijuana for any medical indication and has not yet approved any drug product derived or isolated from botanical marijuana. However, the FDA has previously approved two drug products containing a chemically synthesized version of a substance present in the marijuana plant and one drug product containing a synthetic substance that is not found in the marijuana plant but that has chemical activity similar to compounds derived from marijuana.

In April 2018, a FDA advisory panel unanimously recommended approval of Epidiolex, made by GW Pharmaceuticals, an epilepsy medication made with an ingredient found in marijuana.

If approved by the FDA, we anticipate that our products will be listed by the DEA as a Schedule II or III controlled substance. Consequently, the manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use of our future products will very likely be subject to a significant degree of regulation by the DEA.

In addition to federal scheduling and control, individual states have enacted controlled substance laws and regulations. Although state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule certain products. In the case of marijuana, while United States federal law totally prohibits the use, distribution, growing, and possession of marijuana, individual states have enacted laws permitting the use and distribution of marijuana for medical purposes. To date, a total of 29 states, the District of Columbia, Guam, and Puerto Rico have laws allowing medical use of marijuana and 20 states, Guam, and Puerto Rico have enacted comprehensive public medical cannabis programs, meaning that they (1) provide protection from criminal penalties related to medical use of marijuana, (2) provide access to marijuana via home cultivation, dispensaries, or other system, (3) allow a variety of marijuana strains, and (4) permits smoking or vaporization of the marijuana plant or an extract therefrom. In addition, 17 states allow use of “low THC, high cannabidiol (CBD)” products for medical reasons in limited situations. Each state that has established a medical marijuana program (with the exception of California) has also enacted laws restricting participation to patients with specific medical conditions who have received an explicit recommendation or referral for treatment of the condition with medical marijuana from one or more physicians. Common restrictions include patients with cancer, glaucoma, HIV, AIDS, or any chronic disease causing cachexia, severe pain, severe nausea, seizures, or persistent muscle spasms (including treatment for such diseases which may cause any of these conditions). In addition, while state laws authorize qualified individuals to smoke or vaporize marijuana for medical purposes, it is not clear that other uses of marijuana or its extracts or derivatives (e.g., topical or edible) are permitted for medical use.

As of the date of this filing, we have provided consulting services to a medical marijuana program with locations in Hawaii and Pennsylvania. We do not grow or distribute cannabis. However, our providing of ancillary products and services to state-approved programs could be deemed to be aiding and abetting illegal activities, a violation of federal law. Where applicable, we will apply for state licenses that are necessary to conduct our business in compliance with local laws.

Enforcement of United States Federal Laws

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in. We realize that there is a discrepancy between the laws in some states, which permit the distribution and sale of marijuana for medical purposes, from federal law that prohibits any such activities. As discussed above, the CSA makes it illegal under federal law to manufacture, distribute, or dispense cannabis. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this filing, 31 states, the District of Columbia, Guam, and Puerto Rico have legalized certain cannabis-related activity. However, with respect to our products, compliance with state laws provides little protection from prosecution under federal laws at the discretion of the various United States Attorney offices, which are part of the U.S. Department of Justice (DOJ).

From 2009 to 2014, the DOJ issued a series of official memoranda setting the agency’s enforcement policies relative to state programs legalizing medical use of marijuana. The most prominent of these documents was issued by Deputy Attorney General James Cole on August 29, 2013 (the Cole Memo), which reiterated DOJ’s authority to prosecute violations of federal laws relating to marijuana and outlined specific marijuana enforcement priorities, such as preventing distribution to minors and preventing revenues from marijuana sales from reaching criminal organizations. The Cole Memo also outlined a general policy that DOJ would defer on ordinary enforcement matters if a state had established regulatory and enforcement systems addressing potential risks and other law enforcement interests related to marijuana.

However, on January 4, 2018, the DOJ rescinded all marijuana enforcement memoranda issued by the agency between 2009 and 2014, including the Cole Memo. The January 4 memorandum states that the CSA prohibits cultivation, distribution, and possession of marijuana and that such activities can also lead to prosecution under the money laundering statutes (18 U.S.C. §§ 1956-57), the unlicensed money transmitter statute (18 U.S.C. § 1960), and the Bank Secrecy Act or BSA (31 U.S.C. § 5318). In addition, the memorandum directs all United States Attorneys to enforce federal law and to “weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community” (Office of the Attorney General, Memorandum for All United States Attorneys RE: Marijuana Enforcement (Jan. 4, 2018)).

The January 4 memorandum demonstrates that DOJ’s current enforcement policy puts all companies with operations relating to the cultivation, distribution, and sale of marijuana and products derived from marijuana at risk of prosecution, even if such companies comply with state laws allowing these activities. However, it is still unclear whether United States Attorneys will aggressively pursue companies operating in states that have legalized certain distribution and sale of marijuana, or how the DOJ’s policy will affect any drug derived from botanical marijuana that is approved by FDA.

FinCEN

Since the use of cannabis is illegal under federal law, we or our consulting clients may have difficulty acquiring or maintaining bank accounts in the United States. The Financial Crimes Enforcement Network (“FinCEN”) provided guidance on February 14, 2014 about how financial institutions can provide services to cannabis-related businesses consistent with their obligations under the BSA. In general, a financial institutions decision to open, close, or refuse any account or relationship should be based on multiple factors specific to that institution. These factors may include business objectives, an evaluation of the risks associated with offering particular products or services, and capacity to manage those risks effectively. The FinCEN guidance describes thorough due diligence as a critical aspect of this assessment for customers with marijuana-related business.

FinCEN advises financial institutions to conduct customer due diligence for cannabis-related businesses that includes: (1) verifying with the appropriate state authorities whether the business is duly licensed and registered; (2) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (3) requesting from state licensing and enforcement authorities available information about the business and related parties; (4) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (5) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (6) ongoing monitoring for suspicious activity, including for any of the red flags described in the FinCEN guidance; and (7) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained about such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

Europe

Approximately 250 substances, including cannabis, are listed in the Schedules annexed to the United Nations Single Convention on Narcotic Drugs (New York, 1961, amended 1972), the Convention on Psychotropic Substances (Vienna, 1971) and the Convention against Illicit Traffic in Narcotic Drugs and Psychotropic Substances (introducing control on precursors) (Vienna, 1988). The purpose of these listings is to control and limit the use of these drugs according to a classification of their therapeutic value, risk of abuse and health dangers, and to minimize the diversion of precursor chemicals to illegal drug manufacturers. The 1961 UN Single Convention on Narcotic Drugs, as amended in 1972 classifies cannabis as Schedule I (“substances with addictive properties, presenting a serious risk of abuse”) and as Schedule IV (“the most dangerous substances, already listed in Schedule I, which are particularly harmful and of extremely limited medical or therapeutic value”) narcotic drug. The 1971 UN Convention on Psychotropic Substances classifies THC - the principal psychoactive cannabinoid of cannabis - as schedule I psychotropic substance (Substances presenting a high risk of abuse, posing a particularly, serious threat to public health which are of very little or no therapeutic value).

Most countries in Europe are parties to these conventions, which govern international trade and domestic control of these substances, including cannabis. They may interpret and implement their obligations in a way that creates a legal obstacle to our obtaining manufacturing and/or marketing approval for our products in those countries or to providing consulting services in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be manufactured and/or marketed, or for us to provide consulting services, or achieving such amendments to the laws and regulations may take a prolonged period. While some countries in Europe such as the United Kingdom, Germany, the Czech Republic, France, Romania, and Finland have decriminalized cannabis or permit its use for medical purposes, no country has completely legalized it.

Regulations Related to the Drug Regulatory Process

We operate in a highly controlled regulatory environment. Stringent regulations establish requirements relating to analytical, toxicological and clinical standards and protocols in respect of the testing of pharmaceuticals. Regulations also cover research, development, manufacturing and reporting procedures, both pre- and post-approval. Failure to comply with regulations can result in stringent sanctions, including product recalls, withdrawal of approvals, seizure of products and criminal prosecution. Further, many countries have stringent regulations relating to the possession and use of cannabis.

Before obtaining regulatory approvals for the commercial sale of our future product candidates, we must demonstrate through preclinical studies and clinical trials that our product candidates are safe and effective. Historically, the results from preclinical studies and early clinical trials often have not accurately predicted results of later clinical trials. In addition, a number of pharmaceutical products have shown promising results in clinical trials but subsequently failed to establish sufficient safety and efficacy results to obtain necessary regulatory approvals. We expect to incur substantial expense for, and devote a significant amount of time to, preclinical studies and clinical trials. Many factors can delay the commencement and rate of completion of clinical trials, including the inability to recruit patients at the expected rate, the inability to follow patients adequately after treatment, the failure to manufacture sufficient quantities of materials used for clinical trials, and the emergence of unforeseen safety issues and governmental and regulatory delays. If a product candidate fails to demonstrate safety and efficacy in clinical trials, this failure may delay development of other product candidates and hinder our ability to conduct related preclinical studies and clinical trials. Additionally, as a result of these failures, we may also be unable to obtain additional financing.

Governmental authorities in all major markets require that a new pharmaceutical product be approved or exempted from approval before it is marketed, and have established high standards for technical appraisal, which can result in an expensive and lengthy approval process. The time to obtain approval varies by country and some products are never approved. The lengthy process of conducting clinical trials, seeking approval and the subsequent compliance with applicable statutes and regulations, if approval is obtained, are very costly and require the expenditure of substantial resources.

A summary of the Israeli, U.S. and EU regulatory processes follow below:

Israel

In order to conduct clinical testing on humans in Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations also require authorization from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and similar trials, an additional authorization of the overseeing institutional ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since, at this time, we intend to perform all of the clinical studies in Israel, we will be required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

Israel’s Ministry of Health, which regulates medical testing, has adopted protocols that correspond, generally, to those of the FDA and the European Medicines Agency (the “EMA”), making it comparatively straightforward for studies conducted in Israel to satisfy FDA and the EMA requirements, thereby enabling medical technologies subjected to clinical trials in Israel to reach U.S. and EU commercial markets in an expedited fashion. Many members of Israel’s medical community have earned international prestige in their chosen fields of expertise and routinely collaborate, teach and lecture at leading medical centers throughout the world. Israel also has free trade agreements with the United States and the European Union.

Currently we do not conduct any product-related activities such as research, development, manufacturing or marketing activities outside of Israel, nor do we expect to for the foreseeable future.

United States

In the United States, the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, and other federal and state statutes and regulations govern, among other things, the safety and effectiveness standards for our products and the raw materials and components used in the production of, testing, manufacture, labeling, storage, record keeping, approval, advertising and promotion of product candidates on a product-by-product basis.

Preclinical tests include in vitro and in vivo evaluation of the product candidate, its chemistry, formulation and stability, and animal studies to assess potential safety and efficacy. Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring them to be replicated. After laboratory analysis and preclinical testing, testing, a sponsor files an Investigational New Drug application, or IND, to begin human testing. Typically, a manufacturer conducts a three-phase human clinical testing program which itself is subject to numerous laws and regulatory requirements, including adequate monitoring, reporting, record keeping and informed consent. In Phase 1, small clinical trials are conducted to determine the safety and proper dose ranges of product candidates. In Phase 2, clinical trials are conducted to assess safety and gain preliminary evidence of the efficacy of product candidates. In Phase 3, clinical trials are conducted to provide sufficient data for the statistically valid evidence of safety and efficacy. The time and expense that will be required for us to perform this clinical testing can vary and is substantial. We cannot be certain that we will successfully complete Phase 1, Phase 2 or Phase 3 testing within any specific period, if at all. Furthermore, the FDA, the Institutional Review Board responsible for approving and monitoring the clinical trials at a given site, the Data Safety Monitoring Board, where one is used, or we may suspend the clinical trials at any time on various grounds, including a finding that subjects or patients are exposed to unacceptable health risk.

If the clinical data from these clinical trials (Phases 1, 2 and 3) are deemed to support the safety and effectiveness of the candidate product for its intended use, then we may proceed to seek to file with the FDA, a New Drug Application, or NDA, seeking approval to market a new drug for one or more specified intended uses. We have not completed our clinical trials for any candidate product for any intended use and therefore, we cannot ascertain whether the clinical data will support and justify filing an NDA. Nevertheless, if and when we are able to ascertain that the clinical data supports and justifies filing an NDA, we intend to make such appropriate filings.

The purpose of the NDA is to provide the FDA with sufficient information so that it can assess whether it ought to approve the candidate product for marketing for specific intended uses. The fact that the FDA has designated a drug as an orphan drug for a particular intended use does not mean that the drug has been approved for marketing. Marketing and commercialization of a drug is permitted only after FDA approves an NDA for the drug. A request for orphan drug status must be filed before the NDA is filed. The orphan drug designation, though, provides certain benefits, including a seven-year period of market exclusivity subject to certain exceptions.

The NDA normally contains, among other things, sections describing the chemistry, manufacturing, and controls, non-clinical pharmacology and toxicology, human pharmacokinetics and bioavailability, microbiology, the results of the clinical trials, and the proposed labeling which contains, among other things, the intended uses of the candidate product.

We cannot take any action to market any new drug or biologic product in the United States until our marketing application has been approved by the FDA. The FDA has substantial discretion over the approval process and may disagree with our interpretation of the data submitted. The process may be significantly extended by requests for additional information or clarification regarding information already provided. As part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians. Satisfaction of these and other regulatory requirements typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the product. Government regulation may delay or prevent marketing of potential products for a considerable period and impose costly procedures on our activities. We cannot be certain that the FDA or other regulatory agencies will approve any of our products on a timely basis, if at all. Success in preclinical or early stage clinical trials does not assure success in later-stage clinical trials. Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses and these limitations may adversely affect the commercial viability of the product. Delays in obtaining, or failures to obtain regulatory approvals, would have a material adverse effect on our business.

Even after we obtain FDA approval, we may be required to conduct further clinical trials (i.e., Phase 4 trials) and provide additional data on safety and effectiveness. We are also required to gain separate approval for the use of an approved product as a treatment for indications other than those initially approved. In addition, side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Similarly, adverse events that are reported after marketing approval can result in additional limitations being placed on the product’s use and, potentially, withdrawal of the product from the market. Any adverse event, either before or after marketing approval, can result in product liability claims against us.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition—generally a disease or condition with a prevalence of fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product candidate with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Although we currently have no approvals to market our products from the FDA, if we obtain regulatory approval for any of our product prospects, we will be required to comply with post-approval regulatory requirements, including any post-approval requirements that the FDA may have imposed as a condition of approval. We will be required to report certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling requirements. We, as well as certain of our partners or subcontractors, will be required to register our facilities with the FDA and certain state agencies, and will be subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including current good manufacturing, or cGMP, regulations, which impose certain procedural and documentation requirements upon drug manufacturers. Accordingly, we must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

Our products may also be subject to official lot release, meaning that we will be required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release, we must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency, and effectiveness of pharmaceutical products.

Once an approval is granted, the FDA may withdraw the approval if we do not maintain compliance with regulatory requirements and standards or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a Risk Evaluation and Mitigation Strategy, or REMS, program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
●	fines, warning letters or holds on post-approval clinical trials;
●	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license
●	approvals;
●	product seizure or detention, or refusal to permit the import or export of products; or
●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

We may also be subject to various federal, state and international laws pertaining to health care “fraud and abuse,” including anti-kickback laws and false claims laws. The federal Anti-kickback law, which governs federal healthcare programs (e.g., Medicare, Medicaid), makes it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular drug. Many states have similar laws that are not restricted to federal healthcare programs. Federal and state false claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payers (including Medicare and Medicaid), claims for reimbursement, including claims for the sale of drugs or services, that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. If the government or a whistleblower were to allege that we violated these laws there could be a material adverse effect on us, including our stock price. Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, which could have a materially adverse effect on our business, results of operations and financial condition. A finding of liability under these laws can have significant adverse financial implications for us and can result in payment of large penalties and possible exclusion from federal healthcare programs. We will consult counsel concerning the potential application of these and other laws to our business and our sales, marketing and other activities and will make good faith efforts to comply with them. However, given their broad reach and the increasing attention given by law enforcement authorities, we cannot assure you that some of our activities will not be challenged or deemed to violate some of these laws.

European Economic Area

Although we are not currently seeking regulatory approval in the EU, we or our potential future licensees may do so in the future. As such, a summary of the EU regulatory processes follows below.

A medicinal product may only be placed on the market in the European Economic Area (the “EEA”), composed of the 27 EU member states, plus Norway, Iceland and Lichtenstein, when a marketing authorization has been issued by the competent authority of a member state pursuant to Directive 2001/83/EC (as recently amended by Directive 2004/27/EC), or an authorization has been granted under the centralized procedure in accordance with Regulation (EC) No. 726/2004 or its predecessor, Regulation 2309/93. There are essentially three community procedures created under prevailing European pharmaceutical legislation that, if successfully completed, allow an applicant to place a medicinal product on the market in the EEA.

Centralized Procedure

Regulation 726/2004/EC now governs the centralized procedure when a marketing authorization is granted by the European Commission, acting in its capacity as the European Licensing Authority on the advice of the EMA. That authorization is valid throughout the entire community and directly or (as to Norway, Iceland and Liechtenstein) indirectly allows the applicant to place the product on the market in all member states of the EEA. The EMA is the administrative body responsible for coordinating the existing scientific resources available in the member states for evaluation, supervision and pharmacovigilance of medicinal products. Certain medicinal products, as described in the Annex to Regulation 726/2004, must be authorized centrally. These are products that are developed by means of a biotechnological process in accordance with Paragraph 1 to the Annex to the Regulation. Medicinal products for human use containing a new active substance for which the therapeutic indication is the treatment of acquired immune deficiency syndrome, or AIDS, cancer, neurodegenerative disorder or diabetes must also be authorized centrally. Starting on May 20, 2008, the mandatory centralized procedure was extended to autoimmune diseases and other immune dysfunctions and viral diseases. Finally, all medicinal products that are designated as orphan medicinal products pursuant to Regulation 141/2000 must be authorized under the centralized procedure. An applicant may also opt for assessment through the centralized procedure if it can show that the medicinal product constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization centrally is in the interests of patients at the community level. For each application submitted to the EMA for scientific assessment, the EMA is required to ensure that the opinion of the Committee for Medicinal Products for Human Use (the “CHMP”), is given within 210 days after receipt of a valid application. This 210 days period does not include the time that the applicant to answer any questions raised during the application procedure, the so-called ‘clock stop’ period. If the opinion is positive, the EMA is required to send the opinion to the European Commission, which is responsible for preparing the draft decision granting a marketing authorization. This draft decision may differ from the CHMP opinion, stating reasons for diverging for the CHMP opinion. The draft decision is sent to the applicant and the member states, after which the European Commission takes a final decision. If the initial opinion of the CHMP is negative, the applicant is afforded an opportunity to seek a re-examination of the opinion. The CHMP is required to re-examine its opinion within 60 days following receipt of the request by the applicant. All CHMP refusals and the reasons for refusal are made public on the EMA website. Without a centralized marketing authorization it is prohibited to place a medicinal product that must be authorized centrally on the market in the EU.

Mutual Recognition and Decentralized Procedures

With the exception of products that are authorized centrally, the competent authorities of the member states are responsible for granting marketing authorizations for medicinal products placed on their national markets. If the applicant for a marketing authorization intends to market the same medicinal product in more than one member state, the applicant may seek an authorization progressively in the community under the mutual recognition or decentralized procedure. Mutual recognition is used if the medicinal product has already been authorized in a member state. In this case, the holder of this marketing authorization requests the member state where the authorization has been granted to act as reference member state by preparing an updated assessment report that is then used to facilitate mutual recognition of the existing authorization in the other member states in which approval is sought (the so-called concerned member state(s)). The reference member state must prepare an updated assessment report within 90 days of receipt of a valid application. This report together with the approved Summary of Product Characteristics (“SmPC”) (which sets out the conditions of use of the product), and a labeling and package leaflet are sent to the concerned member states for their consideration. The concerned member states are required to approve the assessment report, the SmPC and the labeling and package leaflet within 90 days of receipt of these documents. The total procedural time is 180 days.

The decentralized procedure is used in cases where the medicinal product has not received a marketing authorization in the EU at the time of application. The applicant requests a member state of its choice to act as reference member state to prepare an assessment report that is then used to facilitate agreement with the concerned member states and the grant of a national marketing authorization in all of these member states. In this procedure, the reference member state must prepare, for consideration by the concerned member states, the draft assessment report, a draft SmPC and a draft of the labeling and package leaflet within 120 days after receipt of a valid application. As in the case of mutual recognition, the concerned member states are required to approve these documents within 90 days of their receipt.

For both mutual recognition and decentralized procedures, if a concerned member state objects to the grant of a marketing authorization on the grounds of a potential serious risk to public health, it may raise a reasoned objection with the reference member state. The points of disagreement are in the first instance referred to the Co-ordination Group on Mutual Recognition and Decentralized Procedures, to reach an agreement within 60 days of the communication of the points of disagreement. If member states fail to reach an agreement, then the matter is referred to the EMA and CHMP for arbitration. The CHMP is required to deliver a reasoned opinion within 60 days of the date on which the matter is referred. The scientific opinion adopted by the CHMP forms the basis for a binding European Commission decision.

Irrespective of whether the medicinal product is assessed centrally, de-centrally or through a process of mutual recognition, the medicinal product must be manufactured in accordance with the principles of good manufacturing practice as set out in Directive 2003/94/EC and Volume 4 of the rules governing medicinal products in the European community. Moreover, community law requires the clinical results in support of clinical safety and efficacy based upon clinical trials conducted in the European community to be in compliance with the requirements of Directive 2001/20/EC, which implements good clinical practice in the conduct of clinical trials on medicinal products for human use. Clinical trials conducted outside the European community and used to support applications for marketing within the EU must have been conducted in a way consistent with the principles set out in Directive 2001/20/EC. The conduct of a clinical trial in the EU requires, pursuant to Directive 2001/20/EC, authorization by the relevant national competent authority where a trial takes place, and an ethics committee to have issued a favorable opinion in relation to the arrangements for the trial. It also requires that the sponsor of the trial, or a person authorized to act on his behalf in relation to the trial, be established in the community.

National Procedure

This procedure is available for medicinal products that do not fall within the scope of mandatory centralized authorization and are intended for use in only one EU member state. Specific procedures and timelines differ between member states, but the duration of the procedure is generally 210 days and based on a risk/efficacy assessment by the competent authority of the member state concerned, followed by determination of SmPC, package leaflet and label text/layout and subsequently grant of the marketing authorization. Marketing authorizations granted on this basis are not mutually recognized by other member states.

There are various types of applications for marketing authorizations:

Full Applications. A full application is one that is made under any of the community procedures described above and “stands alone” in the sense that it contains all of the particulars and information required by Article 8(3) of Directive 2001/83 (as amended) to allow the competent authority to assess the quality, safety and efficacy of the product and in particular the balance between benefit and risk. Article 8(3)(l) in particular refers to the need to present the results of the applicant’s research on (i) pharmaceutical (physical-chemical, biological or microbiological) tests, (ii) preclinical (toxicological and pharmacological) studies and (iii) clinical trials in humans. The nature of these tests, studies and trials is explained in more detail in Annex I to Directive 2001/83/EC. Full applications would be required for products containing new active substances not previously approved by the competent authority, but may also be made for other products.

Abridged Applications. Article 10 of Directive 2001/83/EC contains exemptions from the requirement that the applicant provide the results of its own preclinical and clinical research. There are three regulatory routes for an applicant to seek an exemption from providing such results, namely (i) cross-referral to an innovator’s results without consent of the innovator, (ii) well established use according to published literature and (iii) consent to refer to an existing dossier of research results filed by a previous applicant.

Cross-referral to Innovator’s Data

Articles 10(1) and 10(2)(b) of Directive 2001/83/EC provide the legal basis for an applicant to seek a marketing authorization on the basis that its product is a generic medicinal product (a copy) of a reference medicinal product that has already been authorized, in accordance with community provisions. A reference product is, in principle, an original product granted an authorization on the basis of a full dossier of particulars and information. This is the main exemption used by generic manufacturers for obtaining a marketing authorization for a copy product. The generic applicant is not required to provide the results of preclinical studies and of clinical trials if its product meets the definition of a generic medicinal product and the applicable regulatory results protection period for the results submitted by the innovator has expired. A generic medicinal product is defined as a medicinal product:

●	having the same qualitative and quantitative composition in active substance as the reference medicinal product;
●	having the same pharmaceutical form as the reference medicinal product; and
●	whose bioequivalence with the reference medicinal product has been demonstrated by appropriate bioavailability studies.

Applications in respect of a generic medicinal product cannot be made before the expiry of the protection period. Where the reference product was granted a national marketing authorization pursuant to an application made before October 30, 2005, the protection period is either 6 years or 10 years, depending upon the election of the particular member state concerned. Where the reference product was granted a marketing authorization centrally, pursuant to an application made before November 20, 2005, the protection period is 10 years. For applications made after these dates, Regulation 726/2004 and amendments to Directive 2001/83/EC provide for a harmonized protection period regardless of the approval route utilized. The harmonized protection period is in total 10 years, including eight years of research data protection and two years of marketing protection. The effect is that the originator’s results can be the subject of a cross-referral application after eight years, but any resulting authorization cannot be exploited for a further two years. The rationale of this procedure is not that the competent authority does not have before it relevant tests and trials upon which to assess the efficacy and safety of the generic product, but that the relevant particulars can, if the research data protection period has expired, be found on the originator’s file and used for assessment of the generic medicinal product. The 10-year protection period can be extended to 11 years where, in the first eight years, post-authorization, the holder of the authorization obtains approval for a new indication assessed as offering a significant clinical benefit in comparison with existing products.

If the copy product does not meet the definition of a generic medicinal product or if certain types of changes occur in the active substance(s) or in the therapeutic indications, strength, pharmaceutical form or route of administration in relation to the reference medicinal product, Article 10(3) of Directive 2001/83/EC provides that the results of the appropriate preclinical studies or clinical trials must be provided by the applicant.

Well-Established Medicinal Use

Under Article 10a of Directive 2001/83/EC, an applicant may, in substitution for the results of its own preclinical and clinical research, present detailed references to published literature demonstrating that the active substance(s) of a product have a well-established medicinal use within the community with recognized efficacy and an acceptable level of safety. The applicant is entitled to refer to a variety of different types of literature, including reports of clinical trials with the same active substance(s) and epidemiological studies that indicate that the constituent or constituents of the product have an acceptable safety/efficacy profile for a particular indication. However, use of the published literature exemption is restricted by stating that in no circumstances will constituents be treated as having a well-established use if they have been used for less than 10 years from the first systematic and documented use of the substance as a medicinal product in the EU. Even after 10 years’ systematic use, the threshold for well-established medicinal use might not be met. European pharmaceutical law requires the competent authorities to consider among other factors the period over which a substance has been used, the amount of patient use of the substance, the degree of scientific interest in the use of the substance (as reflected in the scientific literature) and the coherence (consistency) of all the scientific assessments made in the literature. For this reason, different substances may reach the threshold for well-established use after different periods, but the minimum period is 10 years. If the applicant seeks approval of an entirely new therapeutic use compared with that to which the published literature refers, additional preclinical and/or clinical results would have to be provided.

Informed Consent

Under Article 10c of Directive 2001/83/EC, following the grant of a marketing authorization the holder of such authorization may consent to a competent authority utilizing the pharmaceutical, preclinical and clinical documentation that it submitted to obtain approval for a medicinal product to assess a subsequent application relating to a medicinal product possessing the same qualitative and quantitative composition with respect to the active substances and the same pharmaceutical form.

Law Relating to Pediatric Research

Regulation (EC) 1901/2006 (as amended by Regulation (EC) 1902/2006) was adopted on December 12, 2006. This Regulation governs the development of medicinal products for human use in order to meet the specific therapeutic needs of the pediatric population. It requires any application for marketing authorization made after July 26, 2008 in respect of a product not authorized in the European Community on January 26, 2007 (the time the Regulation entered into force), to include the results of all studies performed and details of all information collected in compliance with a pediatric investigation plan agreed by the Pediatric Committee of the EMA, unless the product is subject to an agreed waiver or deferral or unless the product is excluded from the scope of Regulation 1902/2006 (generics, hybrid medicinal products, biosimilars, homeopathic and traditional (herbal) medicinal products and medicinal products containing one or more active substances of well-established medicinal use). Waivers can be granted in certain circumstances where pediatric studies are not required or desirable. Deferrals can be granted in certain circumstances where the initiation or completion of pediatric studies should be deferred until appropriate studies in adults have been performed. Moreover, this regulation imposes the same obligation from January 26, 2009 on an applicant seeking approval of a new indication, pharmaceutical form or route of administration for a product already authorized and still protected by a supplementary protection certificate granted under Regulation EC 469/2009 and its precursor (EEC) 1768/92 or by a patent that qualifies for the granting of such a supplementary protection certificate. The pediatric Regulation 1901/2006 also provides, subject to certain conditions, a reward for performing such pediatric studies, regardless of whether the pediatric results provided resulted in the grant of a pediatric indication. This reward comes in the form of an extension of six months to the supplementary protection certificate granted in respect of the product, unless the product is subject to orphan drug designation, in which case the 10-year market exclusivity period for such orphan products is extended to 12 years. If any of the non-centralized procedures for marketing authorization have been used, the six-month extension of the supplementary protection certificate is only granted if the medicinal product is authorized in all member states.

Post-authorization Obligations

In the pre-authorization phase the applicant must provide a detailed pharmacovigilance plan that it intends to implement post-authorization. An authorization to market a medicinal product in the EU carries with it an obligation to comply with many post-authorization organizational and behavioral regulations relating to the marketing and other activities of authorization holders. These include requirements relating to post-authorization efficacy studies, post-authorization safety studies, adverse event reporting and other pharmacovigilance requirements, advertising, packaging and labeling, patient package leaflets, distribution and wholesale dealing. The regulations frequently operate within a criminal law framework and failure to comply with the requirements may not only affect the authorization, but also can lead to financial and other sanctions levied on the company in question and responsible officers. As a result of the currently on-going overhaul of EU pharmacovigilance legislation the financial and organizational burden on market authorization holders will increase significantly, such as the obligation to maintain a pharmacovigilance system master file that applies to all holders of marketing authorizations granted in accordance with Directive 2001/83/EC or Regulation (EC) No 726/2004. Marketing authorization holders must furthermore collect data on adverse events associated with use of the authorized product outside the scope of the authorization. Pharmacovigilance for biological products and medicines with a new active substance will be strengthened by subjecting their authorization to additional monitoring activities. The EU is currently in the process of issuing implementing regulations for the new pharmacovigilance framework.

Any authorization granted by member state authorities, which within three years of its granting is not followed by the actual placing on the market of the authorized product in the authorizing member state ceases to be valid. When an authorized product previously placed on the market in the authorizing member state is no longer actually present on the market for a period of three consecutive years, the authorization for that product shall cease to be valid. The same two three year periods apply to authorizations granted by the European Commission based on the centralized procedure.

Employees

We presently have 3 full-time employees. Our Chief Executive Officer is employed under a service agreement with us. Our officers are expected to dedicate approximately 60% of their professional time to our business until such time that we receive regulatory approval of any Cannabis-Based Medical Products. Our subsidiary currently has six employees and conducts our medical research through collaboration agreements with third parties.

ITEM 1A. RISK FACTORS

Risks Related to Our Business, Financial Position and Capital Requirements

We are an early-stage biopharmaceutical medical cannabis research and development company with a history of losses, and we expect to continue to incur losses for the foreseeable future, and we may never achieve or maintain profitability.

We are an early-stage biopharmaceutical medical cannabis research and development company focused on the research and development of medical cannabis therapies, products and delivery technologies and we have incurred significant operating losses since we commenced our present operations in July 2014. Our net loss was approximately $10.2 million and $4.6 million for the fiscal years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, we had an accumulated deficit of approximately $27.2 million. To date, we have not generated any product revenue. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We have no products on the market and expect that it will be many years, if ever, before we have a product candidate ready for commercialization.

We have not generated, and may not generate, any product revenue for the foreseeable future, and we expect to continue to incur significant operating losses for the foreseeable future due to the cost of research and development, preclinical studies and clinical trials, the regulatory review process for product prospects, and the development of manufacturing and marketing capabilities for any product prospects approved for commercial sale. The amount of our potential future losses is uncertain. To achieve profitability, we must successfully develop product prospects, obtain regulatory approvals to market and commercialize product prospects, manufacture any approved product prospects on commercially reasonable terms, establish a sales and marketing organization or suitable third-party alternatives for any approved product prospects and raise sufficient funds to finance our business activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease our value and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in our value could also cause our stockholders to lose all or part of their investment.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern based on our financial history.

The audited financial statements included in this annual report have been prepared assuming that we will continue as a going concern and do not include any adjustments that might result if we cease to continue as a going concern. We believe that in order to continue as a going concern, including the costs of being a public company, we will need approximately $600,000 per year simply to cover our administrative, legal and accounting fees. We have incurred significant losses since our inception. We have funded these losses primarily through the sale of shares of our common stock, par value $0.0001 per share (the “Common Stock”), shares of our Preferred Stock and warrants to purchase shares of Common Stock through private placement transactions, grant of restricted shares for services rendered and the issuance of convertible notes, which have been subsequently converted into restricted shares of Common Stock.

Based on our financial history and other factors described in the audited financial statements as of and for the year ended December 31, 2018, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report on the financial statements and we have made disclosures about going concern matters elsewhere in the financial statements. To date, we have not generated revenues from operating activities and we do not anticipate generating any significant revenues in 2019.

Notwithstanding our success in raising gross proceeds of $5 million from the April 2018 PIPE, there can be no assurance that we will be able to continue to raise equity and/or debt capital from investors on terms and conditions satisfactory to us, or otherwise, and/or have adequate capital resources required by us to fund our current and future planned operations. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our plan of operations, which may have a material adverse effect on our business, results of operations and ability to continue as a going concern.

Since we have a limited operating history in our business, it is difficult for potential investors to evaluate our business.

Our business involves two distinct operations: (i) conducting scientific research and development in collaboration with leading universities and institutions in Israel on the use of cannabis for medical treatment and (ii) providing consulting services to assist clients with establishing their own medical cannabis treatment programs. We commenced operations as a medical cannabis research and development company in July 2014, and therefore have a relatively short operating history upon which an evaluation of our future success or failure can objectively be made. Our business is a highly speculative undertaking and involves a substantial degree of risk. We have not demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by early-stage companies in new and rapidly evolving competitive fields, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of revenue. The likelihood of our success must be considered in light of the early stage of our operations. There is no assurance that our business will ever be successful or that we will be able to attain profitability. Any failure by us to report profits may adversely affect the price of our Common Stock.

We will need to raise additional capital to meet our business requirements in the future, which may be costly or difficult to obtain and could dilute our stockholders’ ownership interests.

We have not yet generated significant revenue and will require additional capital to continue our research and development activities, conduct clinical trials, commercialize our products and otherwise fund our operations. Our ability to secure required financing will depend in part upon investor perception of our ability to create a successful business. Capital market conditions and other factors beyond our control may also play important roles in our ability to raise capital. There can be no assurance that debt or equity financing will be available or sufficient for our requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations and prospects. If we are unable to obtain additional funding as needed, we may be required to reduce the scope of our research and development activities, which could harm our business plan, financial condition and operating results, or we may be required to cease our operations entirely, in which case, our investors will lose all of their investment.

Any additional capital raised through the sale of equity or equity-backed securities may dilute our stockholders’ ownership percentages and could also result in a decrease in the market value of our equity securities. The terms of any securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of our securities then outstanding. Any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may have an adverse impact on our financial condition.

Our failure to fulfill all of our registration requirements may cause us to suffer liquidated damages, which may be very costly.

Pursuant to the terms of the Registration Rights Agreement that we entered into in connection with the April 2018 PIPE, we are required to use our commercially reasonable best efforts to file, obtain effectiveness and maintain effectiveness of a registration statement with respect to the shares of our Common Stock underlying the securities issued. The failure to do so could result in the payment of liquidated damages by us. The amount of liquidated damages potentially payable is equal to 2% of the purchase price paid by the Investor pursuant to the Purchase Agreement and up to a maximum of 18%. If we are required to pay liquidated damages and fail to do so, such liquidated damages shall accrue interest at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law), accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. There can be no assurance as to when this registration statement will be declared effective, if at all, or that we will be able to maintain the effectiveness of any registration statement, and therefore there can be no assurance that we will not incur liquidated damages with respect to the Registration Rights Agreement.

Our involvement in the cannabis industry may make it difficult to obtain insurance coverage.

In the event that we decide to commence business operations in the U.S., of which there can be no assurance, obtaining and maintaining necessary insurance coverage, for such things as workers compensation, general liability, product liability and directors and officers insurance, may be more difficult and/or expensive for us to find because we are involved in the cannabis industry. There can be no assurance that we will be able to find such insurance in the near future, if needed, or that the cost of coverage will be affordable or cost-effective. If, either because of unavailability or cost prohibitive reasons, we are compelled to operate without insurance coverage, we may be prevented from entering certain business sectors, experience inhibited growth potential and/or be exposed to additional risks and financial liabilities.

Our proprietary information, or that of our suppliers and business partners, may be lost or we may suffer security breaches.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, clinical trial data, our proprietary business information and that of our suppliers and business partners, and personally identifiable information of our employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Although to our knowledge we have not experienced any such material security breach to date, any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disrupt our operations, damage our reputation, and cause a loss of confidence in our products and our ability to conduct clinical trials, which could adversely affect our business and reputation and lead to delays in gaining regulatory approvals for our Cannabis-Based Medical Product prospects. Although we maintain business interruption insurance coverage, our insurance might not cover all losses from any future breaches of our systems.

Significant disruptions of information technology systems or security breaches could adversely affect our business.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party vendors who may or could have access to our confidential information. The size and complexity of our information technology systems, and those of third-party vendors with whom we contract, and the large amounts of confidential information stored on those systems, make such systems vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information.

Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could adversely affect our business operations and/or result in the loss, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business and reputational harm to us. For example, any such event that leads to unauthorized access, use or disclosure of personal information, including personal information regarding our patients or employees, could harm our reputation, require us to comply with federal and/or state breach notification laws and foreign law equivalents, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information. Security breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above. While we have implemented security measures to protect our information technology systems and infrastructure, there can be no assurance that such measures will prevent service interruptions or security breaches that could adversely affect our business.

The estimates and judgments we make, or the assumptions on which we rely, in preparing our consolidated financial statements could prove inaccurate.

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We cannot assure, however, that our estimates, or the assumptions underlying them, will not change over time or otherwise prove inaccurate. For example, our estimates as they relate to anticipated timelines and milestones for our clinical trials or preclinical development or other financial measurements may prove to be inaccurate. If this is the case, we may be required to re-estimate our plans or restate our consolidated financial statements, which could, in turn, subject us to securities class action litigation. Defending against such potential litigation relating to a restatement of our consolidated financial statements would be expensive and would require significant attention and resources of our management. Moreover, our insurance to cover our obligations with respect to the ultimate resolution of any such litigation may be inadequate. As a result of these factors, any such potential litigation could have a material adverse effect on our financial results, harm our business, and cause our share price to decline.

Risks Related to Our Product Development, Our Services and the Medical Cannabis Industry

We are highly dependent on the success of cannabinoid technology, and we may not be able to develop the technology, successfully obtain regulatory or marketing approval for, or successfully commercialize, our products or product candidates.

Our business is focused upon the research and development of medical cannabis therapies, products and delivery technologies. Our success is dependent upon the viability of the development of medical cannabis therapies, products and delivery technologies.

Neither we nor any other company has received regulatory approval from the FDA to market any therapeutics, products or delivery technologies based on botanical cannabinoids, though the FDA has approved two drugs that contain a synthetic substance that acts similarly to cannabis compounds but is not present in the cannabis plant. Further, the scientific evidence underlying the feasibility of developing medical cannabis therapies, products and delivery technologies is both preliminary and limited.

If our Cannabis-Based Medical product prospects are found to be ineffective or unsafe in humans, or if the never receive regulatory approval for commercialization, we may never be able bring our Cannabis-Based Medical Products prospects to market and may never become profitable. Further, our current business strategy, including all of our research and development, is primarily focused on utilizing cannabinoid technology to develop medical cannabis therapies, products and delivery technologies. This lack of diversification increases the risk associated with the ownership of our Common Stock. If we are unsuccessful in developing and commercializing our Cannabis-Based Medical product prospects, we may be required to alter our scope and direction and steer away from the intellectual property we have developed as well as the core capabilities of our management team and advisory board. Without successful commercialization of our Cannabis-Based Medical product prospects, we may never become profitable, which would have a material adverse effect on our business, results of operations and financial condition.

Laws and regulations affecting therapeutic uses of marijuana are constantly evolving.

The constant evolution of laws and regulations affecting the research and development of cannabis-based medical products and treatments could detrimentally affect our business. Laws and regulations related to the therapeutic uses of marijuana are subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations or alleged violation of these laws could disrupt our business and result in a material adverse effect on our operations. In addition, we cannot predict the nature of any future laws, regulations, interpretations or applications of laws and regulations and it is possible that new laws and regulations may be enacted in the future that will be directly applicable to our business.

The FDA has not approved the whole-plant extract of cannabis as a safe and effective drug for any indication.

Although the FDA has not approved any drug product containing or derived from botanical cannabis, the FDA is aware that there is considerable interest in its use to attempt to treat a number of medical conditions. Before conducting testing in humans of a drug that has not been approved by the FDA, we will need to submit an investigational new drug (IND) application, which is reviewed by the FDA. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending NDAs, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution. We cannot predict how FDA would regulate any drug based on or derived from botanical cannabis or what restrictions would apply once approved.

Clinical trials of cannabis-based medical products and treatments are novel terrain with very limited or non-existing clinical trials history; we face a significant risk that the trials will not result in commercially viable products and treatments.

At present, there is no documented history of clinical trials from which we can derive any scientific conclusions or prove that our present assumptions for the current and planned research are scientifically compelling. The results from our 2015 in vitro studies on the effect of a formulation comprised of CBD and THC on multiple myeloma cells studied outside their normal biological context indicated a 100% mortality rate of myeloma cells in 60% of the cultured cells within a 24 to 48 hour period, and highlight the potential abilities of cannabis oil extract to successfully fight multiple myeloma cancer cells and, hopefully treat multiple myeloma in patients, when and if approved. While we are encouraged by the results of the limited in vitro tests, there can be no assurance that any clinical trial will result in commercially viable products or treatments.

Clinical trials are expensive, time consuming and difficult to design and implement. Failure can occur at any time during the clinical study process. The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. There is a high failure rate for drugs proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed satisfactorily through preclinical studies and initial clinical studies. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses. We do not know whether any Phase I, Phase II, Phase III or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates. We, as well as the regulatory authorities in Israel and elsewhere, such as an IRB (Helsinki committee), IMCU, or the FDA, may suspend, delay or terminate our clinical trials at any time, may require us, for various reasons, to conduct additional clinical trials, or may require a particular clinical trial to continue for a longer duration than originally planned, including, among others:

●	lack of effectiveness of any formulation or delivery system during clinical trials;
●	discovery of serious or unexpected toxicities or side effects experienced by trial participants or other safety issues;
●	slower than expected rates of subject recruitment and enrollment rates in clinical trials;
●	delays or inability in manufacturing or obtaining sufficient quantities of materials for use in clinical trials due to regulatory and manufacturing constraints;
●	delays in obtaining regulatory authorization to commence a trial, including IRB approvals, licenses required for obtaining and using cannabis for research, either before or after a trial is commenced;
●	unfavorable results from ongoing pre-clinical studies and clinical trials.
●	patients or investigators failing to comply with study protocols;
●	patients failing to return for post-treatment follow-up at the expected rate;
●	sites participating in an ongoing clinical study withdraw, requiring us to engage new sites;
●	third-party clinical investigators decline to participate in our clinical studies, do not perform the clinical studies on the anticipated schedule, or act in ways inconsistent with the established investigator agreement, clinical study protocol, good clinical practices, and other Institutional Review Board requirements;
●	third-party entities do not perform data collection and analysis in a timely or accurate manner or at all; or
●	regulatory inspections of our clinical studies require us to undertake corrective action or suspend or terminate our clinical studies.

Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

Identifying and qualifying patients to participate in clinical studies of our product prospects is critical to our success. The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product prospects, and we may experience delays in our clinical studies if we encounter difficulties in enrollment.

Additionally, the process of finding patients may prove costly. We also may not be able to identify, recruit and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product prospects under study, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential product prospects will be delayed.

If we experience delays in the completion or termination of any clinical study of our product prospects, the commercial prospects of our product prospects will be harmed, and our ability to generate revenue from any of these product prospects could be delayed or prevented. In addition, any delays in completing our clinical studies will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenue. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product prospects.

In respect of our product candidates targeting rare indications, orphan drug exclusivity may afford limited protection, and if another party obtains orphan drug exclusivity for the drugs and indications we are targeting, we may be precluded from commercializing our product candidates in those indications during that period of exclusivity.

We are seeking to obtain an orphan designation for some of our product candidates in the United States and in Europe. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined, in part, as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the EMA’s Committee for Orphan Medicinal Products (COMP), grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, the first NDA applicant with an orphan drug designation for a particular active moiety to treat a specific disease or condition that receives FDA approval is entitled to a seven-year exclusive marketing period in the United States for that product candidate, for that indication. In the European Union, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers and 10 years of market exclusivity is granted following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

There is no assurance that we will successfully obtain orphan drug designation for any rare disease or condition indications or that we will receive the full benefit of orphan exclusivity upon approval of any of our product prospects for which we obtain orphan drug designation.

Failure to secure the necessary Israeli licenses to use cannabis for medical research could limit our ability to execute our research and development activities, delay the launch of our products and adversely affect the results of our business operations.

To date, we are only conducting our research in Israel and, in fact, have limited our activities to Israel. The medical products we are developing contain cannabis, a “controlled substance” as defined in the Israeli Dangerous Drugs Ordinance [New Version], 5733 - 1973. In Israel, licenses to cultivate, possess and to use cannabis for medical research are granted by the IMCA, on an ad-hoc basis. We acquire the cannabis needed for our research activities from G.K. Medical Cannabis Ltd, Canndoc Ltd or IMC Medical Cannabis Ltd, all government-licensed Israeli medical cannabis growers. We obtained necessary IMCA licenses in order to carry out the research in collaboration with Sheba, G.C. Group, Emilia, Dead Sea Labs and the Technion. Currently we have licenses in order to continue our activities in collaboration with Sheba Academic Medical Center, PharmItBe, Pharmaceed Ltd and the Technion R&D Foundation Ltd. We have applied for additional license for a phase I study we are starting in the second fiscal quarter of 2018 in Sourasky hospital for the safety of our cannabis soluble tablet delivery system.

Although we have an established track record of successfully obtaining the requisite licenses as required, there can be no assurance that we will continue to be able to secure licenses in the future. If we fail to comply with Israeli rules and regulations related to the licensing of cannabis, we may not be able to research and develop our product prospects as we intend or at all. If we are unsuccessful in obtaining the requisite licenses, we may never become profitable, which would have a material adverse effect on our business, results of operations and financial condition.

Our failure to comply with controlled substance legislation could restrict or harm our ability to develop and commercialize our products.

Our business is, and will be, subject to wide-ranging laws and regulations of Israel, the United States (federal and state), the European Community and other governments in each of the countries where we may develop and market our products. We must comply with all regulatory requirements if we expect to be successful.

Most countries are parties to the Single Convention on Narcotic Drugs of 1961 as amended by the 1972 Protocol, which governs international trade and domestic control of narcotic substances, including cannabis extracts. Countries may interpret and implement their treaty obligations in a way that creates a legal obstacle to us obtaining marketing approval in those countries for any cannabinoid-based products we develop. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be marketed or achieving such amendments to the laws and regulations may take a prolonged period of time. In the case of countries with similar obstacles, we would be unable to market our product prospects in countries in the near future or perhaps at all if the laws and regulations in those countries do not change.

Any cannabinoid-based product prospect that we may develop for use in the United States, will be subject to U.S. controlled substance laws and regulations that will require us, along with our collaborators and licensees, to expend time, money and effort in all areas of regulatory compliance, including, if applicable, manufacturing, production, quality control and assurance and clinical trials. Any failure to comply with these laws and regulations, or the cost of compliance with these laws and regulations, could adversely affect the results of our business operations and our financial condition.

The constant evolution of laws and regulations affecting the research and development of medical cannabis therapies, products and delivery technologies could detrimentally affect our business. Laws and regulations related to the therapeutic uses of cannabis are subject to changing interpretations. These changes may require us to incur substantial costs associated with legal and compliance fees and ultimately require us to alter our business plan. Furthermore, violations or alleged violation of these laws could disrupt our business and result in a material adverse effect on our operations, including our ability to conduct clinical trials that are prerequisite to our ability to commercialize our Cannabis-Based Medical Products. We cannot predict the nature of any future laws, regulations, interpretations or applications of laws and regulations and it is possible that new laws and regulations may be enacted in the future that will be directly applicable to our business.

Cannabis remains illegal under U.S. federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations.

We are a biotechnology company focused on the research and development of medical cannabis therapies, products and delivery technologies. The commercial viability of our medical cannabis therapies, products and delivery technologies in the United States depends, in part, on state laws and regulations; however, Cannabis remains illegal under federal law.

The United States federal government regulates drugs through the Controlled Substances Act, which places controlled substances, including cannabis, on one of five schedules. Cannabis is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration. Because of this, doctors may not prescribe cannabis for medical use under federal law, although they can recommend its use under the First Amendment.

Currently, twenty-eight U.S. states and the District of Columbia allow the use of medical cannabis. Eight states and the District of Columbia also allow its recreational use. Because cannabis is a Schedule I controlled substance, however, the development of a legal cannabis industry under the laws of these states is in conflict with the Federal Controlled Substances Act, which makes cannabis use and possession illegal on a national level. The United States Supreme Court has confirmed that the federal government has the right to regulate and criminalize cannabis, including for medical purposes, and that federal law criminalizing the use of cannabis pre-empts state laws that legalize its use.

In 2014, the United States House of Representatives passed an amendment (the “Rohrabacher-Farr Amendment”) to the Commerce, Justice, Science, and Related Agencies Appropriations Bill, which funds the United States Department of Justice (the “DOJ”). The Rohrabacher-Farr Amendment prohibits the DOJ from using funds to prevent states with medical cannabis laws from implementing such laws. In August 2016, a Ninth Circuit federal appeals court ruled in United States v. McIntosh that the Rohrabacher-Farr Amendment bars the DOJ from spending funds on the prosecution of conduct that is allowed by state medical cannabis laws, provided that such conduct is in strict compliance with applicable state law. In March 2015, bipartisan legislation titled the Compassionate Access, Research Expansion, and Respect States Act (the “CARERS Act”) was introduced, proposing to allow states to regulate the medical use of cannabis by changing applicable federal law, including by reclassifying cannabis under the Controlled Substances Act to a Schedule II controlled substance and thereby changing the plant from a federally-criminalized substance to one that has recognized medical uses.

Although these developments have been met with a certain amount of optimism in the scientific community, the CARERS Act has not yet been adopted, and the Rohrabacher-Farr Amendment, being an amendment to an appropriations bill, must be renewed annually. On March 23, 2018, President Trump signed the Consolidated Appropriations Act of 2018 into law, which included the Rohrabacher-Blumenthal Amendment, an extension of the Rohrabacher-Farr Amendment, and will be in effect through September 30, 2018. The federal government could at any time change its enforcement priorities against the cannabis industry. We do not grow or distribute cannabis, but our current and planned business operations involve licensing cannabinoid-based products and technology. Any change in enforcement priorities could render such operations unprofitable or even prohibit such operations.

If we choose to distribute our future products in the United States, we will be subject to controlled substance laws and regulations; failure to receive necessary approvals may delay the launch of our products and failure to comply with these laws and regulations may adversely affect the results of our business operations.

Our future products will contain controlled substances as defined in the CSA. Controlled substances that are pharmaceutical products are subject to a high degree of regulation under the CSA, which establishes, among other things, certain registration, manufacturing quotas, security, recordkeeping, reporting, import, export and other requirements administered by the DEA. The DEA classifies controlled substances into five schedules: Schedule I, II, III, IV or V substances. Schedule I substances by definition have a high potential for abuse, have no currently “accepted medical use” in the United States, lack accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. Pharmaceutical products approved for use in the United States may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest potential for abuse or dependence and Schedule V substances the lowest relative risk of abuse among such substances. Schedule I and II drugs are subject to the strictest controls under the CSA, including manufacturing and procurement quotas, security requirements and criteria for importation. In addition, dispensing of Schedule II drugs is further restricted. For example, they may not be refilled without a new prescription.

While Cannabis is a Schedule I controlled substance, products approved for medical use in the United States that contain Cannabis or Cannabis extracts would likely be placed in Schedules II - V, depending on FDA’s scheduling recommendation. If and when our product prospects receive FDA approval, the DEA will make a scheduling determination based on FDA’s scientific guidance and place it in a schedule other than Schedule I in order for it to be prescribed to patients in the United States. If approved by the FDA, we expect the finished dosage forms of our product prospects to be listed by the DEA as a Schedule II or III controlled substance. Consequently, their manufacture, importation, exportation, domestic distribution, storage, sale and legitimate use will be subject to a significant degree of regulation by the DEA. The scheduling process may take one or more years beyond FDA approval, thereby significantly delaying the launch of our product prospects. Furthermore, if the FDA, DEA or any foreign regulatory authority determines that product prospects may have potential for abuse, it may require us to generate more clinical data than that which is currently anticipated, which could increase the cost and/or delay the launch of our product prospects.

We expect that our product prospects will be scheduled as Schedule II or III, as a result of which we will also need to identify wholesale distributors with the appropriate DEA registrations and authority to distribute the products to pharmacies and other healthcare providers, and these distributors would need to obtain Schedule II or III distribution licenses. The failure to obtain, or delay in obtaining, or the loss of any of those registrations could result in increased costs to us. If a product prospect is a Schedule II drug, pharmacies would be required to, among other things, maintain enhanced security with alarms and monitoring systems and they must adhere to recordkeeping and inventory requirements. This may discourage some pharmacies from carrying the product. Furthermore, state and federal enforcement actions, regulatory requirements, and legislation intended to reduce prescription drug abuse, such as the requirement that physicians consult a state prescription drug monitoring program, may make physicians less willing to prescribe, and pharmacies to dispense, Schedule II products.

We may manufacture the commercial supply of our product prospects outside of the United States. If a Product Prospect is approved by the FDA and classified as a Schedule II or III substance, an importer can import for commercial purposes if it obtains from the DEA an importer registration and files an application with the DEA for an import permit for each import. The DEA provides annual assessments/estimates to the International Narcotics Control Board which guides the DEA in the amounts of controlled substances that the DEA authorizes to be imported. The failure to identify an importer or obtain the necessary import authority, including specific quantities, could affect the availability of a Product Prospect and have a material adverse effect on our business, results of operations and financial condition. In addition, an application for a Schedule II importer registration must be published in the Federal Register, and there is a waiting period for third party comments to be submitted.

Individual states have also established controlled substance laws and regulations. Though state-controlled substance laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule our product candidates as well. While some states automatically schedule a drug based on federal action, other states schedule drugs through rulemaking or a legislative action. State scheduling may delay commercial sale of any product for which we obtain federal regulatory approval and adverse scheduling could have a material adverse effect on the commercial attractiveness of such product. We, our potential future partners, and future distributors would also need to obtain separate state registrations, permits or licenses in order to be able to obtain, handle, and distribute controlled substances for clinical trials or commercial sale, and failure to meet applicable regulatory requirements could lead to enforcement and sanctions by the states in addition to those from the DEA or otherwise arising under federal law.

Our ability to provide consulting services in the United States is dependent on additional states legalizing medical marijuana.

While continuing with scientific investigations into medical effects and benefits of cannabis, we anticipate that it will begin generating revenue through providing consulting services related to medical marijuana programs. As of the date of this filing, we have provided consulting services to a medical marijuana program with locations in Hawaii and Pennsylvania, but have no other agreements, arrangements, or understandings, either written or oral, to provide consulting services related to public or private medical marijuana programs. We have little information on the potential market for or commercial viability of such consulting services or the entities that would compete with us for provision of such services.

Continued development of the medical marijuana market is dependent upon continued legislative authorization of marijuana at the state level for medical purposes and, in certain states, including California, based on the specifics of the legislation passed in that state. Any number of factors could slow or halt the progress. Furthermore, progress, while encouraging, is not assured, and the process normally encounters set-backs before achieving success. While there may be ample public support for legislative proposals, key support must be created in the legislative committee or a bill may never advance to a vote. Numerous factors impact the legislative process. Any one of these factors could slow or halt the progress and adoption of marijuana for medical purposes, which would limit the market for our services and products and negatively impact our business and revenues.

If we choose to engage in research and development in the United States, controlled substance legislation may restrict or limit our ability to research, manufacture and develop a commercial market for our products.

Clinical research with cannabis involving human subjects is heavily regulated in the US and involves coordination with multiple federal agencies, including the FDA, the DEA, and the National Institute on Drug Abuse (NIDA). All cannabis supplies for clinical research must be obtained through the NIDA, which limits the amounts and strains of cannabis available for research. Although the DEA published a notice in August 2016 that it would consider applications from independent cannabis growers to supply cannabis for clinical research, the DEA has not yet approved any additional suppliers.

As of the date of this filing, we do not have any ongoing research studies involving cannabis or any of the product prospects in the US.

If we choose to engage in research and development or consulting activities in Europe, controlled substance legislation may restrict or limit our ability to provide consulting services or to research, manufacture and develop a commercial market for our products.

Approximately 250 substances, including cannabis, are listed in the Schedules annexed to the United Nations Single Convention on Narcotic Drugs (New York, 1961, amended 1972), the Convention on Psychotropic Substances (Vienna, 1971) and the Convention against Illicit Traffic in Narcotic Drugs and Psychotropic Substances (introducing control on precursors) (Vienna, 1988). The purpose of these listings is to control and limit the use of these drugs according to a classification of their therapeutic value, risk of abuse and health dangers, and to minimize the diversion of precursor chemicals to illegal drug manufacturers. The 1961 UN Single Convention on Narcotic Drugs, as amended in 1972 classifies cannabis as Schedule I (“substances with addictive properties, presenting a serious risk of abuse”) and as Schedule IV (“the most dangerous substances, already listed in Schedule I, which are particularly harmful and of extremely limited medical or therapeutic value”) narcotic drug. The 1971 UN Convention on Psychotropic Substances classifies THC - the principal psychoactive cannabinoid of cannabis - as schedule I psychotropic substance (Substances presenting a high risk of abuse, posing a particularly, serious threat to public health which are of very little or no therapeutic value). Most countries in Europe are parties to these conventions, which govern international trade and domestic control of these substances, including cannabis. They may interpret and implement their obligations in a way that creates a legal obstacle to our obtaining manufacturing and/or marketing approval for our products in those countries. These countries may not be willing or able to amend or otherwise modify their laws and regulations to permit our products to be manufactured and/or marketed, or achieving such amendments to the laws and regulations may take a prolonged period of time.

Changes in legislation or regulation in the health care systems in the United States and foreign jurisdictions may affect us.

Our ability to successfully commercialize our cannabis-based medical products and treatments may depend on how Israel, the US and other respective governments and/or health administrations provide coverage and/or reimbursements for our cannabis-based product prospects and treatments. The ongoing efforts of governments, insurance companies, and other participants in the health care services industry to trim health care costs may adversely affect our ability to achieve profitability.

In the US to date, the FDA has not approved a drug product based on botanical marijuana or a derivative or extract from botanical marijuana. In addition, the US federal government has maintained strict prohibitions on the use, cultivation, distribution, sale, and possession of marijuana and products derived from marijuana. While 29 states have enacted laws permitting medical use of marijuana for qualified patients, states laws do not necessarily allow use of medical products derived from marijuana unless otherwise approved by FDA for specific medical indications. If the laws, regulations, and enforcement policies at the federal and state level do not change, we may not be able to market our products in the US without significant risk of enforcement action.

In certain foreign markets, including major markets in the European Union, pricing of prescription pharmaceuticals is subject to governmental control. Price negotiations with governmental authorities may range from 6 to 12 months or longer after the receipt of regulatory marketing approval for a product. Our business could be detrimentally effected if reimbursements of our cannabis-based products is unavailable or limited if pricing is set at unacceptable levels.

Changes in consumer preferences and acceptance of cannabis-based medical products and treatments and any negative trends will adversely affect our business.

We are substantially dependent on continued market acceptance and proliferation of cannabis-based medical products and treatments. We believe that as cannabis-based products and treatments become more widely accepted by the medical/scientific communities and the public at large, the stigma associated with cannabis-based medical products and treatments will moderate and, as a result, consumer demand will likely continue to grow. However, we cannot predict the future growth rate and size of the market, assuming that the regulatory climate permits, of which there can be no assurance. Any negative outlook on cannabis-based medical products will adversely affect our business prospects.

In addition, we believe that large, well-funded pharmaceutical and other related businesses and industries may have a strong economic reasons to be in strong opposition to cannabis-based medical products. We believe that the pharmaceutical industry may not easily surrender control of any product, such as cannabis-based products, that could generate significant revenue. The pharmaceutical industry is well-funded with a strong and experienced lobby presence at both the federal and state levels as well as internationally, that surpasses financial resources of the current group of medical cannabis research and development companies. Any effort the pharmaceutical lobby could or might undertake to halt or delay the newly developing medical cannabis industry could have a detrimental impact on our business.

These pressures could also limit or restrict the introduction and marketing of any such product. Adverse publicity from cannabis misuse or adverse side effects from cannabis or other cannabinoid products may adversely affect the commercial success or marketability. The nature of our business attracts and may be expected to continue to attract a high level of public and media interest and, in the event of any related adverse publicity, we may not succeed in monetizing our products.

We are entering a potentially highly competitive market.

Demand for medical cannabis-based products is dependent on a number of social, political and economic factors that are beyond our control. While we believe that demand for such medical products will continue to grow, there is no assurance that such increase in demand will happen, that we will benefit from any demand increase or that our business, in fact, will ever become profitable.

The emerging markets for cannabis-related medical research and development is and will likely remain both competitive and evolve into becoming even more so. In particular, we face strong competition from larger and better funded companies that may be in the process of offering similar products and treatments that we intend to offer. Many of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources than we may be expected to have for the foreseeable future.

These competitors may be able to react to market changes quicker, respond more rapidly to new regulations and/or allocate greater resources to the development and promotion of their products than we can. Furthermore, some of these competitors may make acquisitions or establish collaborative relationships among themselves or with third parties to increase their ability to rapidly gain market share.

Given the rapid changes affecting the cannabis-related medical research and development industry, we may not be able to create and maintain a competitive advantage in the marketplace. Our success will depend on our ability to develop innovative cannabis-related products and treatments working with our university and institutional partners that will be accepted, especially with ever-changing legal and regulatory environment. Our success will depend on our ability to respond to, among other things, changes in the economy, market conditions, and competitive pressures. Any failure by us to anticipate or respond adequately to such changes could have a material adverse effect on our financial condition, operating results, liquidity, cash flow and our operational performance.

Our failure to comply with existing and potential future laws and regulations relating to drug development could harm our plan of operations.

Our business is, and will be, subject to wide-ranging, existing laws and regulations of the State of Israel, the U.S. (federal and states), and other governments in each of the countries we may develop and market our product prospects. We must comply with as many regulatory requirements as possible if we expect to be successful.

If any of our cannabis-based product prospects and treatments is approved in the United States, it will be subject to ongoing regulatory requirements including federal and state requirements. As a result, we and our collaborators and/or joint venture partners must continue to expend time, money and effort in all areas of regulatory compliance, including, if applicable, manufacturing, production, quality control and assurance and, of upmost importance, clinical trials. To date, the FDA has not approved cannabis as a safe and effective drug for any indication and has not approved a drug based on botanical cannabis or a derivative or extract from botanical cannabis. We cannot predict how FDA would regulate such a drug or what restrictions would apply once approved. It is very likely that the DEA would add any such drug product to a controlled substance schedule which carries significant restrictions. We will also be required to report certain adverse reactions and production problems, if any and applicable, to the FDA, and to comply with advertising and promotion requirements for our cannabis-based product prospects and treatments.

Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to conduct clinical trials, which are prerequisite to our ability to commercialize our cannabis-based medical products and related treatments. If regulatory sanctions are applied or if regulatory approval, once obtained, is for any reason withdrawn, the value of our business and our operating results could be materially adversely affected.

State and municipal governments in which we provide consulting services or seek to provide consulting services may have, or may adopt laws that adversely affect our ability to do business.

While the federal government has the right to regulate and criminalize marijuana, which it has in fact done, state and municipal governments may adopt additional laws and regulations that further criminalize or negatively affect marijuana businesses. States that currently have laws that decriminalize or legalize certain aspects of marijuana, such as medical marijuana, could in the future, reverse course and adopt new laws that further criminalize or negatively affect marijuana businesses. Additionally, municipal governments in these states may have laws that adversely affect marijuana businesses, even though there are no such laws at the state level. For example, municipal governments may have zoning laws that restrict where marijuana operations can be located and the manner and size of which they can expand and operate. These municipal laws, like the federal laws, may adversely affect our ability to do business, and adverse enforcement actions under these laws may lead to costly litigation and a closure of the businesses with which we have contracts or royalty-fee structures in place, in turn, affecting our own business. Moreover, if additional states do not adopt laws that legalize certain aspects of the marijuana industry, we may not be able to expand our business in the manner in which we prefer.

Also, given the complexity and rapid change of the federal, state and local laws pertaining to marijuana, we may incur substantial legal costs associated with complying with these laws and in acquiring the necessary state and local licenses required by our business endeavors. For example, some states permit entities to enter into joint venture relationships with individual license holders that provide for revenue sharing arrangements. In other states, revenue sharing is not permitted, and we will accept fee-for-service arrangement on a cost-plus basis for our services. State and municipal governments may also limit the number of specialized licenses available or apply stringent compliance requirements necessary to maintain the license. These developments may limit our ability to expand our negatively affect our business model.

The businesses for which we plan to provide consulting services may have difficulty accessing the services of banks in the United States, which may make it difficult for them to purchase our products and services.

As discussed above, the use of marijuana is illegal under federal law. Therefore, there is a strong argument that banks cannot accept for deposit funds from the drug trade and therefore cannot do business with our clients that operate medical marijuana programs. On February 14, 2014, the U.S. Department of the Treasury, FinCEN released guidance to banks “clarifying Bank Secrecy Act (“BSA”) expectations for financial institutions seeking to provide services to marijuana-related businesses.” In addition, U.S. Rep. Jared Polis (D-CO) has stated he will seek an amendment to banking regulations and laws in order to allow banks to transact business with state-authorized medical marijuana treatment programs. While these are positive developments, there can be no assurance this legislation will be successful, or that, even with the FinCEN guidance, banks will decide to do business with medical marijuana retailers, or that, in the absence of actual legislation, state and federal banking regulators will not strictly enforce current prohibitions on banks handling funds generated from an activity that is illegal under federal law. The inability of potential clients in our target markets to open accounts and otherwise use the services of banks may make it difficult for such potential clients to purchase our products and services and could materially harm our business.

Risks Related to Our Dependence on Third Parties

We depend substantially on collaboration with our research and development partners.

We do not have in-house research facilities and, as a consequence, we must rely on collaboration agreements with industry partners, as well as leading academic medical centers, in order to develop, research, produce and commercialize our novel cannabinoid-based therapies targeting a variety of different indications and effectively help patients in need.

Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer and our Director of Research and Regulatory Affairs, who is highly qualified by both training and experience, is monitoring the progress of the investigation and research of our medical cannabis development. We are also dependent upon Dr. Oron Yacoby Zeevi, our Chief Scientific Officer, who has more than 20 years of extensive scientific experience with both private and publicly listed companies in the biopharmaceutical industry. In addition, Alon Sinai, our Chief Operating Officer, serves as our key liaison with our collaboration partners at the major Israeli hospitals and medical centers.

To date, we have signed three research collaboration and license agreements as well as service agreement with Sheba Academic Medical Center in Tel Hashomer, Israel (“Sheba”), with respect to two potential indications. Sheba is a university-affiliated hospital that serves as Israel’s national medical center and is one of the leading integrated medical centers in the Middle East. Within the framework of the abovementioned agreements with Sheba, as well as other potentially negotiated agreements, we intend to initiate two studies at the Sheba facilities to explore the effect of two formulations, all based on active ingredients in the cannabis extracts, on multiple myeloma and psoriasis. We have also signed two agreements with Sourasky Medical center for performing a safety PK study on our soluble tablet and for submitting an IRB approval for conducting a study on the efficacy of the soluble tablet on Low Back Pain Patients.

On April 5, 2017, we announced that as a result of the promising preliminary results from the preclinical efficacy testing of our cannabinoid-based topical ointment for treating psoriasis, reporting significant reduction of several inflammation markers specific to psoriasis, we have received expressions of scientific and medical interest, world-wide, for our cannabinoid-based topical ointment for treating psoriasis. We have expanded the size and scope of our clinical studies and, as previously announced, anticipates that subject to pending regulatory approvals from applicable jurisdictions, the topical ointment should be available for use by those who suffer from psoriasis in the near term. The study had been conducted by the Dead Sea and Arava Science Center.

In August 6, 2015, we signed a nonbinding Memorandum of Understanding with Emilia, for the development, manufacture and marketing of a cannabinoid-based topical ointment to treat psoriasis. We entered into a binding agreement with Emilia Cosmetics, which set forth all terms, in the fourth fiscal quarter of 2016. We completed the development process in the fourth fiscal quarter of 2016 and then initiated a phase I trial at the Sheba facilities to explore the efficacy of the topical ointment on psoriasis. However, we do not know if our expectations with respect to the development process will be fulfilled in a timely manner, if at all, or if the costs of development will exceed our anticipation.

While we retain full ownership of our intellectual property, or other proprietary rights and trade secrets that were conceived prior to entry into the agreements with Sheba, our psoriasis- and fibromyalgia-related research agreements with Sheba provide that all intellectual property and other rights that are conceived during the collaboration will be jointly owned by Sheba and us.

Collaboration agreements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize cannabis-based medical products.

We may also enter into collaboration agreements with pharmaceutical companies and/or biotechnology institutions for the development or commercialization of our cannabis-based medical product prospects and treatments, which agreements may contain provisions based upon, among other things, the merits of retaining certain rights. We will face significant competition in seeking appropriate collaborators and in negotiating agreements at acceptable terms, if at all. We may not be successful in our efforts to enter, implement and maintain collaboration agreements. Disagreements stemming from collaboration agreements concerning development, intellectual property, regulatory or commercialization matters can lead to delays and, in some cases, termination of our collaboration agreements or otherwise result in the potentially significant costs and fees in seeking to enforce or protect our rights, if any. Any such disagreements can be difficult if, in fact, neither of the parties has final decision making authority. The resulting outcome of any disputes and/or disagreements would in all likelihood adversely affect our business.

Data provided by collaborators and others upon which we rely that has not been independently verified could turn out to be false, misleading, or incomplete.

We rely on third-party vendors, scientists, and collaborators to provide us with significant data and other information related to our projects, clinical trials, and our business. If such third parties provide inaccurate, misleading, or incomplete data, our business, prospects, and results of operations could be materially adversely affected.

We depend on a limited number of suppliers for materials and components required to manufacture our product prospects. The loss of these suppliers, or their failure to supply us on a timely basis, could cause delays in our current and future capacity and adversely affect our business.

We depend on a limited number of suppliers for the materials and components required to manufacture our product prospects. As a result, we may not be able to obtain sufficient quantities of critical materials and components in the future. A delay or interruption by our suppliers may also harm our business, results of operations and financial condition.

In addition, the lead time needed to establish a relationship with a new supplier can be lengthy, and we may experience delays in meeting demand in the event we must switch to a new supplier. The time and effort to qualify for and, in some cases, obtain regulatory approval for a new supplier could result in additional costs, diversion of resources or reduced manufacturing yields, any of which would negatively impact our operating results. Our dependence on single-source suppliers exposes us to numerous risks, including the following: our suppliers may cease or reduce production or deliveries, raise prices or renegotiate terms; our suppliers may become insolvent or cease trading; we may be unable to locate a suitable replacement supplier on acceptable terms or on a timely basis, or at all; and delays caused by supply issues may harm our reputation, frustrate our customers and cause them to turn to our competitors for future needs.

We rely on third parties to conduct our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We rely on contract research organizations (“CROs”), clinical data management organizations and consultants to design, conduct, supervise and monitor our preclinical studies and clinical trials. We and our CROs are required to comply with various regulations, including Good Clinical Practice (“GCP”) requirements, which are enforced by regulatory agencies, including the FDA, and guidelines of the Competent Authorities of Member States of the EEA and comparable foreign regulatory authorities to ensure that the health, safety and rights of patients are protected in clinical development and clinical trials, and that trial data integrity is assured. Regulatory authorities ensure compliance with these requirements through periodic inspections of trial sponsors, principal investigators and trial sites. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. If we or any of our CROs fail to comply with applicable requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the European Commission or other comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with such requirements. In addition, our clinical trials must be conducted with products produced under current Good Manufacturing Practices (“cGMP”) requirements, which mandate, among other things, the methods, facilities and controls used in manufacturing, processing and packaging of a drug product to ensure its safety and identity. Failure to comply with these regulations may require us to repeat preclinical studies and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed or reduced. In addition, operations of our CROs could be affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, terror attacks and other natural or man-made disasters or business interruptions. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of our research and development programs may be harmed or delayed and our operations and financial condition could suffer.

Because we have relied on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We rely on third-party manufacturers to produce preclinical and clinical supplies, and intend to rely on third-party manufacturers for commercial supplies, of our approved product prospects, if approved.

We rely on third parties to manufacture our product prospects. We do not own manufacturing facilities. Any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified manufacturers.

The manufacturing process for our product prospects is subject to review by the FDA, EMA, DEA and other foreign regulatory authorities. Manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards such as cGMP. In addition, our manufacturers must ensure consistency among batches, including preclinical, clinical and, if approved, marketing batches. Demonstrating such consistency may require typical manufacturing controls as well as clinical data. Our manufacturers must also ensure that our batches conform to complex release specifications. Further, manufacturers of controlled substances must obtain and maintain necessary DEA and state registrations and registrations with applicable foreign regulatory authorities, and must establish and maintain processes to ensure compliance with DEA and state requirements and requirements of applicable foreign regulatory authorities governing, among other things, the storage, handling, security, recordkeeping and reporting for controlled substances. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if their operations become limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture our product prospects may be unique or proprietary to the original manufacturer and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product prospects in a timely manner or within budget.

We expect to continue to rely on third-party manufacturers if we receive regulatory approval for any product prospect. To the extent that we have existing, or enter into future, manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for product prospects, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product prospects successfully. Our or a third party’s failure to execute on our manufacturing requirements could adversely affect our business in a number of ways, including:

●	an inability to initiate or continue preclinical studies or clinical trials of product prospects under development;
●	delay in submitting regulatory applications, or receiving regulatory approvals, for product prospects;
●	loss of the cooperation of a collaborator;
●	subjecting our product prospects to additional inspections by regulatory authorities; and
●	in the event of approval to market and commercialize a product prospect, the withdrawal of such approval and/or an inability to meet commercial demands for our products.

In addition, our ability to obtain materials from these manufacturers could be disrupted if the operations of these manufacturers are affected by earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics, terror attacks and other natural or man-made disasters or business interruptions. If their facilities are unable to operate because of an accident or incident, even for a short period of time, some or all of our research and development programs may be harmed or delayed and our operations and financial condition could suffer. Our third-party manufacturers also may use hazardous materials, including chemicals and compounds that could be dangerous to human health and safety or the environment, and their operations may also produce hazardous waste products. In the event of contamination or injury, our third-party manufacturers could be held liable for damages or be penalized with fines in an amount exceeding their resources, which could result in our clinical trials or regulatory approvals being delayed or suspended.

If we are unable to develop sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions on acceptable terms, we may be unable to generate revenue.

We do not currently have any sales, marketing or distribution capabilities. If any of our Cannabis-Based Medical Products prospects are approved, we will need to develop internal sales, marketing and distribution capabilities to commercialize such products, which would be expensive and time-consuming, or enter into collaborations with third parties to perform these services. If we decide to market our products directly, we will need to commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and supporting distribution, administration and compliance capabilities. If we rely on third parties with such capabilities to market our products or decide to co-promote products with collaborators, we will need to establish and maintain marketing and distribution arrangements with third parties, and there can be no assurance that we will be able to enter into such arrangements on acceptable terms or at all. In entering into third-party marketing or distribution arrangements, any revenue we receive will depend upon the efforts of the third parties and there can be no assurance that such third parties will establish adequate sales and distribution capabilities or be successful in gaining market acceptance of any approved product. If we are not successful in commercializing any product approved in the future, either on our own or through third parties, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to Intellectual Property

If we fail to protect our intellectual property rights, our ability to pursue the development of our technologies and products would be negatively affected.

Our success will depend in part on our ability to protect our intellectual property. This is done, in part, by obtaining patents and trademarks and then maintaining adequate protection of our technologies, tradenames and products. If we do not adequately protect our intellectual property, competitors may be able to use our technologies to produce and market products in direct competition with us and erode our competitive advantage. Some foreign countries lack rules and methods for defending intellectual property rights and do not protect proprietary rights to the same extent as the United States. Many companies have had difficulty protecting their proprietary rights in these foreign countries. We may not be able to prevent misappropriation of our proprietary rights.

We are currently seeking patent protection for several processes and products prospects. However, the patent process is subject to numerous risks and uncertainties, and there can be no assurance that we will be successful in protecting our product prospects by obtaining and defending patents. These risks and uncertainties include the following:

●	patents that may be issued or licensed may be challenged, invalidated, or circumvented, or otherwise may not provide any competitive advantage;
●	our competitors, many of which have substantially greater resources than us and many of which have made significant investments in competing technologies, may seek, or may already have obtained, patents that will limit, interfere with, or eliminate our ability to make, use, and sell our products and product candidates either in the United States or in international markets;
●	there may be significant pressure on the United States government and other international governmental bodies to limit the scope of patent protection both inside and outside the United States for treatments that prove successful as a matter of public policy regarding worldwide health concerns;
●	countries other than the United States may have less restrictive patent laws than those upheld by United States courts, allowing foreign competitors the ability to exploit these laws to create, develop, and market competing products.

Any patents issued to us may not provide us with meaningful protection, and third parties may challenge, circumvent or narrow them. Third parties may also independently develop products similar to our products or product candidates, duplicate our unpatented product or product candidates, and design around any patents on product candidates we may develop.

Additionally, extensive time is required for development, testing and regulatory review of product candidates. While extension of a patent term due to regulatory delays may be available, it is possible that before any of our product candidates can be commercialized, any related patent, even with an extension, may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

In addition, the USPTO, and patent offices in other jurisdictions have often required that patent applications concerning biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we or our licensors are able to obtain patents, the patents may be substantially narrower than anticipated.

In addition to patents, we rely on a combination of trade secrets, confidentiality, nondisclosure and other contractual provisions, and security measures to protect our confidential and proprietary information. These measures may not adequately protect our trade secrets or other proprietary information. If they do not adequately protect our rights, third parties could use our technology, and we could lose any competitive advantage we may have. In addition, others may independently develop similar proprietary information or techniques or otherwise gain access to our trade secrets, which could impair any competitive advantage we may have.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the USPTO to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome were favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays.

A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, legal fees, result in injunctions, temporary restraining orders and/or require the payment of damages. There is a risk that the court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents, redesign our products or processes to avoid infringement or obtain licenses (which may not be available on commercially reasonable terms). In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property, trade secrets and/or proprietary information to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to obtain these types of agreements from our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our products. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable.

We also rely on trade secrets to protect our proprietary know-how and technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our current and former employees, consultants, outside scientific collaborators, sponsored researchers, contract manufacturers, vendors and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, we cannot guarantee that we have executed these agreements with each party that may have or have had access to our trade secrets. Any party with whom we or they have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they disclose such trade secrets, from using that technology or information to compete with us. If any of our trade secrets or proprietary information were to be disclosed to or independently developed by a competitor or other third-party, our competitive position would be harmed.

We may desire to, or be forced to, seek additional licenses to use intellectual property owned by third parties, and such licenses may not be available on commercially reasonable terms or at all.

Third parties may also hold intellectual property, including patent rights that are important or necessary to the development of our drug candidates, in which case we would need to obtain a license from that third party or develop a different formulation of the product that does not infringe upon the applicable intellectual property, which may not be possible. Additionally, we may identify drug candidates that we believe are promising and whose development and other intellectual property rights are held by third parties. In such a case, we may desire to seek a license to pursue the development of those drug candidates. Any license that we may desire to obtain or that we may be forced to pursue may not be available when needed on commercially reasonable terms or at all. Any inability to secure a license that we need or desire could have a material adverse effect on our business, financial condition and prospects.

Risks Related to Management and Personnel

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business may fail.

Our future success depends, to a significant extent, on our ability to attract, train and retain capable scientists and physicians, enter into collaboration agreements for our research and managerial personnel. Recruiting and retaining capable personnel, particularly those with expertise with medical research, is vital to our success. If we are unable to attract and retain qualified employees, our business may fail and our investors could lose their entire investment.

At present, we believe to have the necessary key personal to carry out our business plans but there can be no assurance that our beliefs prove unfounded. If we are unable to hire and retain key personnel, our business will be materially adversely affected.

Our future success is dependent, in part, on the performance and continued service of Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer and Alon Sinai, our Chief Operating Officer.

We are dependent to a great deal on Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer, to conduct and oversee our clinical studies. Dr. Baruch is expected to handle all aspects of our medical and research related to developing our product prospects and regulatory affairs. We are also dependent on the services of Alon Sinai, our Chief Operating Officer, in negotiating and serving as our liaison with our collaboration partners at major Israeli medical centers. The loss of Dr. Baruch’s services and those of Mr. Sinai could have a material adverse effect on our operations and prospects. At this time, we do not currently have “key man” life insurance for Dr. Baruch, Dr. Yacoby-Zeevi or Mr. Sinai.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could subject us to significant liability and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with applicable manufacturing standards, comply with other federal and state laws and regulations, report information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information, including information obtained in the course of clinical trials, or illegal appropriation of drug product, which could result in government investigations and serious harm to our reputation. We have not yet adopted a code of business conduct and ethics and it is not always possible to identify and deter employee misconduct. The precautions we take to detect and prevent these prohibited activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

Risks Related to Operating in Israel

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our Israeli employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Israeli Patent Law”), inventions conceived of by an employee during the term and as part of the scope of his or her employment with a company are regarded as “service inventions,” which belong to the employer, absent a specific agreement between the employee and employer giving the employee service invention rights. The Israeli Patent Law also provides that if there is no such agreement between an employer and an employee, the Israeli Compensation and Royalties Committee (the “C&R Committee”), a body constituted under the Israeli Patent Law, shall determine whether the employee is entitled to remuneration for his or her inventions. The C&R Committee (decisions of which have been upheld by the Israeli Supreme Court) has held that employees may be entitled to remuneration for their service inventions despite having specifically waived any such rights. Further, the C&R Committee has not yet set specific guidelines regarding the method for calculating this remuneration or the criteria or circumstances under which an employee’s waiver of his or her right to remuneration will be disregarded. We generally enter into intellectual property assignment agreements with our employees pursuant to which such employees assign to us all rights to any inventions created in the scope of their employment or engagement with us. Although our employees have agreed to assign to us service invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding remuneration in consideration for assigned inventions. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current or former employees, or be forced to litigate such claims, which could negatively affect our business.

It may be difficult for investors in the United States to enforce any judgments obtained against us or our directors or officers.

The majority of our assets are located outside the United States. In addition, all of our officers are nationals or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. It may also be difficult to assert claims under United States securities law in actions originally instituted outside of the United States. Moreover, Israeli courts may refuse to hear a United States securities law claim because Israeli courts may not be the most appropriate forums in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, certain content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by Israeli law. Consequently, our investors may be effectively prevented from pursuing remedies under U.S. federal and state securities laws against us or any of our non-U.S. directors or officers.

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

All of our research facilities and certain of our key personnel are located in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has caused security and economic problems in Israel. Although Israel has entered into peace treaties with Egypt and Jordan, and various agreements with the Palestinian Authority, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians since September 2000. The establishment in 2006 of a government in the Gaza Strip by representatives of the Hamas militant group has created heightened unrest and uncertainty in the region. In mid-2006, Israel engaged in an armed conflict with Hezbollah, a Shiite Islamist militia group based in Lebanon, and in June 2007, there was an escalation in violence in the Gaza Strip. From December 2008 through January 2009 and again in November and December 2012, Israel engaged in an armed conflict with Hamas, which involved missile strikes against civilian targets in various parts of Israel and negatively affected business conditions in Israel. In July 2014, Israel launched an additional operation against Hamas operatives in the Gaza strip in response to Palestinian groups launching rockets at Israel. Recent political uprisings and social unrest in Syria are affecting its political stability, which has led to the deterioration of the political relationship between Syria and Israel and have raised new concerns regarding security in the region and the potential for armed conflict. Similar civil unrest and political turbulence is currently ongoing in many countries in the region. The continued political instability and hostilities between Israel and its neighbors and any future armed conflict, terrorist activity or political instability in the region could adversely affect our operations in Israel and adversely affect the market price of our shares of Common Stock. In addition, several countries restrict doing business with Israel and Israeli companies have been and are today subjected to economic boycotts. The interruption or curtailment of trade between Israel and its present trading partners could adversely affect our business, financial condition and results of operations.

Risks Related to Our Common Stock

There can be no assurance of a liquid public trading market for our Common Stock or whether investors will be able to readily be able to sell their shares of Common Stock.

At present, our Common Stock is subject to quotation on the OTCQB market under the symbol “OWCP”. There is only a limited, liquid public trading market for our Common Stock and there can be no assurance that a more liquid market will ever develop or be sustained. Market liquidity will depend on the perception of our business and any steps that our management might take to bring public awareness of our business to the investing public within the parameters of the federal securities laws. There can be given no assurance that there will be any awareness generated or sustained. Consequently, investors may not be able to liquidate their investment or liquidate it at a price paid by investors equal to or greater than their initial investment in our Common Stock. As a result, holders of our Common Stock may not find purchasers for their shares should they to decide to sell the Common Stock held by them at any particular time if ever. Consequently, our Common Stock should be purchased only by investors who have no immediate need for liquidity in their investment and who can hold our Common Stock, possibly for a prolonged period of time.

Our shares of Common Stock are thinly traded, so stockholders may be unable to sell at or near ask prices or at all if they need to sell shares to raise money or otherwise desire to liquidate their shares.

Our Common Stock is “thinly-traded,” meaning that the number of persons interested in purchasing our Common Stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give stockholders any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained.

In the event an active trading market develops for our Common Stock, the market price may, from time-to-time, be volatile.

In the event an active trading market develops for our Common Stock, the market price of our Common Stock may be highly volatile, as is the market for securities subject to quotation on OTC Markets in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in conditions or trends in the industry in which we operate, general market and economic conditions in the United States and world-wide as well as the number of our shares of Common Stock being purchased and sold at any particular time. These factors may materially adversely affect the market price of our Common Stock, regardless of our historic business performance or future prospects. In addition, the public stock markets have experienced and may be expected to experience extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to their operating performance. These market fluctuations may adversely affect the market price of our Common Stock.

A large number of additional shares will be available for resale into the public market pursuant to Rule 144, which may cause the market price of our Common Stock to decline significantly.

Sales of a substantial number of shares of our Common Stock in the public market will become available pursuant to Rule 144 promulgated by the SEC under the Securities Act, could adversely affect the market price of our Common Stock. As of December 31, 2018, we had 150,207,393 shares of Common Stock outstanding, of which 13,405,702 shares of Common Stock are restricted and are subject to the resale provisions of Rule 144 and Regulations D and S under the United States federal securities laws and the rules and regulations promulgated by the SEC thereunder. As restrictions on resale of other shares of Common Stock expire, pursuant to the provisions of Rule 144 or otherwise, the market price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them at any given date or over any particular period of time. When restrictions on resale lapse, and if holders of previously restricted securities sell a large number of shares pursuant to Rule 144 under the Securities Act, they could adversely affect the market price for our Common Stock, which such adverse effect could be sustained and over which we have no control.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our Common Stock or our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, including shares of our Common Stock, resulting in the dilution of the ownership interests of our present shareholders. We are authorized to issue an aggregate of 500,000,000 shares of Common Stock, par value $0.00001 per share and 20,000,000 shares of preferred stock, par value $0.00001 (the “Preferred Stock”), of which 150,207,393 shares of Common Stock and 490 shares of Preferred Stock are outstanding at December 31, 2018. In addition, current holders of our Common Stock will experience dilution in their equity ownership from the exercise of outstanding Common Stock purchase warrants and stock options granted under our 2016 Employees Stock Option Plan (the “2016 ESOP”).

We may also issue additional shares of our Common Stock, warrants or other securities that are convertible into or exercisable for the purchase of shares of our Common Stock in connection with hiring and/or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our Common Stock or other securities, for any reason including those stated above, may have a negative impact on the market price of our Common Stock. There can be no assurance that the issuance of any additional shares of Common Stock, warrants or other convertible securities may not be at a price (or exercise prices) below the then prevailing price at which shares of our Common Stock will be quoted on the OTCQB Market.

In the event of conversion of shares of our Series A Convertible Preferred Stock and warrants to purchase shares of our Common Stock, you may experience substantial dilution of your Common Stock.

On April 30, 2018, we consummated the April 2018 PIPE, pursuant to which we sold to a non-US-based institutional investor 500 shares of our Series A Convertible Preferred Stock, which were initially convertible into 25,000,000 shares of our Common Stock and warrants to purchase 12,500,000 shares of our Common Stock, at an initial exercise price of $0.22 per share (the “Warrants”). On November 27, 2018, as a result of a “triggering event,” the conversion price was adjusted to an amount equal to (A) 75% of the quotient determined by dividing (x) the sum of the three (3) lowest closing prices of our Common Stock during the period beginning ten (10) trading days prior to such triggering event conversion date and ending three (3) trading days after the shares of Common Stock are received into the investor’s brokerage account and fully cleared for trading, by (y) three (3), minus (B) $0.01.

The Series A Convertible Preferred Stock have a beneficial ownership limitation such that none of the holders of the Series A Convertible Preferred Stock have the right to convert the Series A Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of our Common Stock outstanding immediately after giving effect to such conversion. However, by written notice to us, a holder of the Series A Convertible Preferred Stock may waive the Maximum Percentage provision, which such notice will be effective 61 calendar days after the notice date.

As of March 1, 2019, 450 shares of our Series A Convertible Preferred Stock, which are convertible into not less than 8,750,000 shares of Common Stock (plus additional Common Stock resulting from further adjustments to the conversion price, if any), in addition to the Warrants, remained outstanding. Any future conversion of the Series A Convertible Preferred Stock or exercise of the Warrants would substantially dilute the ownership of holders of our Common Stock. Furthermore, any additional adjustments to the conversion price of Series A Convertible Preferred Stock could further dilute the ownership of holders of our Common Stock.

We may never pay any dividends on our Common Stock to our shareholders and capital appreciation, if any, of our Common Stock may be your sole source of gain on your investment.

We have never declared nor paid any cash dividends on our Common Stock. With the exception of any dividends paid on our Series A Convertible Preferred Stock, we currently intend to retain any future earnings for use in the operation and expansion of our business and do not expect to pay any dividends on our Common Stock in the foreseeable future. The declaration and payment of all future dividends on our Common Stock, if any, will be at the sole discretion of our board of directors, which retains the right to change our dividend policy at any time. Consequently, capital appreciation, if any, of our Common Stock may be your sole source of gain on your investment for the foreseeable future.

Holders of the 500 shares of Series A Convertible Preferred Stock are entitled to receive dividends on each share of the Series A Convertible Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31, commencing June 30, 2018 (which was prorated) in an amount equal to 5% per annum of the stated value ($10 per share of the Series A Convertible Preferred Stock) and which shall be cumulative. Such dividends are to be paid in cash or freely tradeable shares of our Common Stock at our sole discretion, subject to certain conditions. If in the event we elect to pay a dividend in shares of our Common Stock to the holders of the Series A Convertible Preferred Stock, the number of shares on our Common Stock will be determined in accordance with the terms of the Series A Convertible Preferred Stock. We may only elect to pay cash dividends to the Series A Convertible Preferred Stock to the extent there are amounts available for the payment of dividends in accordance with applicable Delaware law.

Insiders own a significant percentage of the shares of our Common Stock, which may limit your ability to influence corporate matters.

Our directors and executive officers and present shareholders holding more than 5% of our Common Stock beneficially own a significant percentage of our Common Stock on a fully diluted basis. Accordingly, if these shareholders were to choose to act together, they could have a significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our Company or all or a significant percentage of our assets. This concentration of ownership could limit your ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Security Ownership of Certain Beneficial Owners and Management.

We cannot assure you that the interests of our management and affiliated persons will coincide with the interests of the investors. So long as our management and affiliated persons collectively controls a significant portion of our Common Stock, these individuals and/or entities controlled by them, will continue to collectively be able to strongly influence or effectively control our decisions.

We have broad discretion in how we use our cash, cash equivalents and marketable securities, including the net proceeds from our collaborations, public and private securities offerings, and may not use these financial resources effectively, which could affect our results of operations and cause our stock price to decline.

Our management has considerable discretion in the application of our cash, cash equivalents and marketable securities, including the fees and milestone payments from our collaborations and the net proceeds of our securities offerings. We intend to use the cash, cash equivalents and marketable securities to advance our product prospects and for working capital and other general corporate purposes, which may include the hiring of additional personnel and capital expenditures. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the cash, cash equivalents and marketable securities. We may use the cash, cash equivalents and marketable securities for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the financial resources from our collaborations and securities offerings in a manner that does not produce income or that loses value.

Anti-takeover provisions of the Delaware General Corporation Law may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could reduce our stock price.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with shareholders owning 15% or more of our outstanding voting stock. These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our Company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our Common Stock to decline.

State Blue Sky registration and potential limitations on resale of our Common Stock.

The holders of our shares of Common Stock and those persons who desire to purchase our Common Stock in any trading market that might develop, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market for our securities to be a limited one.

It is the present intention of management after the active commencement of operations of our clinical cannabis research and development to seek coverage and publication of information regarding the Company in an accepted publication manual, which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.

However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer’s officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Despite our efforts and intentions, we may not be successful in obtaining coverage and publication of information regarding the Company in an accepted publication manual, thereby failing to obtain a manual exemption for our Common Stock.

Our Common Stock is considered a Penny Stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

We may be subject now and in the future to the penny stock rules if our shares of Common Stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any Offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the company engage legal, accounting, auditing and other professional service providers. The engagement of such services is costly and continuing. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. We expect these costs to be increased as our operations increase in scope and magnitude. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports and/or discover and report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Our legal and financial compliance costs related to these rules and regulations may increase, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and quarterly, and, from time-to-time, current reports with respect to our business and operating results.

We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should or could be made to improve our financial and management control systems in order to manage our growth and our legal obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, if and when any perceived deficiencies are discovered. However, we anticipate that the expenses associated with being a reporting public company are expected to be both material and continuing. We estimate that the aggregate cost of legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; and consultants to design and implement internal controls could be material. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance (“D&O Insurance”), the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be expected to be material. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including D&O Insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our product to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

The material weaknesses in our internal control over financial reporting may until remedied cause errors in our financial statements or cause our filings with the SEC to not be timely.

We have identified material weaknesses in our internal control over financial reporting as of the evaluation done by management as of December 31, 2018. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim consolidated financial statements would not be prevented or detected on a timely basis. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or we may not file our reports on time as required by the SEC. Based on the work undertaken and performed by us, however, we believe the financial statements contained in our reports filed with the SEC are fairly stated in all material respects in accordance with the generally accepted accounting principles of the United States for each of the periods presented. We intend to implement additional corporate governance and control measures to strengthen our control environment as we are able, but we may not achieve our desired objectives. We may identify other material weaknesses and control deficiencies in our internal control over financial reporting in the future that may require remediation and could result in investors losing confidence in our reported financial information, which could lead to a decline in our stock price.

Having availed ourselves of scaled disclosure available to smaller reporting companies, we cannot be certain if such reduced disclosure will make our Common Stock less attractive to investors.

Under Section 12b-2 of the Exchange Act, a “smaller reporting company” is a company that is not an investment company, an asset backed issuer, or a majority-owned subsidiary of a parent company. Effective September 10, 2018, the definition of a “smaller reporting company” was amended to include companies with a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter or, if such public float is less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year. Similar to emerging growth companies, smaller reporting companies are permitted to provide simplified executive compensation disclosure in their filings; they are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal controls over financial reporting; and they have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. We are a smaller reporting and are permitted to avail ourselves of the scaled disclosure requirements available to smaller reporting companies. Decreased disclosure in our SEC filings as a result of our having availed ourselves of scaled disclosure may make it harder for investors to analyze our results of operations and financial prospects, which could result in loss of investor confidence and a decline in our share price.

Our by-laws provide for indemnification of our directors and the purchase of D&O insurance at our expense and limit their potential or actual liability which may result in a significant cost to us and damage the interests of our shareholders.

Our By-Laws include provisions that eliminate the personal liability of the directors of the Company for monetary damages to the fullest extent possible under the laws of the State of Delaware as well as other applicable laws. These provisions eliminate the liability of directors to the Company and its shareholders for monetary damages arising out of any violation of a director of his fiduciary duty of due care. Under Delaware law, however, such provisions do not eliminate the personal liability of a director for: (i) breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) payment of dividends or repurchases of stock other than from lawfully available funds; or (iv) any transaction from which the director derived an improper benefit. These provisions do not affect a director’s liabilities under the federal securities laws or the recovery of damages by third parties.

Upon dissolution of the Company, our stockholders may not recoup all or any portion of their investment.

In the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the proceeds and/or assets of the Company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the holders of our Common Stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of our Common Stock, or any amounts, upon such a liquidation, dissolution or winding-up of the Company. In this event, our stockholders could lose some or all of their investment.

Our former advisor and consultant is alleged to have engaged in a securities fraud scheme. Publicity related to this alleged securities fraud scheme could harm our business, result in loss of investor confidence and a decline in price of our Common Stock.

In March 2018, the SEC filed a complaint against Jeffrey O. Friedland, a former advisor and stockholder of the Company, alleging that Mr. Friedland engaged in a securities fraud scheme involving our Common Stock that included a “pump and dump” strategy; misleading interviews, presentations and emails; and violation of numerous SEC rules and federal securities laws (the “Friedland Matter”). A copy of that complaint may be found at https://www.sec.gov/litigation/complaints/2018/comp-pr2018-34.pdf. Neither the Company nor its executive officers and directors were named as defendants in the case. We are unaware of and unable to predict the length, scope, outcome or impact of the SEC’s investigation. Such conditions create volatility and risk for holders of our Common Stock and should be considered by investors. Publicity related to the Friedland Matter and any negative findings or outcomes of the investigation could harm our business and result in loss of investor confidence and a decline in price of our Common Stock.

We may expend a substantial amount of time and resources in connection with SEC or stockholder-related inquiries or legal actions related to an ongoing investigation by the SEC.

In March 2018, we received a non-public subpoena dated February 16, 2018 issued by the SEC ordering the provision of documents and related information concerning certain of the issues involved in the Friedland Matter. We are in a process of responding to the subpoena and intend to fully cooperate with the SEC. We are unaware of and unable to predict the length, scope, outcome or impact of the SEC’s investigation. As a result, we do not know how the SEC investigation is proceeding, when the investigation will be concluded, or if we will become involved to a greater extent than merely responding to the subpoena we received. This may become a material cost to us, distract the time and attention of our officers and directors or divert our resources away from ongoing research and development programs and result in loss of investor confidence and a decline in price of our Common Stock.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

In November 2017 we signed a two-year rental agreement with a landlord for our principle office located in 2 Ben Gurion St. Ramat Gan, Israel 5257334, our telephone number is +972 (72)-260-8004. The rental agreement includes an option for one additional year. The monthly rental fees are approximately $4,000 for 200 square meters of office space and six parking slots. During the option period the monthly rental fees shall increase by approximately 7%

We believe that this space is adequate for our current and immediately foreseeable operating needs.

ITEM 3. LEGAL PROCEEDINGS

Legal Proceedings

On November 22, 2017, Mr. Ziv Turner, our subsidiary’s former General Manager (the “Plaintiff”) filed a claim (the “Claim”) with the Tel Aviv Regional Court of Labor against us, our subsidiary and our CEO. The Plaintiff alleged the right to receive Company’s 4,125,000 shares of the Company’s Common Stock in connection with options granted to him in 2016 and a cash compensation of approximately $180,000 for breach of rights and damages. On January 23, 2018, we filed a statement of defense rejecting all of the Plaintiffs claims. On December 6, 2018, we reached an agreement with the Plaintiff. Pursuant to the agreement, we shall issue to the Plaintiff, subject to receiving a withholding tax certificate, a number of shares of our Common Stock at an aggregate value of $725,000 on the issuance date. The price per share will be determined based on the price per share on the date we receive the withholding tax certificate from the Plaintiff. The Common Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be issued pursuant to an exemption from registration requirements under Section 4(a)(2) of the Securities Act. In addition, we shall provide the Plaintiff price protection for a 6 month period should the value of the Common Stock issued to him fall below $725,000. In such case we will issue the Plaintiff additional Common Stock to get the aggregate value back to $725,000. We and the Plaintiff mutually agreed to dismiss all claims other than our claims against the Plaintiff in the United States.

On November 27, 2018, the Tel Aviv regional Prosecutor’s Service filed criminal charges against Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer, alleging that Dr. Baruch engaged in an improper sexual relationship with a psychiatric patient. Dr. Baruch denies all allegations. Such criminal charges are not directed at, and do not concern, the Company, any actions of Dr. Baruch in the Company or any other of our directors or officers. We evaluate the proposed response, if any, considering the allegations brought against Dr. Baruch.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. We are currently not aware of any other legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

ITEM 4. MINE SAFETY DISCLOSURES

Not Applicable.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF SECURITIES

Market Information

Our Common Stock is quoted on the OTCQB under the symbol “OWCP.”

Holders of Common Stock

As of March 25, 2019, there were 100 holders of record of our Common Stock. As of such date, 175,905,975 shares of our Common Stock were issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

We have 36,000,000 shares of Common Stock authorized under our 2016 ESOP, of which options to purchase 27,250,000 shares of Common Stock are outstanding as of December 31, 2018. Reference is made to the disclosure in Note 5f to the notes to consolidated financial statements.

Dividends

We have never declared nor paid any cash dividends on our Common Stock. With the exception of any dividends paid on our Series A Convertible Preferred Stock, we currently intend to retain any future earnings for use in the operation and expansion of our business and do not expect to pay any dividends on our Common Stock in the foreseeable future. The declaration and payment of all future dividends on our Common Stock, if any, will be at the sole discretion of our board of directors, which retains the right to change our dividend policy at any time.

Holders of the 500 shares of Series A Convertible Preferred Stock are entitled to receive dividends on each share of the Series A Convertible Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31, commencing June 30, 2018 (which was prorated) in an amount equal to 5% per annum of the stated value ($10 per share of the Series A Convertible Preferred Stock) and which shall be cumulative. Such dividends are to be paid in cash or freely tradeable shares of our Common Stock at our sole discretion, subject to certain conditions. If in the event we elect to pay a dividend in shares of our Common Stock to the holders of the Series A Convertible Preferred Stock, the number of shares of our Common Stock will be determined in accordance with the terms of the Series A Convertible Preferred Stock. We may only elect to pay cash dividends to the Series A Convertible Preferred Stock to the extent there are amounts available for the payment of dividends in accordance with applicable Delaware law.

Recent Sales of Unregistered Securities

None

Penny Stock Regulation

Our shares must comply with the Penny Stock Reform Act of 1990, which may potentially decrease our shareholders’ ability to easily transfer their shares. Broker-dealer practices in connection with transactions in “penny stocks” are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that must comply with the penny stock rules. Since our shares must comply with such penny stock rules, our shareholders will in all likelihood find it more difficult to sell their securities.

ITEM 6. SELECTED FINANCIAL DATA

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information required under this item.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATION

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition. You should read this analysis in conjunction with our audited consolidated financial statements and related notes. This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance. These statements are only predictions, and actual events or results may differ materially. In evaluating such statements, you should carefully consider the various factors identified in this annual report, which could cause actual results to differ materially from those expressed in, or implied by, any forward-looking statements, including those set forth in “Risk Factors” in this annual report. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are engaged in research and development of cannabis-based medical products for the treatment of a variety of medical conditions such as multiple myeloma, psoriasis, chronic pain, fibromyalgia and PTSD, and (ii) consulting services to companies and governmental agencies with respect to complex international medical cannabis protocols and regulations.

We have not yet commenced any significant activities related to our third-party consulting services.

April 2018 PIPE

On April 30, 2018 (the “Initial Date”), we consummated a private placement transaction (the “April 2018 PIPE”) by entering into a Securities Purchase Agreement (the “Agreement”) with a non-US-based institutional investor (the “Purchaser”), pursuant to which, we sold and the Purchaser bought, (i) 500 shares of Preferred Stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”), which are convertible into 25,000,000 shares of Common Stock at an initial conversion price of $0.20 per share (which was adjusted upon occurrence of the Triggering Event (as defined below), subject to adjustment pursuant to the anti-dilution provisions of the Preferred Stock, and (ii) Warrants (the “Warrants”) representing the right to acquire 12,500,000 shares of Common Stock over a period of five years from the Initial Date at an initial exercise price of $0.22 per share, which is subject to certain adjustments including anti-dilution provisions, for an aggregate purchase price of $5 million.

We engaged Newbridge Securities Corporation, through LifeTech Capital (“Newbridge”), as exclusive placement agent for the aforesaid Agreement, pursuant to which we were required to pay a cash fee to Newbridge and issued to them warrants to purchase 2,500,000 shares of Common Stock (or 10% of the aggregate number of fully diluted shares of Common Stock that have been purchased by an Purchaser) over a period of three years from the Initial Date at an exercise price of $0.20 per share, which is subject to certain adjustments including anti-dilution provisions. In addition, we are also obligated to pay Newbridge a warrant solicitation fee equal to 4% of the gross proceeds received by us upon cash exercise of any Warrants purchased by the Purchasers in connection with the Agreement (since the Initial Date through December 31, 2018, no solicitation fee was earned).

The Warrants are considered a freestanding instrument, as we believe they are legally detachable and separately exercisable.

Dr. Yehuda Baruch Triggering Event

On November 27, 2018, the Tel Aviv regional Prosecutor’s Service filed criminal charges against Dr. Yehuda Baruch, our Chief Medical and Regulatory Affairs Officer, alleging that Dr. Baruch conducted an improper sexual relationship with a psychiatric patient. The aforesaid charges brought against Dr. Baruch are considered a “triggering event” (a “Triggering Event”) under our Certificate of Designation governing the Preferred Stock. Subject to certain beneficial ownership limitations of the Preferred Stock, at any time during the period commencing on the date of the occurrence of a Triggering Event and ending on the date of the cure of such Triggering Event, the Purchaser of the Preferred Stock may, at his option, by delivery of notice to us, specify a future date upon which such holder shall require us to convert all, or any number of, Preferred Stock into shares of our Common Stock at an adjusted conversion ratio as specified in the Certificate of Designation.

Due to the Triggering Event, the conversion price has adjusted to an amount equal to (A) 75% of the quotient determined by dividing (x) the sum of the three (3) lowest Closing Prices of the Common Stock during the period beginning ten (10) Trading Days prior to such Triggering Event Conversion Date and ending three (3) Trading Days after the shares of Common Stock are received into Holder’s brokerage account and fully cleared for trading, by (y) three (3), minus (B) $0.01.

Going Concern

The development and commercialization of our product is expected to require substantial expenditures. We have not yet generated material revenues from operations and therefore are dependent upon external sources for financing our operations. In addition, in each year since our inception we reported losses and negative cash flows from operating activities. Moreover, the Purchaser through the April 2018 PIPE can elect to redeem its outstanding Series A Convertible Preferred Stock in cash amount that will not allow us to maintain our operations for the next 12 months period. This means that there is substantial doubt that we can continue as a going concern for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. Accordingly, we must raise capital from sources other than the actual sale of the product. We must raise capital to implement our projects and stay in business. Even if we raise additional funds, we do not know how long these funds will last.

Our lack of operating history may make it difficult to raise capital. Our inability to borrow funds or raise equity capital to facilitate our business plan may have a material adverse effect on our financial condition and future prospects.

Results of Operations

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

	Year Ended December 31,
	2018	2017

Operating expenses:
Research and development	$712,000	$441,000
General and administrative	2,859,000	4,113,000
Expense related to settlement agreement	725,000	-
Total operating expenses	4,296,000	4,554,000

Operating loss	(4,296,000)	(4,554,000)
Other expenses, net	5,962,000	5,000
Net loss	$(10,258,000)	$(4,559,000)

Revenues

We have not generated any revenues from operations during the years ended December 31, 2018 and 2017. We had no revenues primarily because we are engaged primarily in research and development.

Operating Expenses

Research and development expenses. Research and development expenses were $712,000 for the year ended December 31, 2018, compared to $441,000 for the year ended December 31, 2017, an increase of $271,000 or 61.5%. The increase in research and development expenses is primarily related to phase1 safety study for our medical grade cannabis MGC for the treatment of skin diseases and for the development of the tablet, and due to salary of our new Chief Scientific Officer.

General and administrative expenses. General and administrative expenses were $2.86 million for the year ended December 31, 2018, compared to $4.1 million for the year ended December 31, 2017, a decrease of $1.2 million or 30.5%. The decrease in general and administrative expenses during these periods is primarily related to stock-based compensation and amortization of services receivable of $3.3 million in the year 2017 comparing to 1.2 million in 2018, that was partially offset by higher legal expenses in 2018 that related to contingencies arising from claims, litigation and other sources.

Expenses related to settlement agreement. On December 6, 2018, we entered into an agreement with the Mr. Ziv Turner, our subsidiary’s former General Manager (the “Plaintiff”), pursuant to which, we shall issue to the Plaintiff, subject to receiving a withholding tax certificate, a number of shares of our Common Stock at an aggregate value of $725 on the issuance date.

Other expenses, Net. Other expenses, net was $5.96 for the year ended December 31, 2018 compared to $5,000 for the year ended December 31, 2017, a change of $5.95 million. In 2018, the other expenses, net are comprised from $823,000 of issuance costs related to the April 30, 2018 issuance or Series A Convertible Preferred Stock, an income of $2.2 million from revaluation of liability related to warrants to purchase Common Stock, $7.2 million of revaluation of embedded derivative and $3,000 of finance expenses, net. In 2017, the other expenses, net are comprised from $5,000 of finance expenses, net.

Net Loss. As a result of the foregoing, we have incurred a net loss of $10.2 million for the year ended December 31, 2018 compared to a net loss of $4.6 million for the year ended December 31, 2017, an increase in the net loss of $5.7 million or 125%.

Liquidity and Capital Resources

General

As of December 31, 2018 and 2017, we had $3.4 million and $971,000 in cash and cash equivalents, respectively. In addition, as of December 31, 2018 and 2017, we had $3 million and $775,000 of working capital, respectively. As of December 31, 2018, we had an accumulated deficit of $27.2 million. The increase in working capital during the year ended December 31, 2018 was primarily due to additional net cash funds that have been raised through the April 2018 PIPE transaction amounting to $4.6 million by issuance of 500 shares of Preferred Stock designated as Series A Convertible Preferred Stock and warrants representing the right to acquire 12,500,000 shares of Common Stock offset by slight reduction in receivables from governmental authorities and increase in accounts payable and other liabilities.

The following table presents the major components of net cash flows (used in) provided by operating, investing and financing activities for the periods presented:

	Year Ended December 31, 2018	Year Ended December 31, 2017

Net cash used in operating activities	$(2,499,000)	$(1,186,000)
Net cash used in investing activities	$(28,000)	$(10,000)
Net cash provided by financing activities	$5,023,000	$1,694,000

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

For the years ended December 31, 2018 and 2017, net cash used in operating activities was $2.5 million and $1.2 million, respectively. The increase in net cash used in operating activities was due to an increase in net loss of $5.7 million, a decrease in stock-based compensation expenses of $1.2 million, a decrease in amortization of services receivable of $0.85 million, increase due to issuance costs related to the April 2018 PIPE transaction paid with warrants of $0.48 million, net increase in revaluation of warrants and bifurcated embedded derivative of $5.1 million, increase due to liability related to shares to be issued of $0.72 million and net increase in other current assets, other current liabilities and accounts payables of $0.13 million.

For the years ended December 31, 2018 and 2017, net cash used in investing activities was $28,000 and $10,000, respectively, with respect to purchase of property and equipment.

For the years ended December 31, 2018 and 2017, net cash provided by financing activities was $5 million and $1.7 million, respectively. In 2018, cash was provided primarily by proceeds of $4.9 million from payment received through the April 2018 PIPE transaction. In 2017, cash was provided primarily by proceeds of $1.7 million that were received from issuance of Common Stock and warrants through stock subscriptions.

Outlook

According to management estimates, our liquidity resources as of December 31, 2018 will not be sufficient to maintain our planned level of operations at least through March 31, 2020. We will need to seek additional capital for the purpose of implementing our business strategy and managing our business and developing drugs. Conducting clinical trials and commercializing products is expensive and we will need to raise substantial additional funds to achieve our strategic objectives. We have not yet generated any revenues from its current operations, and therefore are dependent upon external sources for financing our operations. We will require significant additional financing in the near future. Additional financing may not be available on acceptable terms, if at all. Our future capital requirements as well as the ability to obtain financing will depend on many factors, including those listed under “RISK FACTORS” beginning on page 25 of this Form 10-K. As of December 31, 2018, we have an accumulated deficit of $27.2 million. In addition, in each of the years ended December 31, 2017 and 2018, we reported losses and negative cash flows from operating activities.

We currently have no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit, or any other sources. Until we can generate significant continuing revenues, we expect to satisfy its future cash needs through debt or equity financings, or by out-licensing its distribution rights. We cannot be certain that additional funding will be available to it on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of its development and commercialization efforts.

We address our liquidity issues by implementing initiatives to raise additional funds as well as other measures that it believes will allow it to continue as a going concern.

Funding of Our Research Programs

On October 22, 2014, we entered into a service agreement with the Sheba’s hospital relating to the use of cannabis to treat myeloma. Within the framework of this service agreement, we conducted pre-clinical studies on multiple myeloma, which have commenced in April 2015. Pursuant to this service agreement, we are obligated to pay Sheba $170,000, out of which, $66,000 was paid as of December 31, 2018.

On December 29, 2016, we entered into a research agreement with Medical Research Infrastructure Development and Health Services Fund (the “Fund”) by Chaim Sheba Medical Center (“Sheba”). Pursuant to the research agreement, OWC is obliged to pay Sheba $170,000 throughout 2017 and 2018 for conducting the safety trial for the ointment for treatment of psoriasis, $129,000 out of which was paid as of December 31, 2018.

At present, we use our available working capital to fund these studies. However, we expect that we will need to raise additional funding prior to or when our clinical studies are commenced.

Off-Balance Sheet Arrangements

As of December 31, 2018 and 2017, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934, that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations and Commitments

As of December 31, 2018, we did not have any significant contractual obligations and commitments.

Recently Issued Accounting Pronouncements

For information with respect to recent accounting pronouncements, see also Note 2V to our audited consolidated financial statements included elsewhere in this Form 10-K.

Critical Accounting Policies

The preparation of annual consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the annual consolidated financial statements and the reported amounts of expenses during the reporting period. Our significant accounting policies, which include its management’s best estimates and judgments, are included in Note 2 to our annual consolidated financial statements for the year ended December 31, 2018 included in this Form 10-K.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of comprehensive loss is based on its consolidated financial statements, which we have prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of these annual consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the annual consolidated financial statements, as well as the reported expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to its annual consolidated financial statements appearing elsewhere in this Form 10-K, we believe that the following accounting policies related to the treatment of stock-based compensation and contingencies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Stock-based Compensation Expense

We account for stock-based compensation granted to employees in accordance with ASC 718, “Compensation-Stock Compensation” which requires the measurement and recognition of compensation expense for all stock-based payment awards based on fair value. The fair value of each option award is estimated on the grant date using the Black Scholes option-pricing model (“B&S Model”). The stock-based compensation expense, net of forfeitures, is recognized using the straight-line method over the requisite service period of the award.

We account for stock-based compensation granted to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”. However, when the Company grants to non-employees a fully vested, non-forfeitable equity instrument, such grants are measured based on the fair value of the award at the date of grant and are not subsequently re-measured. When the fully vested, non-forfeitable equity instruments are granted for services to be received in future periods, the measured cost is recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable”. Such amount is subsequently amortized to the statement of comprehensive loss over the term of the services as an operating expense, as if we have paid periodic payments of cash for the services received from such service provider.

Key Assumptions

The B&S Model requires the input of highly subjective assumptions, including the expected volatility of the price of our Common Stock, the expected term of the option, risk-free interest rates and the expected dividend yield of our Common Stock. These estimates involve inherent uncertainties and the application of management’s judgment. These assumptions are estimated as follows:

●	Expected Volatility. Expected volatility was calculated based upon historical volatilities of the Company on a daily basis.

●	Expected Term. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions.

●	Risk-Free Rate. The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

●	Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

Stock-based compensation expenses were $814,000 and $2 million for the years ended December 31, 2018 and 2017, respectively. In addition, the amortization of services receivable expenses was $404,000 and $1.2 million for the years ended December 31, 2018 and 2017, respectively. See Notes 2(L) and 5(F)2 to our annual consolidated financial statements as of December 31, 2018 included elsewhere in this Form 10-K for information concerning specific assumptions used in applying the B&S Model to determine the estimated fair value of employee and non-employees stock options granted. We will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for our stock-based compensation expense calculations on a prospective basis.

Series A Convertible Preferred Stock

Under ASC 480-10-S99 “Distinguishing Liabilities from Equity”, since the Series A Convertible Preferred Stock have conditional redemption provisions which are outside of our control and also contain a deemed liquidation preference, the Series A Convertible Preferred Stock were classified as mezzanine equity at the initial measurement date at the residual amount, which is the difference between the total proceeds received, the fair value of the detachable warrants, the fair value of the identified bifurcated embedded derivative and after consideration with the amount related to beneficial conversion feature. Subsequently, we accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology. Changes in the redemption value are considered to be changes in accounting estimates.

As of December 31, 2018, the carrying amount of the Series A Convertible Preferred Stock was $2.2 million which includes the accretion of Series A Convertible Preferred Stock to redemption value.

Warrants to Purchase Common Stock

We account for warrants to purchase shares of our Common Stock that were issued through the April 2018 PIPE transaction and held by Purchaser and Newbridge, which include a fundamental transaction feature pursuant to which such warrants could be required to be settled in cash, as a non-current liability according to the provisions of ASC 815-40-, “Derivatives and Hedging - Contracts in Entity’s Own Equity” (“ASC 815-40”). We measure the warrants upon initial recognition and on subsequent periods at fair value by using the B&S Model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in a separate line in our statement of comprehensive loss. Direct issuance expenses that were allocated to the warrants were expensed as incurred.

As of December 31, 2018, the carrying amount of the liability related to warrants to purchase Common Stock is $1.5 million. In addition, we recorded income in total amount of $2 million, due to revaluation of warrants to purchase shares of Common Stock based on changes in the fair value of this instrument between the initial date to December 31, 2018.

Bifurcated Embedded Derivatives

We have determined that certain embedded derivatives should be separately accounted for pursuant to the provisions of ASC 815-15 “Derivatives and Hedging - Embedded Derivatives” (ASC 815-15). Such bifurcated embedded derivatives are measured at fair value by using Monte-Carlo pricing model upon issuance and at each reporting period until they are exercised or expired, with changes in fair value being recognized in a separate line in our statement of comprehensive loss. Direct issuance expenses that were allocated to the bifurcated embedded derivatives were expensed as incurred.

As of December 31, 2018, the carrying amount of the liability related to bifurcated embedded derivative is $8 million. In addition, we recorded loss in total amount of $7.3 million, due to revaluation of bifurcated embedded derivative based on changes in the fair value of this instrument between the initial date to December 31, 2018.

Contingencies

We account for contingent liabilities in accordance with ASC 450, “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Currently, we are not a party to any ligation that could have a material adverse effect on our business, financial position, results of operations or cash flows.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm	60
Financial Statements:
Consolidated Balance Sheets as of December 31, 2018 and December 31, 2017	61
Consolidated Statements of Comprehensive Loss for the Years Ended December 31, 2018 and 2017	62
Consolidated Statements of Changes in Series A Convertible Preferred Stock and Stockholders’ Equity (Deficit) for the Years Ended December 31, 2018 and 2017	63
Consolidated Statements of Cash Flows for the Years Ended December 31, 2018 and 2017	64
Notes to Consolidated Financial Statements	65

Fahn Kanne & Co.
Report of Independent Registered Public Accounting Firm	Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101
Board of Directors and Stockholders
OWC Pharmaceutical Research Corp.	T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of OWC Pharmaceutical Research Corp. (a Delaware corporation) and subsidiary (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of comprehensive loss, changes in series A convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1B to the financial statements, the Company has incurred net losses since its inception, and has not yet generated any significant revenues. As of December 31, 2018, there is an accumulated deficit of $27,222,000. These conditions, along with other matters as set forth in Note 1B, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

We have served as the Company’s auditor since 2017.

Tel-Aviv, Israel

April 1, 2019

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	US dollars
	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	3,464	971
Other current assets	52	74
Total current assets	3,516	1,045

Property and equipment, net (Note 3)	37	16
Total Assets	3,553	1,061

LIABILITIES, SERIES A CONVERIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	98	37
Other current liabilities	240	133
Deferred revenues (Note 4A1)	100	100
Total current liabilities	438	270

Non-current liabilities
Liability related to shares to be issued (Note 4B3)	725	-
Liability related to warrants to purchase Common Stock (Note 5C)	1,475	-
Bifurcated embedded derivative, at fair value (Note 5 C)	8,129	-
Total liabilities	10,767	270

Commitments and Contingencies (Note 4)
Series A Convertible Preferred Stock (Note 5C):
Series A Convertible Preferred Stock, $0.00001 par value; 20,000,000 shares authorized at December 31, 2018 and 2017; 490 and 0 shares issued and outstanding at December 31, 2018 and 2017, respectively; Aggregate liquidation preference $5,880 at December 31, 2018.	2,226	-

Stockholders’ Equity (Deficit) (Note 5):
Common stock, $0.00001 par value; 500,000,000 shares authorized at December 31, 2018 and 2017; 150,207,393 and 147,758,908 shares issued and outstanding at December 31, 2018 and 2017, respectively	2	2
Additional paid-in capital	18,137	16,169
Services receivable	(121)	(525)
Common stock subscriptions receivable	(239)	(344)
Accumulated deficit	(27,222)	(14,517)
Accumulated other comprehensive income	3	6
Total stockholders’ equity (deficit)	(9,440)	791
Total Liabilities, Series A Convertible Preferred Stock and Stockholders’ Equity (Deficit)	3,553	1,061

The accompanying notes are an integral part of the consolidated financial statements.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	US dollars
	December 31,
	2018	2017
Operating expenses:
Research and development	712	441
General and administrative (Note 6)	2,859	4,113
Expense related to settlement agreement (Note 4B3)	725	-
Total operating expenses	4,296	4,554

Other expenses (income):
Issuance costs related to issued Warrants and identified bifurcated embedded derivative through April 2018 PIPE (Note 5C)	823	-
Revaluation of liability related to warrants to purchase common stock (Note 5C)	(2,125)	-
Revaluation of bifurcated embedded derivative (Note 5C)	7,261	-
Other finance expenses, net	3	5
Net loss	(10,258)	(4,559)
Other comprehensive loss:
Foreign currency translation adjustment	(3)	*)-

Comprehensive loss	(10,261)	(4,559)

Dividend on Series A Convertible Preferred Stock (Note 5B)	(179)	-
Accretion of Series A Convertible Preferred Stock to redemption value (Note 5C)	(2,268)	-
Net loss attributable to common stockholders	(12,705)	(4,559)
Basic and diluted per share amounts:
Basic and diluted net loss	$(0.09)	$(0.03)
Weighted average shares outstanding (basic and diluted)	148,066,387	145,203,738

*) Representing an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SERIES A CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share and per share amounts)

	Series A Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Services Receivable	Common Stock Subscriptions Receivable	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
US dollars (except share data)
Balance at December 31, 2016	-	-	139,447,782	1	11,039	(592)	(395)	(9,958)	6	101
Stock-based compensation	-	-	100,000	*)-	2,050	-	-	-	-	2,050
Financial instruments issued for services to be received	-	-	1,166,127	*)-	1,187	(1,187)	-	-	-	-
Amortization of services receivable	-	-		*)-		1,254	-	-	-	1,254
Common stock issued upon exercise of warrants (Note 5G1)	-	-	1,750,642	*)-	225	-	-	-	-	225
Common stock issued upon exercise of options and warrants on cashless basis (Notes 5G2-5G4)	-	-	890,719	*)-	(*	-	-	-	-	(*
Payments received on subscriptions receivable (Note 5E)	-	-	-	-	-	-	51	-	-	51
Common stock issued for cash @$0.13 together with detachable warrants (Note 5D1)	-	-	904,924	*)-	118	-	-	-	-	118
Common stock issued for cash @$0.17 together with detachable warrants (Note 5D2)	-	-	588,237	*)-	100	-	-	-	-	100
Common stock issued for cash @$0.25 together with detachable warrants (Note 5D3)	-	-	520,000	*)-	130	-	-	-	-	130
Common stock issued for cash @$0.50 together with detachable warrants (Note 5D4)	-	-	1,767,250	*)-	884	-	-	-	-	884
Common stock issued for cash @$0.70 together with detachable warrants (Note 5D5)	-	-	623,227	*)-	436	-	-	-	-	436
Other comprehensive income	-	-	-	-	-	-	-	-	*)-	*)-
Net loss	-	-	-	-	-	-	-	(4,559)	-	(4,559)
Balance at December 31, 2017	-	-	147,758,908	2	16,169	(525)	(344)	(14,517)	6	791
Stock-based compensation	-	-	-	-	814	-	-	-	-	814
Amortization of services receivable	-	-	-	-	-	404	-	-	-	404
Payments received on subscriptions receivable (Note 5E)	-	-	-	-	-	-	105	-	-	105
Issuance of Series A convertible preferred stock, net of fair value of bifurcated embedded derivative, fair value of detachable warrants and beneficial conversion feature on Series A Convertible Preferred Stock, net of issuance costs (Note 5C)	500	*)-	-	-	-	-	-	-	-	*)-
Beneficial Conversion Feature on Series A Convertible Preferred Stock (Note 5C)	-	-		-	773	-	-	-	-	773
Dividend on Series A Convertible Preferred Stock (Notes 5B-5C)	-	-	801,230	*)-	179	-	-	(179)	-	-
Accretion of Series A Convertible Preferred Stock to redemption value (Note 5C)	-	2,268	-	-	-	-	-	(2,268)	-	(2,268)
Partial conversion of Series A Convertible Preferred Stock into common stock (Notes 5B-5C)	(10)	(42)	1,647,255	*)-	202		-	-	-	202
Other comprehensive loss	-	-	-	-	-	-	-	-	(3)	(3)
Net Loss	-	-	-	-	-	-	-	(10,258)	-	(10,258)
Balance at December 31, 2018	490	2,226	150,207,393	2	18,137	(121)	(239)	(27,222)	3	(9,440)

*) Representing an amount lower than $1.

 The accompanying notes are an integral part of the consolidated financial statements.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	US dollars
	Year ended December 31,
	2018	2017

Cash flows from operating activities:
Net loss	(10,258)	(4,559)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation of property and equipment	7	8
Stock-based compensation	814	2,050
Amortization of services receivable	404	1,254
Direct and incremental issuance costs related to April 2018 PIPE transaction paid with Warrants (Note 5C)	483	-
Revaluation of liability related to warrants to purchase common stock (Note 5C)	(2,125)	-
Revaluation of bifurcated embedded derivative (Note 5C)	7,261
Exchange differences on principal of nonrecourse loan	-	*)-
Liability related to shares to be issued	725	-
Changes in assets and liabilities:
(Increase) decrease in other current assets	22	(64)
Increase in accounts payable	61	32
Increase in other current liabilities	107	93
Cash used in operating activities	(2,499)	(1,186)

Cash flows from investing activities:
Purchase of property and equipment	(28)	(10)
Cash used in investing activities	(28)	(10)

Cash flows from financing activities:
Proceeds from issuance of common stock and warrants (Note 5D)	-	1,668
Proceeds from payments received on stock subscriptions (Note 5E)	105	51
Proceeds from exercise of warrants into common stock (Note 5G)	-	225
Proceeds from issuance of Series A convertible preferred stock, bifurcated embedded derivative and detachable warrants, net of issuance costs (Note 5C)	4,918	-
Proceeds from debt borrowings, net of issuance expenses	-	50
Payment of non-recourse loan	-	(300)
Cash provided by financing activities	5,023	1,694

Foreign currency translation adjustments on cash and cash equivalents	(3)	*)-
Change in cash and cash equivalents	2,493	498
Balance of cash and cash equivalents at beginning of year	971	473
Balance of cash and cash equivalents at end of year	3,464	971

Supplementary information on financing activities not involving cash flows:
Beneficial Conversion Feature on Series A Convertible Preferred Stock (Note 5C)	773	-
Dividend on Series A Convertible Preferred Stock paid in common stock and accrued (Note 5B)	179	-
Accretion of Series A Convertible Preferred Stock to redemption value (Note 5B)	2,268	-
Direct and incremental issuance costs related to April 2018 PIPE transaction paid in Warrants (Note 5C)	117	-
Partial conversion of shares of Series A Convertible Preferred Stock into shares of common stock (Note 5C)	202	-

*) Representing an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	GENERAL

A.	Organizational Background

OWC Pharmaceutical Research Corp. (“OWCP” or the “Company”) is a Delaware corporation and was incorporated under the laws of the State of Delaware on March 7, 2008. The Company is a medical cannabis-based research and development business that applies conventional pharmaceutical research protocols and disciplines to the field of medical cannabis with the objective of establishing a leadership position in the research and development of medical cannabis therapies, products and delivery technologies. The Company is currently engaged in the research and development of cannabis-based medical products (the “Product Prospects”) for the treatment of multiple myeloma, psoriasis, chronic pain syndromes, fibromyalgia PTSD that will utilize unique delivery systems. These Product Prospects include a cannabis-based topical ointment, cannabis sublingual disintegrating tablet and advanced Nasal delivery.

The accompanying consolidated financial statements of OWCP and its wholly owned subsidiary One World Cannabis, Ltd. (“OWC”) were prepared from the accounts of the Company under the accrual basis of accounting.

B.	Liquidity and Going Concern

The development and commercialization of the Company’s product is expected to require substantial expenditures. The Company has not yet generated revenues from operations and therefore, it is dependent upon external sources for financing its planned operations. As of December 31, 2018, the Company has an accumulated deficit of $27,222. In addition, in each year since its inception the Company reported losses and negative cash flows from operating activities. Moreover, the Company is not in compliance with the Equity Conditions (as defined in the Series A Certificate of Designation) and therefore the Purchaser in the April 2018 PIPE transaction (as discussed below) can elect to redeem its outstanding Series A Convertible Preferred Stock in a cash amount that will not allow the Company to maintain its operation for the next 12-month period (see also Note 5C). Management considered the significance of such conditions in relation to the Company’s ability to meet its current and future obligations and determined that such conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern. Until the Company generates sufficient revenues to fund its operations (if ever), the Company plans to finance its operations through the sale of equity or equity-linked securities and/or debt securities and, to the extent available, short-term and long-term loans. There can be no assurance that the Company will succeed in obtaining the necessary financing to continue its operations as a going concern.

As further discussed in Note 5C, on April 30, 2018, the Company entered into and consummated a Securities Purchase Agreement with a new investor, pursuant to which, the Company issued (i) 500 shares of Preferred Stock designated as Series A Convertible Preferred Stock that are convertible into 25,000,000 shares of common stock and (ii) Warrants that are eligible for conversion into 12,500,000 shares of common stock for an aggregate gross purchase price of $5,000. In addition, during the year ended December 31, 2018, the Company received $105 through payment of stock subscriptions (see also Note 5E).

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	GENERAL (Cont.)

B.	Liquidity and Going Concern (Cont.)

During the year ended December 31, 2017, the Company raised a total net amount of $1,668 from issuance of units that included Common Stock and detachable warrants (see also Note 5D). In addition, during the year ended December 31, 2017, the Company received $225 through the exercise of warrants (see also Note 5G1) and $51 through payment of stock subscriptions (see also Note 5E). Moreover, the Company also received $50 in proceeds from a non-recourse loan (in addition to an amount of $250 received in 2016) that resulted in a balance of $300, all of which was repaid in cash during the year ended December 31, 2017.

C.	Risk Factors

As described in the above paragraph, the Company has a limited operating history and faces a number of risks and uncertainties, including risks and uncertainties regarding continuation of the development process, demand and market acceptance of the Company’s products, the effects of technological changes, competition and the development of products by competitors. Additionally, other risk factors also exist, such as the ability to manage growth and the effect of planned expansion of operations on the Company’s future results and the availability of necessary financing. In addition, the Company expects to continue incurring significant operating costs and losses in connection with the development and marketing of its products.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

B.	Principles of Consolidation

The financial statements include the accounts of OWCP and OWC. All significant inter-company balances and transactions have been eliminated.

C.	Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to (1) stock-based compensation related to employee and non-employee awards; (2) identification of financial instruments in liabilities, equity and mezzanine transactions and proper classification and measurement of financial instruments; (3) evaluation of going concern; and (4) contingencies.

D.	Functional Currency

The functional currency of the Company is the US dollar, which is the currency of the primary economic environment in which it operates. In accordance with ASC 830, “Foreign Currency Matters”, balances denominated in or linked to foreign currency are stated on the basis of the exchange rates prevailing at the applicable balance sheet date. For foreign currency transactions included in the statement of comprehensive loss, the exchange rates applicable on the relevant transaction dates are used. Gains or losses arising from changes in the exchange rates used in the translation of such transactions are presented within financing income or expenses.

The operations of the Non-U.S. entity (OWC) are conducted in New Israeli Shekels (NIS), its local currency. Accordingly, NIS is its functional currency. Results of operations for non-U.S. dollar functional currency entities are translated into U.S. dollars using the actual action date currency rate. Assets and liabilities are translated using currency rates at period end. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity (deficit).

E.	Cash and Cash Equivalents

For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

F.	Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G.	Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets including property and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on The Company’s ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The Company’s primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations. During the years ended December 31, 2018 and 2017, loss from impairment has not been recognized.

H.	Series A Convertible Preferred Stock

The Company classified its Series A Convertible Preferred Stock as mezzanine equity, between Stockholders’ Equity (Deficit) and current and non-current liabilities because certain features of the Company’s Certificate of Designation could require redemption of some or all classes of such Series A Convertible Preferred Stock upon events that are considered not solely within the control of the Company. Upon initial recognition, the Series A Convertible Preferred Stock that was issued together with detachable Warrants to purchase Common Stock and identified bifurcated embedded derivative (originally classified as a financial liability) were measured based on the “residual approach” and were presented net of the direct issuance expenses that were allocated to them.

Further, the Company has considered the provisions of ASC 815-15, “Derivatives and Hedging - Embedded Derivatives” (“ASC 815-15”) and determined that the embedded conversion feature of the Series A Convertible Preferred Stock is eligible to be considered as clearly and closely related to the host debt instrument, and accordingly, it should not be separated from the host instrument. The Company applied ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”), which clarifies the accounting for instruments with the Beneficial Conversion Feature ("BCF") or contingently adjustable conversion ratios. Pursuant to this guidance, the amount of the BCF with respect to the Series A Convertible Preferred Stock at the commitment date, was based on the effective conversion price which was calculated by dividing the proceeds allocated to the convertible preferred stock by the number of common shares into which it is convertible. The intrinsic value of the conversion option with respect to the Series A Convertible Preferred Stock was recorded at the Initial Date (as defined below) as a discount on the Series A Convertible Preferred Stock with a corresponding amount credited directly to Stockholders' Equity (Deficit) as additional paid-in capital.

However, as such amount was determined to be greater than the amount of the proceeds originally allocated to the Series A Convertible Preferred Stock, the amount of the discount assigned to the BCF was limited to the amount of the proceeds allocated. Subsequently, the discount on the Series A Convertible Preferred Stock is amortized as accretion to the redemption value of the Series A Convertible Preferred Stock deemed dividend by using a straight-line method over the period from the issuance to the earliest redemption date of the Series A Convertible Preferred Stock.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I.	Warrants to purchase Common Stock:

The Company accounts for warrants to purchase shares of its Common Stock, held by Purchaser and Newbridge, that include a fundamental transaction feature pursuant to which such warrants could be required to be settled in cash, as a non-current liability according to the provisions of ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity” (“ASC 815-40”). The Company measures the warrants upon initial recognition and on subsequent periods at fair value by using the Black-Scholes-Merton pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in a separate line in the Company’s statement of comprehensive loss. Direct issuance expenses that were allocated to the Warrants were expensed as incurred.

Warrants that were issued by the Company for certain service providers are classified as a component of permanent equity since they are freestanding financial instruments that are legally detachable and separately exercisable, contingently exercisable, do not embody an obligation for the Company to repurchase its own shares, and permit the holders to receive a fixed number of shares of common stock upon exercise. In addition, the warrants must require physical settlement and may not provide any guarantee of value or return. Fully vested and nonforfeitable warrants that meet these criteria are initially recorded at their grant date fair value and are not subsequently re-measured.

J.	Bifurcated embedded derivatives

The Company has determined that certain embedded derivatives should be separately accounted for pursuant to the provisions of ASC 815-15 “Derivatives and Hedging - Embedded Derivatives” (ASC 815-15). Such bifurcated embedded derivatives are measured at fair value by using Monte-Carlo pricing model upon issuance and at each reporting period until they are exercised or expired, with changes in fair value being recognized in a separate line in the Company’s statement of comprehensive loss. Direct issuance expenses that were allocated to the bifurcated embedded derivatives were expensed as incurred.

K.	Unit issuance and allocation of issuance costs

When multiple instruments are issued in a single transaction (unit issuance), the total proceeds from the transaction are allocated among the individual freestanding instruments identified. The allocation occurs after identifying all the freestanding instruments and the subsequent measurement basis for those instruments.

After allocating the proceeds among the freestanding instruments (i.e., warrant liability and preferred share), the proceeds are further allocated between the host components (such as the preferred share) and any bifurcated derivatives. Bifurcated derivatives, if any are initially recognized at fair value and the residual value is allocated to the host component.

The allocation of issuance costs to freestanding instruments and between host components and bifurcated derivatives is based on the relative values of such instruments and components.

Issuance costs allocated to the warrant liability and to bifurcated derivatives were immediately expensed, as discussed above. Issuance costs allocated to the preferred shares host component classified as mezzanine equity are recorded as a reduction of the share balance and accreted up to redemption value.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

L.	Stock-Based Compensation

The Company accounts for stock-based compensation to employees in accordance with ASC 718, Compensation - Stock Compensation. Accordingly, stock-based compensation to employees is recognized in the statement of comprehensive loss as an operating expense, based on the fair value of the award that is ultimately expected to vest. The fair value of stock-based compensation is estimated using the Black Scholes option-pricing model. The inputs for the valuation analysis of the options include a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of the Company on a daily basis. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future. The Company has expensed compensation costs, net of estimated forfeitures, on a straight-line basis, over the requisite service period of the award.

Stock-based compensation awarded to non-employees is accounted for in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”. However, when the Company grants to non-employees a fully vested, non-forfeitable equity instrument, such grants are measured based on the fair value of the award at the date of grant and are not subsequently re-measured. When the fully vested, non-forfeitable equity instruments are granted for services to be received in future periods, the measured cost is recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable”. Such amount is subsequently amortized to the statement of comprehensive loss over the term of the services as an operating expense, as if the Company has paid periodic payments of cash for the services received from such service provider.

M.	Fair Value of Financial Instruments

ASC 825, “Financial Instruments” (ASC 825), requires entities to disclose the fair value of financial instruments, both assets and liabilities recognized and unrecognized on the balance sheet, for which it is practicable to estimate fair value. ASC 825 defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between market participants.

At December 31, 2018 and 2017, the carrying value of cash and cash equivalents, other current assets, accounts payable and other current liabilities approximate fair value due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

Other financial instruments such as liability related to shares to be issued, liability related to warrants to purchase Common Stock and bifurcated embedded derivatives are measured periodically at fair value (see also Note 5C).

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

N.	Fair Value Measurement

The Company measures fair value under a framework that utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of inputs which prioritize the inputs used in measuring fair value are:

Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2: Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets;

●	Quoted prices for identical or similar assets or liabilities in inactive markets;

●	Inputs other than quoted prices that are observable for the asset or liability;

●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The assets or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

When the Company changes its valuation inputs for measuring financial assets and liabilities at fair value, either due to changes in current market conditions or other factors, it may need to transfer those assets or liabilities to another level in the hierarchy based on the new inputs used. The Company recognizes these transfers at the end of the reporting period that the transfers occur. For the years ended December 31, 2018 and 2017, there were no transfers of financial assets or financial liabilities between the hierarchy levels.

As of December 31, 2018, the Warrants to purchase Common Stock and bifurcated embedded derivative related to optional conversion feature upon Trigger Event (see also Note 5C) were measured at fair value on a recurring basis primarily using Level 3 inputs.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

O.	Loss per Share of Common Stock

The Company computes net loss per share in accordance with ASC 260, “Earnings per share”. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the common stock (such as the Series A convertible Preferred Stock) are considered in the computation of basic income per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Series A Convertible Preferred Stock, which was issued on April 30, 2018 was excluded from the computation of the net loss per share for the year ended December 31, 2018.

Diluted loss per common share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net loss is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, certain stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method, and of the Series A convertible Preferred Stock, certain stock warrants and identified bifurcated embedded derivative which their potential dilutive effect is considered using the “if-converted method”.

As of December 31, 2018, diluted loss per share excludes the impact of the total weighted average number of shares related to the outstanding stock options, stock warrants, Series A convertible Preferred Stock and bifurcated embedded derivative related to the Series A convertible Preferred Stock were 61,101,136 as the effect of their inclusion would be anti-dilutive. As of December 31, 2017, diluted loss per share excludes the impact of the total weighted average number of shares related to the outstanding stock options and stock warrants were 30,342,308 shares as the effect of their inclusion would be anti-dilutive.

P.	Liability for Employee Rights upon Retirement

OWC’s liability for severance pay is pursuant to Section 14 of the Israeli Severance Compensation Act, 1963 (“Section 14”), pursuant to which all OWC’s employees are included under Section 14, and are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee’s name with insurance companies. Under Israeli employment law, payments in accordance with Section 14 release OWC from any future severance payments in respect of those employees. The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination. The severance pay liabilities and deposits under Section 14 are not reflected in the consolidated balance sheets as the severance pay risks have been irrevocably transferred to the severance funds.

Severance expenses for the years ended December 31, 2018, and 2017 amounted to $19 and $9, respectively.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Q.	Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. Accordingly, deferred income taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the enacted tax rates expected to be in effect when these differences reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, which prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements. According to ASC 740-10, tax positions must meet a more-likely-than-not recognition threshold. The Company’s accounting policy is to classify interest and penalties relating to uncertain tax positions under income taxes, however the Company did not recognize such items during the years ended December 31, 2018 and 2017 and did not recognize any liability with respect to unrecognized tax position in its balance sheets.

R.	Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, the Company will determine revenue recognition through the following five steps:

●	Identification of the contract, or contracts, with a customer;
●	Identification of the performance obligations in the contract;
●	Determination of the transaction price;
●	Allocation of the transaction price to the performance obligations in the contract; and
●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

A contract with a customer exists when all of the following criteria are met: the parties to the contract have approved it (in writing, orally, or in accordance with other customary business practices) and are committed to perform their respective obligations, the Company can identify each party’s rights regarding the distinct goods or services to be transferred (“performance obligations”), the Company can determine the transaction price for the goods or services to be transferred, the contract has commercial substance and it is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

Revenues will be recognized when, or as, control of services or products is transferred to the customers at a point in time or over time, as applicable to each performance obligation.

Revenues will be recorded in the amount of consideration to which the Company expects to be entitled in exchange for performance obligations upon transfer of control to the customer, excluding amounts collected on behalf of other third parties and sales taxes.

Deferred revenue will include amounts received with respect to consultation services not yet recognized as revenues. Such revenues will be deferred and recognized on a straight-line basis over the service period or when services are provided, as applicable to the contract.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

R.	Revenue Recognition (Cont.)

As the Company has not yet generated any operating revenues, the adoption of ASC 606 had no impact on the accompanying consolidated financial statements.

S.	Research and Development Expenses

Research and development expenses are charged to the statement of comprehensive loss as incurred.

T.	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with major banks in Israel and the United States of America. Management believes that such financial institutions are financially sound and, accordingly, minimal credit risk exists with respect to these financial instruments. The Company does not have any significant off-balance-sheet concentration of credit risk, such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

U.	Legal and other Contingencies

The Company records accruals for loss contingencies arising from claims, litigation and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Legal costs incurred in connection with loss contingencies are expensed as incurred.

V.	Reclassification

Certain amount in prior year consolidated balance sheets has been reclassified from account payables to other current liabilities in total amount of $28 to conform to the current year presentation.

W.	Recent Accounting Pronouncements Adopted

1.	In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-02 (Topic 842) "Leases". Topic 842 supersedes the lease requirements in Accounting Standards Codification (ASC) Topic 840, "Leases". Under Topic 842, lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. In July 2018, the FASB issued amendments in ASU 2018-11, which provide a transition election to not restate comparative periods for the effects of applying the new standard. This transition election permits entities to change the date of initial application to the beginning of the earliest comparative period presented, or retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment.

The Company believes that this new guidance will have no material impact on the Company’s consolidated financial statements.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont.)

W.	Recent Accounting Pronouncements Adopted (Cont.)

2.	Commencing January 1, 2018, the Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash” (ASU 2016-18), which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years.

As the Company does not have any restricted cash, adoption of this guidance had no impact on the Company’s consolidated financial statements.

3.	In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation”. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year.

Adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

4.	In July 2017, the FASB issued ASU 2017-11, “Earnings per share: I. Accounting for Certain Financial Instruments with Down Round Features”, which allows companies to exclude a down round feature when determining whether a financial instrument is considered indexed to the entity’s own stock. As a result, financial instruments with down round features may no longer be required to be accounted classified as liabilities. A company will recognize the value of a down round feature only when it is triggered, and the strike price has been adjusted downward. For equity-classified freestanding financial instruments, such as warrants, an entity will treat the value of the effect of the down round, when triggered, as a dividend and a reduction of income available to common shareholders in computing basic earnings per share. The guidance in ASU 2017-11 is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, and the guidance is to be applied using a full or modified retrospective approach.

The Company early adopted this guidance in connection with the down round feature within the embedded optional conversion feature of the preferred stock, as discussed in Note 5C.

5.	In June 2018, the Financial Accounting Standards Board (“FASB”) issued ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606.

The Company is currently evaluating the impact of adopting this standard on its financial statements and related disclosures, if any.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 3 -	PROPERTY AND EQUIPMENT, NET

	US dollars
	December 31,
	2018	2017

Furniture and office equipment	21	6
Computers	41	31
Photography	7	7
Machinery	4	1
	73	45
Less - accumulated depreciation	(36)	(29)
	37	16

During the years ended December 31, 2018 and 2017, depreciation expenses amounted to $7 and $8, respectively.

NOTE 4 -	COMMITMENTS AND CONTINGENCIES

A.	Commitments

1.	On October 11, 2015, OWC entered into a memorandum of understanding with Medmar LLC ("Medmar") for the purpose of granting an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market the licensed products described therein in the State of Hawaii and the State of Pennsylvania, pursuant to which Medmar has paid $50 to OWC. On February 8, 2016, OWC and Medmar II, an affiliate of Medmar, executed a right of first refusal agreement providing Medmar certain rights in connection with the commercialization of OWC’s Cannabis-Based Medical Products in other states in the USA, pursuant to which Medmar has paid $50 to OWC.

On March 17, 2016, Medmar and OWC executed a consulting and License Agreement (the “Agreement”), pursuant to which OWC granted to Medmar an exclusive, non-transferable, royalty-bearing license, to manufacture, produce, publicize, promote and market certain of OWC’s products (as defined in the Agreement) in the State of Maryland, against payment by Medmar to OWC of a royalty. As part of the Agreement, OWC received from Medmar an advance amount of $50. As OWC did not have any performance obligation in connection with the agreement, OWC recorded revenues in an amount of $50 during the year ended December 31, 2016.

As of December 31, 2018, the Company deferred revenue in connection to the license in the State of Hawaii and the State of Pennsylvania and the right of first refusal amounting to aggregate amount of $100.

2.	In August 2017, OWC engaged PharmItBe Ltd, a company specializing in pharmaceutical research and development to develop a second generation of its cannabis soluble tablet. This development was completed during the second quarter of 2018. The production of the cannabis soluble tablet for the purpose of clinical trials was completed during the fourth quarter of 2018. OWC recorded research and development expenses of $134 during the year ended December 31, 2018 relating to this arrangement.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 4 -	COMMITMENTS AND CONTINGENCIES (CONT.)

A.	Commitments (Cont.)

3.	On November 3, 2016, OWC entered into a Joint Venture Memorandum of Understanding with Michepro Holding Ltd. (“EU Partner”), (“JV” or “MOU”). The EU Partner and OWC have agreed as follows: (i) to establish a strategic marketing and distribution alliance (the “JV”) to promote the sale of OWC’s Products in the European Union (the “EU”); (ii) the interest of the parties in the JV shall be held by the parties such that the EU Partner shall hold 25% of such interest and OWC shall hold the remaining 75% of such interest; (iii) OWC shall provide the JV with OWC’s Products for sale and distribution solely in the EU, at prices to be agreed between the parties from time to time; and (iv) EU Partner shall be responsible for the day-to-day management of the JV, at its own costs, and for this purpose shall make available to the JV its knowledge, business connection and personnel, all in order to maximize the sales of OWC’s Products in the EU through the JV. The JV had not commenced operations and did not have any assets or liabilities as of December 31, 2018.

4.	On August 6, 2015, OWC signed a Memorandum of Understanding with Emilia Cosmetics Ltd. (“Emilia”), a large Israeli private label manufacturer which operates in the field of development, production, manufacturing and packaging of health and beauty products including for treatment of human skin disease, for the development, manufacture and marketing of a cannabinoid-based topical ointment to treat psoriasis.

On November 27, 2016, the Company and OWC (the “Group”) entered into a license agreement with Emilia (the “License Agreement”). During the fourth quarter of 2016, the Group completed the development process and then initiated a phase I Trial at Chaim Sheba Medical Center (“Sheba”) to explore the safety of the topical ointment on psoriasis. Prior to entering into the License Agreement, the Group and Emilia conducted a development and evaluation program (as defined in the License Agreement) for the development of a specific product comprising Emilia’s formulation with certain medical cannabis extract provided by the Group for topical treatment of psoriasis.

Pursuant to the License Agreement, Emilia granted a limited license to the Group with respect to Emilia’s licensed intellectual property to be developed and commercialized worldwide in the topical treatment of psoriasis in humans with OWC’s Product, as defined in the License Agreement. If such trial proves successful, Emilia will grant the Group an exclusive, worldwide, transferable, royalty-bearing license, with the right to grant sublicenses, to use, sell and commercially exploit the Emilia intellectual property, in consideration for which, from and after the first commercial sales of the licensed product, the Group shall pay to Emilia a royalty at the rate of 10% of net sales during the period beginning upon the first commercial sale and ending 10 years thereafter. In the event the sale of the licensed product during the royalty term reaches the minimum sales targets set forth in the License Agreement, the royalty term will be extended for an additional 5-year term.

No sales have occurred to date and therefore there is no impact on these consolidated financial statements.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 4 -	COMMITMENTS AND CONTINGENCIES (CONT.)

A.	Commitments (Cont.)

5.	On December 29, 2016, OWC entered into a Research Agreement with Medical Research Infrastructure Development and Health Services Fund (the “Fund”) by Chaim Sheba Medical Center (“Sheba”). Pursuant to the Clinical Research Agreement, the Fund shall perform a Phase I, double blind, randomized, placebo-controlled, maximal dose clinical trial (the “Psoriasis Trial”) to determine the safety and tolerability of topical ointment containing MGC (“Medical Grade Cannabis” or the “Drug Trial”) in healthy volunteers, employing the services of Professor Aviv Barzilay, Director of the Department of Dermatology- Chaim Sheba Medical Center, Tel Hashomer, Israel, to lead the Trial (the “Investigator”). The Trial shall be conducted in compliance with the following, as defined in the Research Agreement: (1) the Protocol; (2) the Ministry Guidelines; (3) the instructions and terms specified in the Helsinki Committee’s approval; (4) the ICH-GCP; (5) the Helsinki Declarations; (6) the applicable laws, rules and regulations regulating such Trials which are applicable in Israel; and (7) written instructions and prescriptions issued by OWC and governing the administration of the Drug Trial. On January 29, 2019, the Company reported positive phase I safety data from the Trial. Pursuant to the Research Agreement, OWC is obliged to pay Sheba $170 for conducting the safety Trial for the ointment, $129 out of which was paid through December 31, 2018. The amounts of $117 and $49 have been recorded as research and development expenses related to the Trial during the years ended December 31, 2018 and 2017, respectively.

6.	On October 22, 2014, OWC entered into a Service Agreement with Sheba Academic Medical Center, a hospital in Tel-Aviv, Israel, relating to the use of cannabis to treat Myeloma. Within the framework of this Service agreement, OWC is required to conduct pre-clinical studies on multiple myeloma for total payment of $170, $66 out of which was paid through December 31, 2018. During the years ended December 31, 2018 and 2017, the Company has not recorded any research and development expenses related to the Service Agreement.

At present, OWC uses its available working capital to fund these studies. However, the Company expects that it will need to raise additional funding prior to or when its clinical studies are commenced.

7.	In November 2017, the Company signed a 2-year rental agreement with a landlord for its principle office located in Ramat Gan, Israel. The rental agreement included an option for one additional year (the "Option Period"). The monthly rental fees are approximately $4 and the remaining minimum payments total approximately $44 as of December 31, 2018. During the Option Period, the monthly rental fees will increase by approximately 7%.

During the years ended December 31, 2018 and 2017, the Company recorded rental expenses of $58 and $19, respectively.

B.	Contingencies

1.	On February 28, 2017, the Company filed an action for alleged legal malpractice against the NYC law firm of Sichenzia Ross FerenceKesner LLP and Marc J. Ross, Esq. a partner at Sichenzia Ross in New York State Supreme Court in New York County. The Company’s claims arise out of legal services allegedly negligently performed by Ross and Sichenzia Ross. The Company brought the action seeking recovery of monetary damages noted above due to the defendants’ alleged failure to exercise a professional standard of care in their representation of OWCP.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 4 -	COMMITMENTS AND CONTINGENCIES (CONT.)

B.	Contingents (Cont.)

The action is currently pending in the Supreme Court of the State of New York, County of New York and is in the discovery phase.

2.	The Company has also sued certain individuals in the Supreme Court of the State of New York regarding defaulted loan obligations related to 2,354,480 shares granted to them. The matter has been settled as against certain individuals, while the Company is still pursuing its claims against one individual for an outstanding sum of approximately $15. The Company is currently monitoring the payment of the settlement funds amounting to $121 which are included as part of Common Stock Subscriptions Receivable.

3.	On November 22, 2017, Mr. Ziv Turner, the Company’s subsidiary’s former General Manager (the “Plaintiff”) filed a claim (the “Claim”) with the Tel Aviv Regional Court of Labor against the Company, OWC and the Company’s CEO related to the Plaintiff’s alleged right to receive 4,125,000 shares of the Company’s Common Stock in connection with options granted to him in 2016 and a cash compensation of approximately $180 for breach of rights and damages. On January 23, 2018, the Company filed a statement of defense rejecting all of the Plaintiffs claims.

On December 6, 2018, the Company has entered into a Settlement Agreement (the “Agreement”) with the “Plaintiff”, in the Tel Aviv Regional Court of Labor, pursuant to which subject to receiving a withholding tax certificate from the Plaintiff, the Company will issue to the Plaintiff a number of shares of the Company's common stock at an aggregate value of $725 on the issuance date. The price per share will be determined based on the average closing price of the share during the three business days preceding the date in which the Company receives the withholding tax certificate from the Plaintiff.

In addition, the Company has provided the Plaintiff a price protection for a period of 6-months (the “Limitation Period”) commencing the date in which the withholding tax certificate has been received by the Company, under which if the value of the common stock issued to the Plaintiff falls below $725 at the end of the Limitation Period, in such case the Company will issue the Plaintiff additional common stock to get the aggregate value back to $725.

The Company and the Plaintiff mutually agreed to dismiss all claims other than the Company’s claims against the Plaintiff in the USA.

As of the filing date of these consolidated financial statements, the withholding tax certificate has not been received by the Company and therefore as of that date, the number of shares to be issued to the Plaintiff, cannot be considered as fixed and determinable. Also, the Company has not yet issued any shares to the Plaintiff and the price protection feature has not been granted.

As the obligation will be settled only through the issuance of the Company's common stock, the liability related to shares to be issued was presented as non-current as of December 31, 2018 in total amount of $725.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

A.	Common Stock

Holders of shares of The Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock do not have cumulative voting rights in the election of directors. Holders of shares of The Company’s common stock are entitled to receive dividends when and if declared by The Company’s Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock. Upon The Company’s dissolution or liquidation or the sale of all or substantially all of its assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of The Company’s common stock will be entitled to receive pro rata its remaining assets available for distribution. Holders of shares of The Company’s common stock do not have preemptive, subscription, redemption or conversion rights and there are no redemption or sinking fund provisions applicable to The Company’s common stock.

B.	Series A Convertible Preferred Stock

1.	The terms of the Series A Convertible Preferred Stock are governed by a Certificate of Designation (the “Series A Certificate of Designation”) filed by the Company with the Delaware Secretary of State on April 30, 2018. Pursuant to the Series A Certificate of Designation, the Company designated 500 shares out of the Company’s 20 million authorized shares of preferred stock as “Series A Convertible Preferred Stock”. As more fully described below, for the year ended December 31, 2018, the Company has issued a total of 500 shares of Series A Convertible Preferred Stock in connection with the Share Purchase Agreement. Following is a summary of the material terms of the Series A Convertible Preferred Stock:

●	Dividends. Holders of the 500 shares of Series A Convertible Preferred Stock are entitled to receive dividends on each share of the Series A Convertible Preferred Stock, payable quarterly on March 31, June 30, September 30 and December 31, commencing June 30, 2018 (which was prorated) in an amount equal to 5% per annum of the stated value ($10 per share of the Series A Convertible Preferred Stock) and which shall be cumulative. Such dividends are to be paid in cash or freely tradeable shares of The Company’s common stock at its sole discretion, subject to certain conditions. If in the event the Company elects to pay a dividend in shares of its common stock to the holders of the Series A Convertible Preferred Shares, the number of shares of its common stock will be determined in accordance with the terms of the Series A Convertible Preferred Shares. The Company may only elect to pay cash dividends to the Series A Convertible Preferred Shares to the extent there are amounts available for the payment of dividends in accordance with applicable Delaware law.

During the period commencing April 30, 2018 through December 31, 2018, the Company recorded an amount of $179 as dividend on Series A Convertible Preferred Stock. In 2018, the Company issued 801,230 shares of its common stock to the holder of series A Convertible Preferred Stock for payment of dividend amounted to $114. The remaining amount of the dividend for 2018 in the amount of $65 was paid by the Company by issuance of 832,368 shares of common stock to the holder of series A Convertible Preferred Stock on January 3, 2019 (see also Note 8C). This amount is included in the additional paid-in capital as number of shares to be issued is considered as fixed and determinable.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

B.	Series A Convertible Preferred Stock (Cont.)

●	Liquidation. In the event of a Liquidation, the holders of Series A Convertible Preferred Stock (“Holders”) shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any other shares of capital stock of the Company (“Junior Stock”), but pari passu with any Parity Stock (preferred shares that are pari passu rank to the Series A Convertible Preferred Stock in respect of the preferences as to dividends, redemption rights, distributions and payments upon the liquidation, dissolution and winding up of the Company then outstanding), an amount per Series A Convertible Preferred Share equal to the greater of (A) the Liquidation Preference thereof on the date of such payment and (B) the Bankruptcy Redemption Amount (as such term is defined in the Series A Certificate of Designation), provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Series A Convertible Preferred Shares and all holders of shares of Parity Stock. As of December 31, 2018, the aggregate Liquidation Preference amounted to $5,880.

●	Voting Rights. Holders of the Series A Convertible Preferred Stock are entitled to vote on all matters requiring a vote of the shareholders of the Company as a single stock, and each holder of the Series A Convertible Preferred Stock is entitled to vote the number of shares of common stock into which such holders' Series A Convertible Preferred Stock would be convertible into as of the record date.

●	Conversion. The 500 issued shares of the Company’s Series A Convertible Preferred Stock are convertible into 25,000,000 shares of the Company’s common stock at a conversion price of $0.20, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares. On November 27, 2018, the conversion price was adjusted as result of occurrence of the Trigger Event (see also Note 5C). The Series A Convertible Preferred Stock have a beneficial ownership limitation such that none of the holders of the Series A Preferred Shares have the right to convert the Series A Convertible Preferred Stock to the extent that after giving effect to such conversion, the holder (together with its affiliates and any other persons acting as a group together with the holder or any of the holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of the Company’s common stock outstanding immediately after giving effect to such conversion. However, by written notice to the Company, a holder of the Series A Convertible Preferred Stock may waive the Maximum Percentage provision, which such notice will be effective 61 calendar days after the notice date.

Due to the Trigger Event as discussed below, the conversion price was adjusted to an amount equal to (A) 75% of the quotient determined by dividing (x) the sum of the 3 lowest Closing Prices of the Common Stock during the period beginning 10 Trading Days prior to such Triggering Event Conversion Date and ending 3 Trading Days after the shares of Common Stock are received into Holder’s brokerage account and fully cleared for trading, by (y) 3, minus (B) $0.01.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

B.	Series A Convertible Preferred Stock (Cont.)

Commencing December 11, 2018 through December 31, 2018, the Purchaser converted an aggregate of 10 shares of Preferred Stock into an aggregate of 1,647,258 shares of the Common Stock at the conversion prices in effect on the respective conversion dates.

Commencing January 1, 2019 through the date of the issuance of these consolidated financial statements, the Purchaser converted an aggregate of 50 additional shares of Series A Convertible Preferred Stock into an aggregate of 24,871,345 shares of the Common Stock at the conversion prices in effect on the respective conversion dates (see Note 8D).

Redemption. The terms of the Series A Convertible Preferred Stock contain both mandatory and conditional redemption provisions as follows:

●	Certain mandatory redemption provisions provide that, beginning January 30, 2019 and continuing for every 30-days period thereafter (each a “Mandatory Redemption Date”), the Company is required to offer to redeem 1/12th of the outstanding Series A Convertible Preferred Stock for an amount equal to 110% of the stated value ($10) of such shares of Series A Convertible Preferred Stock plus any accrued but unpaid dividends to the Mandatory Redemption Date (the “Mandatory Redemption Amount”), and may be redeemed in cash or, at the Company’s sole discretion in freely tradeable shares of the Company’s common stock if the Company is in full compliance with all of the Equity Conditions as defined in the Series A Certificate of Designation.

●	Upon the occurrence of an offering of debt or equity securities of the Company or any of its subsidiaries resulting gross cash proceeds of not less than $10,000, the Company is required to make an offer to the holders of shares of the Series A Convertible Preferred Stock to redeem 50% of the outstanding Series A Convertible Preferred Stock at either (i) 115% of the stated value of each Preferred Share ($10) plus any unpaid accrued dividends if redeemed on or prior to October 30, 2018 or (ii) 120% of the stated value of each Preferred Share ($10) plus any unpaid accrued dividends if redeemed after October 30, 2018 (the “Redemption Premium”).

●	Upon sale of assets (other than product to be sold in the normal course of business) of the Company and its subsidiaries in an amount of proceeds in excess of $500, the Company is required to offer to redeem to 100% of the outstanding Series A Convertible Preferred Stock for the Redemption Premium, and may be redeemed in cash or, at the Company’s sole discretion in freely tradeable shares of the Company’s common stock if the Company is in full compliance with all of the equity conditions as defined in the Series A Certificate of Designation.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

C.	Securities Purchase Agreement

●	The Company may also be required, at the option of holders of the Series A Convertible Preferred Stock to redeem any outstanding shares of Series A Convertible Preferred Stock upon a Change of Control or Bankruptcy Event. Each Preferred Stock shall be redeemed for an amount equal to Redemption Premium, and may be redeemed in cash or, at the Company’s sole discretion in freely tradeable shares of the Company’s common stock if the Company is in full compliance with all of the equity conditions as defined in the Series A Certificate of Designation.

●	The Company may, at any time upon at least 15 trading days prior written notice to each holder, redeem all or portion of the outstanding Preferred Stock in cash in an amount equal to Redemption Premium.

As of December 31, 2018, the Company is not in compliance with the Equity Conditions and therefore the redemption of the Series A Convertible Preferred Stock can be done at the request of the holder in cash of 1/12 per month after 270 days from the Initial Date (January 31, 2019). As of the date of issuance of these financial statements, the Purchaser has not requested redemption in cash of any shares of Series A Convertible Preferred Stock.

On April 30, 2018 (the “Initial Date”), the Company consummated a private placement transaction (the “April 2018 PIPE”) by entering into a Securities Purchase Agreement (the “Agreement”) with a non-US-based institutional investor (the “Purchaser”), pursuant to which, the Company sold and the Purchaser bought, (i) 500 shares of Preferred Stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”), which are convertible into shares of common stock at a conversion price of $0.20 per share, subject to adjustment pursuant to the anti-dilution provisions of the Preferred Shares and (ii) Warrants (the “Warrants”) representing the right to acquire 12,500,000 shares of common stock over a period of five years from the Initial Date at an exercise price of $0.22 per share, which is subject to certain adjustments including anti-dilution provisions, for an aggregate purchase price of $5,000.

The Company engaged Newbridge Securities Corporation, through LifeTech Capital (“Newbridge”), as exclusive placement agent for the aforesaid Agreement, pursuant to which the Company was required to pay a cash fee to Newbridge and issued to them warrants to purchase 2,500,000 shares of common stock (or 10% of the aggregate number of fully diluted shares of common stock that have been purchased by an Purchaser) over a period of three years from the Initial Date at an exercise price of $0.20 per share, which is subject to certain adjustments including anti-dilution provisions. In addition, the Company is also obligated to pay Newbridge a warrants solicitation fee equal to 4% of the gross proceeds received by the Company upon cash exercise of any Warrants purchased by the Purchasers in connection with the Agreement (since the Initial Date through December 31, 2018, no solicitation fee was earned).

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

C.	Securities Purchase Agreement (Cont.)

On November 27, 2018, the Tel Aviv regional Prosecutor’s Service filed criminal charges against Dr. Yehuda Baruch, the Chief Medical and Regulatory Affairs Officer of the Company, alleging that Dr. Baruch conducted an improper sexual relationship with a psychiatric patient. Dr. Baruch denies all allegations. The Company together with its legal counsels believe that such criminal charges are not directed at, and do not concern, the Company, any actions of Dr. Baruch in the Company or any other of the Company’s directors or officers. The Company is evaluating its proposed response, if any, considering the allegations brought against Dr. Baruch.

The aforesaid charges brought against Dr. Baruch are considered a “trigger event” (the “Trigger Event”) under the Company's Certificate of Designation governing the Company's Preferred Stock. Subject to certain beneficial ownership limitations of the Preferred Stock, at any time during the period commencing on the date of the occurrence of a Trigger Event and ending on the date of the cure of such Trigger Event, the Purchaser of the Preferred Stock may, at its option, by delivery of notice to the Company, specify a future date upon which such holder shall require the Company to convert all, or any number of, Preferred Stock into shares of the Company’s common stock at an adjusted conversion ratio as specified in the Certificate of Designation.

Due to the aforesaid Trigger Event, the conversion price was adjusted to an amount equal to (A) 75% of the quotient determined by dividing (x) the sum of the 3 lowest Closing Prices of the Common Stock during the period beginning 10 Trading Days prior to such Triggering Event Conversion Date and ending 3 Trading Days after the shares of Common Stock are received into Holder’s brokerage account and fully cleared for trading, by (y) 3, minus (B) $0.01.

The Warrants are considered a freestanding instrument, as the Company believes they are legally detachable and separately exercisable.

As defined in the Agreement, upon certain changes in control events, the Purchaser may elect to receive cash equal to the Black-Scholes value of the outstanding Warrants. Consequently, as of the Initial Date, the Warrants were accounted for and recognized as a non-current financial liability on the consolidated balance sheet in total amount of $3,600 ($600 out of which related to warrants that were granted to Newbridge) under ASC 815-40-25 and were measured at fair value. Subsequently, the Warrants are marked to market in each reporting period until they are exercised or expired, as earlier, with changes in the fair value of the Warrants charged into the statement of comprehensive loss. For the year ended December 31, 2018, the Company recorded income in total amount of $2,125, due to revaluation of Warrants to purchase shares of Common Stock in the statement of comprehensive loss as separate line based on the change in the fair value from the Initial Date through December 31, 2018.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

C.	Securities Purchase Agreement (Cont.)

In estimating the fair value of the Warrants on the Initial Date and December 31, 2018, the Company used the following assumptions:

12,500,000 Purchaser Warrants:

	December 31, 2018	Initial Date

Risk-free interest rate (1)	2.49%	2.79%
Expected volatility (2)	214.5%	246%
Expected life (in years) (3)	4.33	5.00
Expected dividend yield (4)	0%	0%
Fair value per Warrant	$0.10	$0.24

2,500,000 Placement agent Warrants:

	December 31, 2018	Initial Date

Risk-free interest rate (1)	2.47%	2.62%
Expected volatility (2)	219.9%	252.6%
Expected life (in years) (3)	2.33	3.00
Expected dividend yield (4)	0%	0%
Fair value per Warrant	$0.09	$0.24

1.	Risk- free interest rate - based on yield rates of non-index linked U.S. Federal Reserve treasury bonds.

2.	Expected volatility - was calculated based on actual historical stock price movements of the Company over a term that is equivalent to the expected term of the warrants.

3.	Expected life - the expected life was based on the expiration date of the warrants.

4.	Expected dividend yield - was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

C.	Securities Purchase Agreement (Cont.)

The changes in Level 3 liabilities associated with the 2018 Private Placement warrants are measured at fair value on a recurring basis. The following tabular presentation reflects the components of the liability associated with such warrants for year ended December 31, 2018:

Fair value of liability related to warrants

Balance at December 31, 2017	$-
Recognition of liability related to Warrants to purchase Common Stock	3,600
Revaluation of liability related to Warrants to purchase Common Stock	(2,125)

Balance at December 31, 2018	$1,475

During the period commencing April 30, 2018 and through December 31, 2018, no Warrants of the Purchaser and Newbridge have been exercised. As of December 31, 2018, there were 15,000,000 outstanding unexercised Warrants related to the 2018 Private Placement.

In addition, at the Initial Date, the Company identified several embedded features which may require separate accounting as derivatives under ASC 815-15. Nevertheless, except specific embedded feature relating to contingent redemption feature in case of other than upon bankruptcy triggering event, the Company determined that all remaining embedded features should not bifurcated from the host contract or the probability of occurrence of such embedded features is low and therefore the fair value of such embedded features was determined to be immaterial. In addition, the Company determined that the Trigger Event is considered as optional conversion feature upon triggering event that should be estimated at fair value. Thus, the bifurcated embedded derivatives amounting to $1,028 and $8,129 were measured at fair value on the Initial Date and December 31, 2018, respectively. The change in the fair value is resulted from revaluation of the bifurcated embedded derivatives in total amount of $7,261 which was recognized under other expenses in the statement of comprehensive loss in a separate line. In addition, upon a partial conversion of 10 share of Series A Convertible Preferred Stock into 1,647,255 shares of common stock, a relative portion of $160 was deducted.

In estimating the fair value of the bifurcated embedded derivative related to the contingent redemption feature of the Series A Convertible Preferred Stock at the Initial Date and the bifurcated embedded derivative related to optional conversion feature upon trigger event at December 31, 2018, the Company used the following assumptions:

	December 31, 2018	Initial Date

Risk-free interest rate (1)	2.62%	2.13%-2.40%
Expected volatility (2)	82.35%	258.3%
Expected life (in years) (3)	1.01	1.64

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

C.	Securities Purchase Agreement (Cont.)

1.	Risk- free interest rate - based on yield rates of non-index linked U.S. Federal Reserve treasury bonds.

2.	Expected volatility - was calculated based on actual historical stock price movements of the Company over a term that is equivalent to the expected term of the bifurcated embedded derivative.

3.	Expected life - the expected life was based on the expiration date of the bifurcated embedded derivative.

The changes in Level 3 liabilities associated with the 2018 Private Placement bifurcated embedded derivatives are measured at fair value on a recurring basis. The following tabular presentation reflects the components of such liability associated with such bifurcated embedded derivatives for the year ended December 31, 2018:

Fair value of bifurcated embedded derivative

Balance at December 31, 2017	$-
Recognition of bifurcated embedded derivative	1,028
Revaluation of bifurcated embedded derivative	7,261
Partial conversion of shares of Series A Convertible Preferred Stock into shares of common stock	(160)

Balance at December 31, 2018	$8,129

The Company’s management is measuring the fair value of the 2018 Private Placement warrants issued to the Purchaser and Newbridge and the bifurcated embedded derivative related to Series A Convertible Preferred Stock by using the services of external independent appraiser.

At the Initial Date, the effective conversion price of the Preferred Stock is less than the fair value of the share of Common Stock at the commitment date. As a result, a BCF amounting to approximately $4,028 was measured assuming full conversion according to ASC 470-20. However, according to ASC 470-20-30-8, there is a limitation to the amount of the proceeds allocated to the convertible preferred shares if the intrinsic value of the BCF is greater than the proceeds allocated to the convertible instrument. That is, the amount of the discount assigned to the BCF shall be limited to the amount of the proceeds allocated to the convertible preferred share. Consequently, at the Initial Date, a BCF was recognized in total amount of $773.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

C.	Securities Purchase Agreement (Cont.)

Under ASC 480-10-S99 “Distinguishing Liabilities from Equity”, since the Preferred Stock have conditional redemption provisions which are outside of the control of the Company and also contain a deemed liquidation preference, the Preferred Stock were classified as mezzanine financing at the initial measurement date at the residual amount, which is the difference between the total proceeds received, the fair value of the Warrants, the fair value of the embedded derivative related to the contingent redemption of Series A Convertible Preferred Stock and after consideration with the amount related to the BCF. Subsequently, the Company accretes changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology. Changes in the redemption value are considered as changes in accounting estimates.

The below table outlines the change in the mezzanine account during the year ended December 31, 2018 -

December 31, 2018

Opening balance, December 31, 2017	$-
Gross proceeds from April 2018 PIPE transaction	5,000
Recognition of Warrants issued to Purchaser to purchase Common Stock	(3,000)
Recognition of bifurcated embedded derivative	(1,028)
Allocation of issuance costs to Preferred Stock	(199)
Recognition of BCF on Preferred Stock	(773)
Accretion of Preferred Stock to redemption value	2,268
Partial conversion of Preferred Stock into shares of common stock	(42)
Closing balance, December 31, 2018	$2,226

The total direct and incremental issuance costs amounted to $1,022 (including the cash fee of $422 and Warrants fee of $600 related to Newbridge). Such amount was allocated based on the same proportions of the allocation of the consideration received to the individual freestanding instruments identified (i.e. detachable warrants, bifurcated embedded derivative related to the contingent redemption feature of the Series A Convertible Preferred Stock and preferred stock). Issuance costs amounting to $823 were allocated to freestanding instruments at fair value and immediately expensed as a separate line to the statement of comprehensive loss. Issuance costs amounting to $199 were allocated to Preferred Stock and deducted from mezzanine account.

In addition, in connection with the Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchaser, pursuant to which, among other things, the Company is required to use its commercially reasonable best efforts to (i) prepare and file with the SEC within 60 calendar days of the offering a registration statement covering the shares of Common Stock underlying the Preferred Stock and Warrants and (ii) have the registration statement and any amendment thereto to be declared effective by the SEC within 90 calendar days from the date of the initial filing of such registration statement. On June 14, 2018, the Company filed a registration statement on Form S-1 which was declared effective by July 2, 2018.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

D.	Common Stock and Stock Warrants Issued for Cash

1.	During the year ended December 31, 2017, the Company received $118 through a placement of 904,924 common stock units to four investors for the offering price of $0.13 per unit. Each unit consisted of one share of common stock and two (one “G” and one “H”) warrants to purchase one share of common stock. The 904,924 “G” warrants are exercisable at $0.25 and expire two years from the issuance date. The 904,924 “H” warrants are exercisable at $0.40 and expire 3 years from the issuance date. Such warrants were classified within stockholders’ equity.

2.	During the year ended December 31, 2017, the Company received $100 through a placement of 588,237 common stock units to three investors for the offering price of $0.17 per unit. Each unit consisted of one share of common stock and one “H” warrant to purchase one share of common stock. The 588,237 “H” warrants are exercisable at $0.40 and expire 3 years from the issuance date. Such warrants were classified within stockholders’ equity.

3.	During the year ended December 31, 2017, the Company received $130 through a placement of 520,000 common stock units to five investors for the offering price of $0.25 per unit. Each unit consisted of one share of common stock and one “I” warrant to purchase one share of common stock. The 520,000 “I” warrants are exercisable at $0.50 and expire 2 years from the issuance date. Such warrants were classified within stockholders’ equity.

4.	During the year ended December 31, 2017, the Company received $884 through a placement of 1,767,250 common stock units to twenty investors for the offering price of $0.50 per unit. Each unit consisted of one share of common stock and one “K” warrant to purchase one share of common stock. The 1,767,250 “K” warrants are exercisable at $1.00 and expire 18 months from the issuance date. Such warrants were classified within stockholders’ equity.

5.	During the year ended December 31, 2017, the Company received $436 through a placement of 623,227 common stock units to eleven investors for the offering price of $0.70 per unit. Each unit consisted of one share of common stock and one “L” warrant to purchase one share of common stock. The 623,227 “L” warrants are exercisable at $1.40 and expire 18 months from the issuance date. Such warrants were classified within stockholders’ equity.

E.	Common stock subscriptions receivable

During the years ended December 31, 2018 and 2017, the Company received a cash payment of $105 and $51, respectively, for common stock subscriptions receivable from former employees.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation

1.	Grants to non-employees

A.	On November 22, 2016, the Company entered into a Corporate Management Services Agreement with Sorelenco Limited (“Sorelenco”). In consideration for business and European market development services, the Company agreed to issue to the Sorelenco: (i) 1,442,308 restricted shares of the common stock, par value $0.0001 (the “Shares”); (ii) Class M Warrants exercisable for 12-months period to purchase 1,250,000 Shares at an exercise price $0.08; (iii) Class G Warrants exercisable for 24-months period to purchase 448,462 Shares at an exercise price $0.25; and (iv) Class H Warrants exercisable for 36-months period to purchase 448,462 Shares at an exercise price $0.40. The aggregate fair value of the restricted shares and warrants was $432. This transaction represents an initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). Such amount is recognized as consulting expense over the term of the agreement. During the years ended December 31, 2018 and 2017, the Company recognized an amount of $144 and $144 as business development service expenses, respectively. As of December 31, 2018, the unrecognized related services receivable amounted to $121.

The exercise period of the Class M Warrants has been extended by 2-weeks in which Sorelenco exercised such warrants into 1,250,000 shares of common stock. Such extension has been accounted as a modification under ASC 718, pursuant to which the incremental fair value of $403 was recognized immediately as business development service expenses in the statements of comprehensive loss for the year ended December 31, 2017.

B.	On November 28, 2016, the Company entered into a Consulting Agreement with Bear Creek Capital. In consideration for the services, the Company issued to Bear Creek 100,000 restricted shares of Common Stock. The aggregate fair value of the restricted shares was $10. This transaction represents initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). Such amount is recognized over the term of the agreement. During the year ended December 31, 2017, the Company recognized an amount of $6 as investor and public relations service expenses. As of December 31, 2018, there are no services receivable.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation (Cont.)

1.	Grants to non-employees (Cont.)

C.	On December 16, 2016, the Company entered into a Consulting Agreement with Jeff Smurlick, pursuant to which the Consultant shall provide the Company with services in the areas of investor relations and business development. In consideration for the services, the Company issued to the Consultant 200,000 Class G Warrants and 200,000 Class H Warrants identical to the Class G and Class H Warrants described above with a cashless exercise feature. The aggregate fair value of the warrants was $41. This transaction represents initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). Such amount is recognized over the term of the agreement. As of December 31, 2018, there are no services receivable. During the year ended December 31, 2017, the Company recognized an amount of $40 as investor and public relations services expense.

During the year ended December 31, 2017, the aforesaid warrants were exercised on a cashless basis (see also Note 5G4).

D.	In January 2017, the Company issued 300,000 fully vested shares of common stock and 400,000 warrants to Lyons Capital LLC. 200,000 “G” warrants with exercise price of $0.25 and 200,000 “H” warrants with exercise price of $0.40 and a cashless feature for the purchase of one share each of common stock to a consultant as payment for services. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). The shares were measured at the closing price as of the date of the agreement and the related expenses are recognized over the terms of the agreement. During the year ended December 31, 2018 and 2017, the Company recognized an amount of $16 and $185 as conferences and business development service expenses, respectively, resulting from the issuance of the shares. As of December 31, 2018, there are no services receivable.

The warrants were measured by using the Black-Scholes-Merton pricing model to estimate total fair value amounting to $154. The Black-Sholes-Merton pricing model assumptions that were used are as follows: expected dividend yield of 0%; risk-free interest rate of 0.10%-0.11%; expected volatility of 282%, and warrant exercise period based upon the stated terms. Such amount is recognized over the term of the agreement. During the year ended December 31, 2018 and 2017, the Company recognized an amount of $5 and $149, as consulting expenses, respectively, resulting from the issuance of these warrants. As of December 31, 2018, there are no services receivable.

During the year ended December 31, 2017, the aforesaid warrants were exercised on a cashless exercise (see also Note 5G3).

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation (Cont.)

1.	Grants to non-employees (Cont.)

E.	Under the Bear Creek Corporate Advisory Consulting agreement executed in November of 2016, the Company became obligated to issue 100,000 additional shares to Bear Creek as of February 28, 2017. The shares were measured at $262 according to the closing price of the underlying shares at February 28, 2017. The shares were issued in April 2017.

F.	On January 21, 2016, the Company entered into a 2-years Consulting Agreement with Global Corporation Strategies (“GCS”), pursuant to which the Company issued to GCS 5,134,375 restricted shares of Common Stock for investor and public relations services. The aggregate fair value of the restricted shares was $259. This transaction represents initiation of business relations between the parties. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). Such amount is recognized over the term of the agreement. During the years ended December 31, 2018 and 2017, the Company recognized an amount of $7 and $129 as investor and public relations services expense, respectively. As of December 31, 2018, there are no services receivable.

G.	In 2017, the Company issued 350,000 “E” warrants that are exercisable at $0.25 and expire two years from the date of issuance to purchase one share each of the Company’s common stock to two former employees parties as payment for services. The aggregate fair value of the warrants was $133. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). Such amount is recognized over the term of the agreement. During the years ended December 31, 2018 and 2017, the Company recognized $4 and $129 as consulting expenses, respectively. As of December 31, 2018, there are no services receivable.

The Company used the Black-Scholes-Merton pricing model to estimate the fair value of these warrants. The Black-Sholes-Merton pricing model assumptions used are as follows: expected dividend yield of 0%; risk-free interest rate of 0.10%-0.11%; expected volatility of 282%, and warrant exercise period based upon the stated terms. Shares issued for services are measured at the closing price as of the agreement date.

H.	In 2017, the Company issued 450,000 fully vested shares of common stock to Lyons Capital as payment for services. The fair value of these shares was measured at the closing price as of the date of the agreement and the related expenses is recognized over the terms of the agreement. The aggregate fair value of the shares was $329. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). During the years ended December 31, 2018 and 2017, the Company recognized an amount of $116 and $212 as business development expenses, respectively. As of December 31, 2018, there are no services receivable.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation (Cont.)

1.	Grants to non-employees (Cont.)

I.	In 2017, the Company issued 416,127 fully vested shares of common stock to Jeff Smurlick as payment for services. The aggregate fair value of the shares was $370. As the equity instruments issued are fully vested and non-forfeitable, the fair value of the grant was recognized as an increase to stockholders’ equity at the measurement date with an offsetting amount as a deduction from stockholders’ equity within the caption “Services receivable” (see also Note 2L). The shares were measured at the closing price as of the date of the agreement and the related expenses are recognized over the terms of the agreement. During the years ended December 31, 2018 and 2017, the Company recognized an amount of $111 and $260 as business development and investor relations consulting expenses, respectively. As of December 31, 2018, there are no services receivable.

J.	On December 12, 2017, the Company entered into a new agreement with Lyons Capital LLC. In consideration for services in February 2018 relating to the 2018 Wall Street Conference at the Deerfield Beach Florida Hilton and sponsorship in the conference the Company is required to issue 150,000 fully vested restricted shares of Common Stock. The aggregate fair value of the shares was $72 which was recognized in 2018 as expenses.

2.	Grant to employees

In 2019, the Company approved the Amended and Restated 2016 Israeli Employees Share Options Plan (formerly the 2016 Employee Incentive Plan) (the “2016 Plan”) which provides for the issuance of common stock, stock options and other stock-based awards to employees, officers, directors, consultants, and advisors. The number of shares reserved for issuance under the 2016 Plan is 36,000,000 shares of common stock (see also Note 8F).

A.	In January 2016, the Company granted to certain employees 250,000 stock options which are exercisable into 250,000 shares of common stock at an exercise price which is ranged $0.05-$0.30 per share. The fair value of these stock options was measured at $6.

B.	In December 2016, the Company granted 34,850,000 stock options which are exercisable into 34,850,000 shares of common stock at an exercise price of $0.05 per share. The granted stock options become vested over a 2-year period from the grant date. The stock options vested 1/3 on the grant date and the remaining 2/3 vested on a quarterly basis (8.33% per quarter).

C.	During the second quarter of 2017, the engagement of OWC’s CEO was terminated and the CFO resigned. These combined actions triggered the forfeiture of 10,456,094 stock options previously granted. The forfeiture resulted in a reversal of $645 of previously recognized compensation expense in 2017 ($408 out of which was recognized as expense in 2016).

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation (Cont.)

2.	Grant to employees (Cont.)

As such award was subject to a clawback feature for certain contingent events, such as termination for cause, the Company accounted for the cancellation of the award in accordance with the provisions of ASC 718-10-55. Thus, the Company recognized the original compensation cost related to that grant (which was determined to be less than the current fair value of such award) as a credit to the consolidated statement of comprehensive loss within the line item “General and administrative” during the year ended December 31, 2017.

D.	On August 1, 2017, the Company granted 3,000,000 stock options which are exercisable into 3,000,000 shares of common stock to two officers at an exercise price of $0.05 per share. 1,500,000 options become vested over a 2-year period from its grant date. The options shall vest 1/3 on the grant date and the remaining 2/3 on a quarterly basis (8.33% per quarter). The remaining 1,500,000 options become vested over a 3-year period from its grant date. The options shall vest 1/3 on the first anniversary and the remaining 2/3 vested on a quarterly basis (8.33% per quarter). The Company estimated the fair value of the stock options by using the Black-Scholes-Merton pricing model which took into account the following assumptions: expected dividend yield of 0%; risk-free interest rate of 1.8%-2.07%; expected volatility of 255% and expected term of 5-6.5 years. The fair value of the options at the grant date was $1,019.

During the year ended December 31, 2018 and 2017, the Company recognized stock-based compensation expense related to all employee awards amounting to $814 and $2,050 respectively.

E.	On February 12, 2018, the Company granted 150,000 stock options which are exercisable into 150,000 shares of common stock to Ms. Hannah Feuer, the then Company’s Chairman of the Audit Committee. The stock options shall become vested over a 3-year period from its grant date at an exercise price of $0.05. The fair value of the grant of approximately $64.

On August 20, 2018, the Company’s Chairman of the Audit Committee resigned from her position and all of the stock options have therefore been forfeited and no expense was recognized.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation (Cont.)

2.	Grant to employees (Cont.)

F.	The following table presents a summary of the status of the grants of stock options to employees, officers and directors under the 2016 Plan as of December 31, 2018.

	Amount	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value

Options outstanding at December 31, 2016	35,100,000	$0.05	9.9	$4,405
Granted	3,000,000	$0.05
Exercise	(293,906)	$0.05
Forfeited	(10,456,094)	$0.05
Options outstanding at December 31, 2017	27,350,000	$0.05	9.0	$11,036
Granted	150,000	$0.05
Forfeited	(250,000)	$0.11
Options outstanding at December 31, 2018	27,250,000	$0.05	8.0	$1,453
Options exercisable at December 31, 2018	26,000,000	$0.05	8.0	$1,385

The aggregate intrinsic value represents the total intrinsic value (the difference between the quoted market price of the Company’s Common Stock on the last day of fiscal 2018 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2018. This amount is impacted by the changes in the fair value of the Company’s shares.

The weighted-average fair value of all stock options granted during the years ended December 31, 2018 and 2017 was $0.42 and $0.34, respectively.

The following table presents the assumptions used to estimate the fair values of the options granted in the period presented:

	2018	2017

Risk-free interest rate	1.1%	1.8%
Dividend yield	-	-
Expected volatility	242.5%	255%
Expected term (in years)	5	5.5 - 6.5

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

F.	Stock-Based Compensation (Cont.)

2.	Grant to employees (Cont.)

As of December 31, 2018, there was $109 of total unrecognized compensation cost related to non-vested stock options granted under the 2016 Plan. This cost is expected to be recognized over a weighted-average period of 0.58 years.

The following table summarizes information about stock options outstanding at December 31, 2018:

Exercise price	Outstanding at December 31, 2018	Weighted average remaining contractual life (years)	Exercise price	Exercisable at December 31, 2018	Weighted average remaining contractual life (years)

$0.05	27,150,000	8.01	$0.05	25,900,000	8.0
$0.10-$0.30	100,000	2.8	$ $0.10-$0.30	100,000	2.8
	27,250,000			26,000,000

G.	Exercise of stock options and stock warrants into common stock

1.	During the year ended December 31, 2017, the Company received $225 in cash from exercise of 1,750,642 stock warrants into 1,750,642 shares of common stock at exercise prices ranging from $0.08 to $0.40.

2.	During the year ended December 31, 2017, the Company's former Chief Finance Officer exercised 312,500 stock options into 293,906 shares of common stock. In accordance with the original terms of the stock option agreement, the exercise was made on a cashless exercise basis based on the average market value of the common shares for the 10 days period preceding the exercise date.

3.	During the year ended December 31, 2017, the consultant mentioned in Note 5.F.1.D, exercised 400,000 stock warrants into 334,450 shares of common stock. In accordance with the original terms of the warrant agreement, the exercise was made on a cashless exercise basis through a net share settlement based on the average market value of the common shares for the 10-days period preceding the date of such exercise.

4.	During the year ended December 31, 2017, the consultant mentioned in Note 5.F.1.C, exercised 400,000 stock warrants into 262,363 shares of common stock. In accordance with the original terms of the warrant agreement, the exercise was made on a cashless exercise basis through a net share settlement based on the average market value of the common shares for the 10-days period preceding the exercise date.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 5 -	SERIES A CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT) (Cont.)

H.	Stock warrants

The following table presents a summary of the status of the grants of stock warrants as of December 31, 2018:

	Amount	Weighted average exercise price	Weighted average remaining contractual term (months)	Aggregate intrinsic value

Warrants outstanding at December 31, 2016	4,676,283	$0.26	30.0	$128
Granted	6,225,228	$0.64
Exercised	(2,347,455)	$0.18
Lapsed	(203,187)	$0.34
Warrants outstanding at December 31, 2017	8,350,869	$0.56	11.1	$673
Granted	15,000,000	$0.22	48.6
Exercised	-	$-
Lapsed	(3,640,477)	$0.81
Warrants outstanding at December 31, 2018	19,710,392	$0.25	38.8	$0
Warrants exercisable at December 31, 2018	19,710,392	$0.25	38.8	$0

The aggregate intrinsic value represents the total intrinsic value (the difference between the quoted market price of the Company’s Common Stock on the last day of fiscal 2018 and the exercise price, multiplied by the number of in-the-money warrants) that would have been received by the warrant holders had all warrant holders exercised their warrants on December 31, 2018. This amount is impacted by the changes in the fair value of the Company’s shares.

NOTE 6 -	GENERAL AND ADMINSTRATIVE EXPENSES

	US dollars
	Year ended December 31,
	2018	2017
Salaries and related expenses (*)	1,141	1,568
Professional fees (*)	1,435	2,205
Travel and expenses	92	58
Depreciation	7	8
Insurance	3	34
Other	181	240
	2,859	4,113

(*)	Including stock-based compensation expenses and amortization of services receivable amounted to $1,218 and $3,304 for the years ended December 31, 2018 and 2017, respectively.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7 -	INCOME TAXES

The Company and OWC are subject to taxation in the United States and Israel, respectively, as follows:

1.	Tax rates applicable to the Company:

The enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017, reduced the federal income tax rates from an average of 35% to a 21% flat rate, beginning in 2018 tax year. As further discussed below, the reduction in corporate tax rates resulted in the remeasurement of the Company’s net deferred tax assets. The effect on deferred tax assets and liabilities of a change in law or tax rates is recognized in income in the period that includes the enactment date.

The Tax Act also includes a provision designed to currently tax global intangible low-taxed income (“GILTI”), beginning in 2018 tax year. As OWC is currently in a loss position, there is no tax effect in the current year. The Company will record the U.S. income tax effect of future GILTI inclusions in the period in which they arise, if relevant.

After the enactment of the Tax Act, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) which provided guidance on accounting for the enactment effect of the Tax Act. SAB 118 addressed the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. SAB 118 provided or a measurement period of up to one year from the Tax Act enactment date for companies to complete their accounting under ASC 740. The Company had calculated a provisional estimate of deferred tax expense of $335 related to the remeasurement of its U.S. deferred tax assets in the future, which was fully and equally offset by a corresponding reduction in the valuation allowance. During the quarter ended December 31, 2018, the Company completed the accounting for the income tax effects of the Tax Act, which resulted in an immaterial change in the net deferred tax asset, before valuation allowance, as of the enactment date.

2.	Taxes rates applicable to OWC:

In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), a reduction of the corporate tax rate in 2017 from 25% to 24%, and in 2018 and thereafter from 24% to 23%.

3.	Net operating losses carry forward:

Under the aforesaid Tax Act, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited to 80% of the taxable income of a specific year. Prior to the Tax Act, net operating losses could be carried forward for 20 years.

As of December 31, 2018, the Company has federal NOL carryforwards for United States tax purposes of approximately $1,851 ($1,012 out of which will expire in years 2034-2037 if not utilized, and the remaining amount of $839 which can be carried forward indefinitely).

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 7 -	INCOME TAXES (Cont.)

3.	Net operating losses carry forward (Cont.):

Utilization of the U.S. net operating losses may be subject to additional substantial annual limitation due to the “change in ownership” provisions provided by the Internal Revenue Code of 1986 (I.R.C. Section 382(a)) and the continuity of business limitation of I.R.C. Section 382(c). The annual limitation may result in the expiration of net operating losses before utilization.

As of December 31, 2018, OWC has accumulated losses for tax purposes in the amount of approximately $3,876, which may be carried forward and offset against taxable income in the future for an indefinite period.

4.	As of December 31, 2018, the U.S. federal income tax returns of the Company remain open to examination by taxing authorities for tax years ending on or after December 31, 2014. The Israeli income tax returns of OWC remain open to examination by taxing authorities for tax years beginning in 2013 to present.

5.	The components of pretax loss are as follows:

	In US Dollars
	December 31
	2018	2017
United States	(8,750)	(3,629)
Israel	(1,508)	(932)
	(10,258)	(4,561)

4.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of net operating loss and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	In US Dollars
	December 31
	2018	2017
Deferred tax assets:
Net operating loss carryforward	1,280	826
General and Administrative	152	-
Research and development credits	150	367
Net deferred tax asset before valuation allowance	1,582	1,193
Valuation allowance	(1,582)	(1,193)
Net deferred tax assets	-	-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2018 and 2017.

6.	The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect to deferred taxes relating to accumulated net operating losses carried forward and temporary differences due to the uncertainty of the realization of such deferred taxes.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 8 -	SUBSEQUENT EVENTS

A.	Departure and Appointment of Certain Officer

On February 1, 2019, the Company appointed Ms. Sigal Russo as Chief Financial Officer of the Company and OWC. Sigal Russo replaced Yossi Dagan who resigned as Chief Financial Officer of the Company on February 1, 2019, effective immediately.

Ms. Russo is entitled annual salary of approximately $106 and Ms. Russo received a signing bonus of approximately $7. In addition, The Company's Board of Directors approved on February 4, 2019 an options grant to Ms. Russo, to purchase up to 1,500,000 shares of the Company's common stock, under the Company’s stock incentive plan. The stock options shall vest over a period of 3-years from the vesting start date, such that 500,000 stock options shall vest upon the 1-year anniversary of the start date and the remaining stock options shall vest in eight equal quarterly instalments thereafter.

B.	Grants to non-employees

On January 14, 2019, the Company’s Board of Directors approved a stock options grant of 1,500,000 shares for its Chief Scientific Officer, to purchase up to 1,500,000 shares of the Company's common stock at an exercise price of $0.05, under the Company’s 2016 Plan. 33% of the stock options vested on February 18, 2019 and the remaining 1,000,000 stock options will vest over a 2-years period commencing on the first quarter after the first vesting event, in equal quarterly installments of 125,000 stock options per quarter.

In addition, on January 14, 2019, the Company’s Board of Directors also approved stock options grants for certain employees, to purchase 500,000 shares of the Company's common stock at an exercise price of $0.22, under the Company’s 2016 Plan. The stock options shall vest over a 3-years period from the vesting start date, such that approximately 166,656 stock options shall vest upon the 1-year anniversary of the start date and the remaining stock options shall vest in 8 equal quarterly instalments thereafter.

C.	Dividend distribution

As discussed in Note 5B1, on January 3, 2019, the Company issued 832,368 shares of common stock to the Purchaser of the Preferred Stock as payment of a dividend in total amount of $65.

D.	Issuance of Unregistered Securities

As discussed in Note 5B1, commencing January 1, 2019 through the date of these consolidated financial statements, the Purchaser converted an aggregate of 50 shares of Preferred Stock into an aggregate of 24,871,345 shares of Common Stock.

E.	Reverse stock split

On February 4, 2019, a special meeting of stockholders of the Company authorized the Company's Board of Directors to effect a reverse stock split of the Company's outstanding Common Stock, $0.00001 par value per share, at any ratio up to 1-for-500 (the “Reverse Split”), at such time as the Company's Board of Directors shall determine, in its sole discretion, during the Company’s 2019 fiscal year ending December 31, 2019. As of the date of these consolidated financial statements, no decision has been taken by the Company's Board of Directors with respect to the Reverse Split.

OWC PHARMACEUTICAL RESEARCH CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONT.)

NOTE 8 -	SUBSEQUENT EVENTS (Cont.)

F.	Amendment of 2016 Stock Option Plan

On February 5, 2019, the Company's Board of Directors amended the Company's 2016 Plan. In addition, on March 13, 2019, the Company registered the 36 million shares of Common Stock reserved for issuance pursuant to the 2016 Plans through filing of Form S-8.

G.	Execution of an agreement to perform a Safety and Pharmacokinetics (PK) study of OWC’s soluble tablet versus Sativex®

In January 2019, the Company entered into a Clinical Trial agreement with the Sourasky Medical Center Fund in Tel Aviv for performing a Single-Dose, Randomized, Crossover Trial to compare the Safety, Tolerability and Pharmacokinetics of OWC’s Medical Grade Cannabis - Orally Disintegrating Tablets (MGC-ODT) with Buccal Sativex®, in Healthy Adult Volunteers. This Clinical Trial Agreement (the “Agreement”) is between OWC, and the Medical, Infrastructure and Health Services Fund of the Tel Aviv Medical Center, Israel, and Prof. Jacob Ablin M.D. as the Principal Investigator.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures.

As of December 31, 2018, the Company’s chief executive officer and chief financial officer conducted an evaluation regarding the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) or 15d-15(e) under the Exchange Act. Based upon the evaluation of these controls and procedures, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures were ineffective as of the end of the fiscal year 2018 under the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013).

Management’s Annual Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Exchange Act Rule 13a-15. Internal control over financial reporting is defined in Rule 13a-15(f) and 15(d)-15(f) under the Exchange Act as a process designed to provide reasonable assurance to the Company’s management and Board of Directors regarding the preparation and fair presentation of published financial statements. Management conducted an assessment of the Company’s internal control over financial reporting as of December 31, 2018 based on the framework and criteria established by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework (2013). Management is not permitted to conclude that the Company’s internal control over financial reporting is effective if there are one or more material weaknesses in the Company’s internal control over financing reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim consolidated financial statements would not be prevented or detected on a timely basis. Based on our assessment and those criteria, we have concluded that our internal controls over financial reporting were ineffective because of the identification of material weaknesses (i.e. lack of sufficient internal accounting personnel, lack of sufficient internal controls (including IT general controls) that encompass the Company as a whole with respect to entity and transactions level controls) in order to ensure complete documentation of complex and non-routine transactions and adequate financial reporting during the year ended December 31, 2018. [Management has identified corrective actions for the weaknesses and intends to implement procedures to address before mentioned material weaknesses during the fiscal year 2019.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

This annual report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only Management’s report in this annual report.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting or in other factors identified in connection with the evaluation required by paragraph (d) of Exchange Act Rules 13a-15 or 15d-15 that occurred during the fourth fiscal quarter ended December 31, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The response to this item is incorporated by reference from the discussion responsive thereto under the captions “Management and Corporate Governance Matters,” “Section 16(a) Beneficial Ownership Reporting Compliance,” and “Code of Conduct and Ethics” in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, or will be filed by an amendment to this Annual Report on Form 10-K.

ITEM 11. EXECUTIVE COMPENSATION

The response to this item is incorporated by reference from the discussion responsive thereto under the caption “Executive Officer and Director Compensation” in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, or will be filed by an amendment to this Annual Report on Form 10-K.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The response to this item is incorporated by reference from the discussion responsive thereto under the caption “Security Ownership of Certain Beneficial Owners and Management” in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, or will be filed by an amendment to this Annual Report on Form 10-K.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTORS INDEPENDENCE

The response to this item is incorporated by reference from the discussion responsive thereto under the captions “Certain Relationships and Related Person Transactions” and “Management and Corporate Governance” in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, or will be filed by an amendment to this Annual Report on Form 10-K.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

The response to this item is incorporated by reference from the discussion responsive thereto under the caption “Independent Registered Public Accounting Firm” in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders, or will be filed by an amendment to this Annual Report on Form 10-K.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Item 15(a) The following documents are filed as part of this Annual Report on Form 10-K:

Item 15(a)(1) and (2) See “Consolidated Financial Statements and Supplementary Data” at Item 8 to this Annual Report on Form 10-K. Other financial statement schedules have not been included because they are not applicable, or the information is included in the financial statements or notes thereto.

Item 15(a)(3) The following exhibits are filed as part of, or incorporated by reference into, this Annual Report on Form 10-K.

Exhibit	Description
3.1*	Articles of Incorporation, as amended.
3.2	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 3, 2018)
3.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Form 10 filed on November 21, 2012).
4.1	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 3, 2018)
10.1	Patent Transfer and Sale Agreement with Appelfeld Zer Fisher (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-12G/A on April 10, 2014).
10.2.1	Convertible Note, as amended, between the Company and Shefer Trust (incorporated by reference to Exhibit10.2(a) to the Company’s Form 10-12G filed on February 28, 2013).
10.2.2	Convertible Note, as amended, between the Company and Mediouni, (incorporated by reference to Exhibit 10.2(b)(a)1 to the Company’s Form 10 filed on May 13, 2013).
10.2.3	Convertible Note, as amended, between the Company and Shonfeld (incorporated by reference to Exhibit 10.2(c)(a) to the Company’s Form 10 filed on May 13, 2013).
10.2.4	Convertible Note, as amended, between the Company and Silverman (incorporated by reference to Exhibit 10.2(d)(a)1 to the Company’s Form 10 filed on May 13, 2013).
10.2.5	Convertible Note, as amended, between the Company and Oofliam LLC (incorporated by reference to Exhibit 10.2(e)(a) to the Company’s Form 10 filed on May 13, 2013)
10.2.6	Convertible Note, as amended, between the Company and Mediouni (incorporated by reference to Exhibit 10.2(f)(a)2 to the Company’s Form 10 filed on May 13, 2013)
10.2.7	Convertible Note, as amended, between the Company and Silverman (incorporated by reference to Exhibit 10.2(g)(a)2 to the Company’s Form 10 filed on May 13, 2013)
10.3	Agreement between the Company and Nickelshpur and CV (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-12G filed on February 28, 2013).
10.4	Agreement between the Company and Sensoil Ltd, dated April 17, 2013 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-12G/A filed on April 10, 2014).
10.5	Services Agreement between the Company and Mr. Bignitz, dated October 2, 2014 (incorporated by reference to Exhibit 10.5 to the Company’s Form S-1 filed on April 23, 2015).
10.6	Services Agreement between the Company and Mr. De-Saban, dated October 2, 2014 (incorporated by reference to Exhibit 10.6 to the Company’s Form S-1 as filed on April 23, 2015).
10.7	Service Agreement between the Company and Sheba Academic Medical Center, dated October 22, 2014 (incorporated by reference to Exhibit 10.7 to the Company’s S-1/A filed on June 9, 2015).
10.8	Service Agreement between the Company and Sheba Academic Medical Center, dated October 22, 2014, (incorporated by reference to Exhibit 10.8 to the Company’s S-1/A filed on August 13, 2015).
10.9	Loan Agreement between the Company and Medmar LLC, dated September 28, 2016 (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed on September 30, 2016).
10.10	Termination Agreement and Mutual General Release between the Company and GUMI Tel Aviv Ltd dated February 3, 2016 (incorporated by reference to Exhibit 10.12 to the Company’s S-1 filed on June 16, 2016).
10.11	Services Agreement between the Company and Shmuel De-Saban dated January 31, 2016, (incorporated by reference to Exhibit 10.14 to the Company’s S-1 filed on June 16, 2016).
10.12	Securities Purchase Agreement between the Company and Vis Vires Group, Inc. dated February 2, 2016, (incorporated by reference to Exhibit 10.15 to the Company’s S-1 filed on June 16, 2016).
10.13	Convertible Promissory Note issuable to Vis Vires Group, Inc. dated February 2, 2016 (incorporated by reference to Exhibit 10.16 to the Company’s S-1 filed on June 16, 2016).
10.14	Unit Subscription Agreement dated November 3, 2016 (incorporated by reference to Exhibit 10.17 to the Company’s Form 8-K filed on November 4, 2016).
10.15	Memorandum of Understanding between the Company and Michepro Holding Ltd. dated November 3, 2016 (incorporated by reference to Exhibit 10.18 to the Company’s Form 8-K filed on November 4, 2016).

10.16	License Agreement between the Company and Emilia Cosmetics Ltd dated November 27, 2016 (incorporated by reference to Exhibit 10.19 to the Company’s Form 8-K filed on November 28, 2016).
10.17	Research Agreement between One World Cannabis Ltd and Medical Research Infrastructure Development and Health Services Fund by Chaim Sheba Medical Center dated December 29, 2016 (incorporated by reference to Exhibit 10.21 to the Company’s Current Report on Form 8-K filed on January 12, 2017).
10.18+

Executive Employment Agreement by and between the Company and Alon Sinai, dated February 1, 2018 (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).

10.19+	Letter of Resignation of Mr. Shmuel De-Saban dated June 12, 2017 (incorporated by reference to Exhibit 17.5 to the Company’s Current Report on Form 8-K filed on June 15, 2017).
10.20+	Executive Employment Agreement by and between the Company and Yossi Dagan, dated June 4, 2017 (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
10.21+	Executive Employment Agreement by and between the Company and Dr. Oron Yacoby Zeevi, dated February 18, 2018 (incorporated by reference to Exhibit 10.21 to the Company’s 10-K filed on April 16, 2018)
10.22+	Executive Consulting Agreement by and between the Company and Dr. Stanley Hirsch, dated July 24, 2017 (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
10.23	Letter of Resignation of Jeffrey Friedland dated March 5, 2018 (incorporated by reference to Exhibit 17.5 to the Company’s Current Report on Form 8-K filed on March 8, 2018).
10.24	Registration Rights Agreement dated April 30, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 3, 2018)
10.25	Form of Securities Purchase Agreement dated April 30, 2018, by and between the Company and a non-US based institutional purchaser (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 3, 2018)
10.26	Letter of Resignation from Ms. Hannah Feuer to the Board of Directors of OWC Pharmaceutical Research Corp., dated August 17, 2018 (incorporated by reference to Exhibit 17.1 to the Company’s Current Report on Form 8-K filed on August 21, 2018).
10.27	Audit Committee Charter (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
10.28+	Amended and Restated 2016 Employees Share Option Plan (Incorporated by reference to Exhibit 4.1 to the Company’s Form S-8 filed on March 13, 2019).
10.29+	Employee’s Option Grant Form (incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on April 16, 2018).
23.1*	Consent of Independent Registered Public Accounting Firm.
31.1*	Certification of Principal Executive Officer Pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities and Exchange Act of 1934, as amended, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32**	Certification of Principal Executive Officer and Principal Accounting Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith
**	Furnished herewith. This certification is not deemed filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and is not deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act.
+	Indicates a management contract or compensatory plan or arrangement

Item 16. 10-K Summary

None

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

OWC PHARMACEUTICAL RESEARCH CORP.

Date: April 1, 2019	By:	/s/ Mordechi Bignitz
Mordechi Bignitz
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the registrant in the capacities indicated below and on the dates indicated.

Name	Title	Date

/s/ Mordechi Bignitz	Chief Executive Officer and Director	April 1, 2019
Mordechi Bignitz	(Principal Executive Officer)

/s/ Sigal Russo	Chief Financial Officer	April 1, 2019
Sigal Russo	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stanley Hirsch	Chairman of the Board
Stanley Hirsch		April 1, 2019

OWC PHARMACEUTICAL RESEARCH CORP.

47,500,000 shares of Common stock

Prospectus Supplement

April 8, 2019